 Filed Pursuant to Rule 424(b)(2)
 Registration Statement No. 333-287733, 333-287733-01, 333-287733-02, 333-287733-03
The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to Completion, dated June 3, 2025
PRELIMINARY PROSPECTUS SUPPLEMENT
(To prospectus dated June 3, 2025)
GERDAU TRADE INC.
US$
    % Notes due
Fully, unconditionally and irrevocably guaranteed by
GERDAU S.A.
GERDAU AÇOMINAS S.A.
GERDAU AÇOS LONGOS S.A.

Gerdau Trade Inc. (the “issuer”) is offering US$      in aggregate principal amount of its    % notes due      (the “notes”). The issuer is a BVI business company limited by shares incorporated under the laws of the British Virgin Islands. The notes will be fully, unconditionally and irrevocably guaranteed by Gerdau S.A., Gerdau Açominas S.A. and Gerdau Aços Longos S.A. (the “guarantors”), each a corporation (sociedade anônima) incorporated under the laws of the Federative Republic of Brazil.
Interest on the notes will be payable semi-annually on           and           of each year, commencing on                 , 2025.
The issuer may, at its option, prior to           , 20  , redeem the notes, in whole or in part, at any time, by paying the greater of (i) 100% of the principal amount of the notes and (ii) the applicable “make-whole” amount, plus, in each case, accrued and unpaid interest. Beginning on           , 20  , the issuer may redeem, in whole or in part, the notes at a price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest. The notes may also be redeemed by the issuer or any of the guarantors (as the case may be), in whole but not in part, at 100% of their principal amount plus accrued and unpaid interest and additional amounts, if any, at any time upon the occurrence of specified events relating to a change in, or amendment to, the treaties, laws or regulations of a Taxing Jurisdiction (as defined in “Description of the Notes — Redemption — Optional Tax Redemption”), or any change in the application or official interpretation of such laws or regulations, as set forth in this prospectus supplement. See “Description of the Notes — Redemption.”
The notes will be senior unsecured obligations of the issuer, ranking equal in right of payment with all of its other existing and future senior unsecured debt. The guarantees will be senior unsecured obligations of the guarantors, ranking equal in right of payment with all of their other existing and future senior unsecured debt.
We will apply to list the notes on the New York Stock Exchange (the “NYSE”). We cannot assure you that our listing application with the NYSE will be approved.
Investing in the notes involves risks. See “Item 3. Key Information — D. Risk Factors” on page 3 of our annual report on Form 20-F for the year ended December 31, 2024, which is incorporated by reference in this prospectus supplement, and “Risk Factors” beginning on page S-28 of this prospectus supplement to read the discussion of material risks you should consider before investing in the notes.

	Per Note	Total
Public Offering Price(1)	%	US	$
Underwriting Discount(2)	%	US	$
Proceeds before expenses to us	%	US	$

(1)
Plus accrued interest, if any, from                 , 2025, if settlement occurs after that date.

(2)
We refer you to the section titled “Underwriting” for additional information regarding underwriting compensation.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is accurate or complete. Any representation to the contrary is a criminal offense.
We expect the notes to be delivered to purchasers on or about                 , 2025 in book-entry form only through the facilities of The Depository Trust Company (“DTC”), for the accounts of its direct and indirect participants, including Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”).

Global Coordinators & Joint Book-Running Managers
BofA Securities	Goldman Sachs & Co. LLC	J.P. Morgan	Morgan Stanley
Joint Book-Running Managers
BBVA	BNP PARIBAS	BTG Pactual	Citigroup	Mizuho	Santander
The date of this prospectus supplement is           , 2025.

Prospectus Supplement
Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
This document is divided in two parts. The first is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. This prospectus supplement also adds to, updates and changes information contained in the accompanying prospectus. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. The accompanying prospectus is part of a shelf registration statement that we filed with the SEC on June 3, 2025. Under the shelf registration process, from time to time, we may offer and sell debt securities, guaranteed debt securities, ordinary shares or preferred shares, or any combination thereof, in one or more offerings.
In this prospectus supplement, unless otherwise specified or the context otherwise requires, references to “we,” “us” and “our” are to Gerdau S.A., its consolidated subsidiaries and its joint ventures and other affiliated companies. References to the “issuer” or “Gerdau Trade” are to Gerdau Trade Inc. References to the “guarantors” are to Gerdau S.A., Gerdau Açominas S.A. and Gerdau Aços Longos S.A. References to “U.S. dollars” or “US$” are to the lawful currency of the United States and references to “real,” “reais” and “R$” are to the lawful currency of Brazil.
We are responsible for the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. We have not, and the underwriters have not, authorized anyone to provide any information or to make any representation other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus that we have prepared. We take no responsibility for and can provide no assurance as to the reliability of, any other information that others may give you. We and the underwriters are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein or in any free writing prospectus is accurate as of any date other than the respective dates of such documents. Our business, financial condition, results of operations and prospects may have changed since such dates.
THE NOTES ARE NOT INTENDED TO BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO AND SHOULD NOT BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO ANY RETAIL INVESTOR IN THE EUROPEAN ECONOMIC AREA (THE “EEA”). FOR THESE PURPOSES, A RETAIL INVESTOR MEANS A PERSON WHO IS ONE (OR MORE) OF: (I) A RETAIL CLIENT AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF DIRECTIVE 2014/65/EU, AS AMENDED (“MIFID II”); (II) A CUSTOMER WITHIN THE MEANING OF DIRECTIVE 2002/92/EC, AS AMENDED, WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR (III) NOT A QUALIFIED INVESTOR AS DEFINED IN PROSPECTUS REGULATION (EU) 2017/1129, AS AMENDED (THE “PROSPECTUS REGULATION”). CONSEQUENTLY, NO KEY INFORMATION DOCUMENT REQUIRED BY REGULATION (EU) NO 1286/2014 (AS AMENDED, THE “EU PRIIPS REGULATION”) FOR OFFERING OR SELLING THE NOTES OR OTHERWISE MAKING THEM AVAILABLE TO RETAIL INVESTORS IN THE EEA HAS BEEN PREPARED AND THEREFORE OFFERING OR SELLING THE NOTES OR OTHERWISE MAKING THEM AVAILABLE TO ANY RETAIL INVESTOR IN THE EEA MAY BE UNLAWFUL UNDER THE EU PRIIPS REGULATION.
THE NOTES ARE NOT INTENDED TO BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO AND SHOULD NOT BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO ANY RETAIL INVESTOR IN THE UNITED KINGDOM (THE “UK”). FOR THESE PURPOSES, A RETAIL INVESTOR IN THE UK MEANS A PERSON WHO IS ONE (OR MORE) OF: (I) A RETAIL CLIENT AS DEFINED IN POINT (8) OF ARTICLE 2 OF REGULATION (EU) NO 2017/565 AS IT FORMS PART OF DOMESTIC LAW BY VIRTUE OF THE EUROPEAN UNION (WITHDRAWAL) ACT 2018 (THE “EUWA”); (II) A CUSTOMER WITHIN THE MEANING OF THE PROVISIONS OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (THE “FSMA”) AND ANY RULES OR REGULATIONS MADE UNDER THE FSMA TO IMPLEMENT DIRECTIVE (EU) 2016/97, WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT, AS DEFINED IN POINT (8) OF ARTICLE 2(1) OF REGULATION (EU) NO 600/2014 AS IT FORMS PART OF UK

S-ii

DOMESTIC LAW BY VIRTUE OF THE EUWA; OR (III) NOT A QUALIFIED INVESTOR AS DEFINED IN ARTICLE 2 OF THE PROSPECTUS REGULATION AS IT FORMS PART OF DOMESTIC LAW BY VIRTUE OF THE EUWA (THE “UK PROSPECTUS REGULATION”). CONSEQUENTLY, NO KEY INFORMATION DOCUMENT REQUIRED BY THE PRIIPS REGULATION AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA (THE “UK PRIIPS REGULATION”) FOR OFFERING OR SELLING THE NOTES OR OTHERWISE MAKING THEM AVAILABLE TO RETAIL INVESTORS IN THE UK HAS BEEN PREPARED AND THEREFORE OFFERING OR SELLING THE NOTES OR OTHERWISE MAKING THEM AVAILABLE TO ANY RETAIL INVESTOR IN THE UK MAY BE UNLAWFUL UNDER THE UK PRIIPS REGULATION.

S-iii

WHERE YOU CAN FIND MORE INFORMATION
We file or furnish reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. The SEC maintains an Internet web site at http://www.sec.gov, from which you can electronically access the registration statement, its exhibits and other information we file with the SEC. You may also read and copy certain documents we submit to the NYSE at its offices at 20 Broad Street, New York, NY 10005.

S-iv

INFORMATION INCORPORATED BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with or submit to the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus supplement. Information that we file with or submit to the SEC in the future and incorporate by reference will automatically update and supersede the previously filed information.
We incorporate by reference the following documents:
•
exhibit 99.1 to our report on Form 6-K, furnished to the SEC on April 29, 2025 (File No. 001‑14878), containing our unaudited condensed consolidated interim financial statements as of March 31, 2025 and for the three-month periods ended March 31, 2025 and 2024 (our “First Quarter Form 6-K”);

•
our report on Form 6-K, furnished to the SEC on June 3, 2025 (File No. 001-14878), containing a discussion and analysis of our results of operations and financial condition for the three-month periods ended March 31, 2025 and 2024 (our “First Quarter MD&A 6-K”);

•
our annual report on Form 20-F for the year ended December 31, 2024, filed with the SEC on March 14, 2025 (File No. 001-14878), containing our audited consolidated financial statements as of December 31, 2024 and 2023 and for each of the three years in the period ended December 31, 2024 (our “2024 Form 20-F”);

•
exhibit 99.3 to our report on Form 6-K, furnished to the SEC on February 20, 2025 (File No. 001-14878), containing a Material Fact related to management’s prospects for their CAPEX investment plan for 2025;

•
any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus supplement that are identified in such reports as being incorporated by reference into this prospectus supplement or the accompanying prospectus; and

•
any future annual reports on Form 20-F filed with the SEC after the date of this prospectus supplement and prior to the termination of the offering of the notes offered by this prospectus supplement.

All of the documents incorporated by reference are available at www.sec.gov under Gerdau S.A., CIK number 0001073404.
As you read the documents incorporated by reference, you may find inconsistencies in information from one document to another. If you find inconsistencies, you should rely on the statements made in the most recent document. All information appearing in this prospectus supplement is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents we have incorporated by reference.
You may request a copy of any document that has not been delivered with this prospectus supplement, at no cost, by writing or telephoning Gerdau S.A. at: Av. Dra. Ruth Cardoso, 8501, 8th floor, ZIP Code 05425-070, city of São Paulo, state of São Paulo, Brazil, telephone +55-11-3094-4101, e-mail: tesouraria@gerdau.com.br, or by contacting the trustee at the address indicated on the inside back cover of this prospectus supplement.

S-v

FORWARD-LOOKING STATEMENTS
Some of the information contained or incorporated by reference in this prospectus supplement may constitute forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), principally in “Risk Factors” in this prospectus supplement, “Item 3. Key Information — D. Risk Factors,” “Item 5. Operating and Financial Review and Prospects.” These forward-looking statements include, but are not limited to, statements about the current conditions and future trends in the steel industry, financial conditions, results of operations, cash flows, dividends, financing plans, business strategies, operating efficiencies or synergies, budgets, capital and other expenditures, competitive positions, growth opportunities for existing products, benefits from new technology, plans and objectives of our management, and other matters.
We have based these forward-looking statements largely on our current expectations and projections about future events and industry and financial trends affecting our business. These forward-looking statements are subject to risks, uncertainties and assumptions, including, among other things:
•
general economic, political and business conditions in our markets, both in Brazil and abroad, including demand and prices for steel products;

•
political, economic or financial instability, as well as geopolitical instability abroad, especially in light of the geopolitical conflicts around the world, including, but not limited to, the hijackings and assaults by Yemeni rebels on ships crossing the Red Sea (where a significant part of the world’s seaborne crude oil flows through) and the conflicts between Russia and Ukraine as well as Israel and Hamas;

•
interest rate fluctuations, inflation and exchange rate movements of the real in relation to the U.S. dollar and other currencies in which we sell a significant portion of our products or in which our assets and liabilities are denominated;

•
our ability to obtain financing on satisfactory terms;

•
management’s expectations and estimates concerning our future financial performance, financing plans and programs, and the effects of competition;

•
prices and availability of raw materials;

•
changes in international trade;

•
changes in laws and regulations;

•
electric energy shortages and government responses to them;

•
the performance of the Brazilian and the global steel industries and markets;

•
existing and future governmental regulations, including economic policies of the Brazilian and U.S. governments;

•
our relationship with our workforce;

•
the outbreak of communicable diseases in Brazil and other countries;

•
global, national and regional competition in the steel market;

•
protectionist measures imposed by steel-importing countries, particularly in the context of trade disputes;

•
current or future regulations or developments related to economic sanctions that may be applicable to any of our direct or indirect business counterparties, particularly considering that a de minimis amount of our imported coking coal comes from Russia;

•
other factors discussed in the documents incorporated by reference in this prospectus supplement, including under the heading “Risk Factors”; and

•
the risks discussed on pages S-26 to S-30 of this prospectus supplement and factors discussed in the documents incorporated by reference in this prospectus supplement.

S-vi

The words “believe,” “may,” “will,” “forecast,” “estimate,” “plan,” “aim,” “should,” “could,” “would,” “likely,” “potential,” “continue,” “anticipate,” “intend,” “expect” and similar words are intended to identify forward-looking statements. We undertake no obligation to update publicly or revise any forward-looking statements because of new information, future events or other factors. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus supplement and the documents incorporated by reference in this prospectus supplement might not occur. Our actual results and performance could differ substantially from those anticipated in our forward-looking statements. As a result of various factors, such as those risks described in the documents incorporated by reference in this prospectus supplement or the accompanying prospectus, undue reliance should not be placed on these forward-looking statements. Forward-looking statements speak only as of the date they were made and we do not undertake any obligation to update them in light of new information or future developments. All forward-looking statements attributed to us or a person acting on our behalf are expressly qualified in their entirety by this cautionary statement and you should not place undue reliance on any forward-looking statement included in this prospectus supplement or the accompanying prospectus.

S-vii

ENFORCEMENT OF CIVIL LIABILITIES
Each of Gerdau S.A., Gerdau Açominas S.A. and Gerdau Aços Longos S.A. is a corporation organized under the laws of Brazil, and Gerdau Trade is a BVI business company limited by shares incorporated under the laws of the British Virgin Islands. Substantially all of our directors and officers, and some of the advisors and independent accountants named herein, reside in Brazil or the British Virgin Islands or elsewhere outside the United States, and a significant portion of our assets and the assets of such persons may be located outside the United States. As a result, it may not be possible for investors to effect service of process upon us and these persons within the United States or other jurisdictions outside Brazil or the British Virgin Islands or to enforce against us or them judgments predicated upon civil liability provisions of the U.S., including federal securities laws, or the laws of such other jurisdictions.
For further information on potential difficulties in effecting service of process on any of those persons or enforcing judgments against any of them outside the United States, see “Enforcement of Civil Liabilities” in the accompanying prospectus and “Risk Factors — Risks Relating to the Notes and the Guarantees — Judgments of Brazilian courts enforcing the obligations of the guarantors under the notes would be payable only in reais, which may adversely affect amounts recoverable by noteholders.”

S-viii

PRESENTATION OF FINANCIAL AND OTHER DATA
Financial Data
Our unaudited condensed consolidated interim financial statements as of March 31, 2025 and for the three-month periods ended March 31, 2025 and 2024 are incorporated by reference in this prospectus supplement by reference to our First Quarter Form 6-K.
Our audited consolidated financial statements as of December 31, 2024 and 2023 and for each of the three years in the period ended December 31, 2024 are incorporated by reference in this prospectus supplement by reference to our 2024 Form 20-F. See “Introduction — Financial Information” in our 2024 Form 20-F.
Our consolidated financial statements as of December 31, 2024 and 2023 and for each of the three years in the period ended December 31, 2024 have been prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”). Our unaudited condensed consolidated interim financial statements as of March 31, 2025 and for the three-month periods ended March 31, 2025 and 2024 have been prepared in conformity with International Accounting Standard 34 — Interim Financial Reporting (“IAS 34”), as issued by the IASB.
Information in our 2024 Form 20-F is generally stated as of December 31, 2024, and our 2024 Form 20-F does not necessarily reflect subsequent information or events. The financial information included in our 2024 Form 20-F should be read in conjunction with any subsequent Form 6-K, which will contain important information regarding events, developments and updates that have occurred since the filing of our 2024 Form 20-F.
Currency
Our functional currency is the Brazilian real and all financial information presented in this prospectus supplement, unless stated otherwise, is denominated in Brazilian reais. Solely for the convenience of the reader, certain amounts in Brazilian reais have been translated into U.S. dollars at the exchange rate of R$5.7422 to US$1.00, which was the commercial selling rate for U.S. dollars as of March 31, 2025, as reported by the Brazilian Central Bank (Banco Central do Brasil) (the “Central Bank”).
Rounding
Certain figures included or incorporated by reference in this prospectus supplement have been rounded. Accordingly, figures shown as totals in certain tables may not be an arithmetic sum of the figures that precede them.
Gerdau Business Segments
We sell our products to a diversified list of customers for use in the construction, manufacturing and agricultural industries. Shipments by our Brazilian operations include both domestic and export sales. Most of the shipments by our business segments in North and Latin America, except Brazil, are aimed at their respective local markets. Until the end of 2024, we managed our business segments as follows:
•
Brazil Segment: includes operations in Brazil (excluding special steel) and the iron ore operation, currently with 14 industrial plants;

•
North America Segment: includes all operations in North America (Canada and United States), except special steel, as well as the joint venture in Mexico, currently with 13 industrial plants;

•
South America Segment: includes the operations in Argentina, Peru, and Uruguay; and

•
Special Steel Segment: includes the special steel operations in Brazil and the United States, as well as Gerdau Summit Aços Fundidos e Forjados S.A. (“Gerdau Summit”), located in Brazil.

Starting with the financial statements for the three months ended March 31, 2025, we began to disclose the information and results of our business segments as follows:
•
Brazil Segment: includes the long, flat and special steel operations and the iron ore operation located in Brazil;

S-ix

•
North America Segment: includes the long and special steel operations located in Canada and the United States and the joint venture located in Mexico;

•
South America Segment: includes the operations in Argentina, Peru, and Uruguay.

With these changes, the results of the former Special Steel business segment, which included the specialty steel operations located in Brazil and the United States, started to be disclosed together with those of other segments, according to their geographic location, as the Brazil business segment and the North America business segment, respectively.
These changes reflect a recent shift in the global steel industry scenario, which led to an increasing regionalization of markets, business dynamics and local currencies of these operations, improving the presentation of our results in Brazil and North America, the main regions in which we operate.
For comparability purposes, we have recalculated the operating and financial data presented by segment in this prospectus supplement for the years ended December 31, 2024, 2023 and 2022 according to the new segment reporting adopted for our unaudited condensed consolidated interim financial statements for the three-month periods ended March 31, 2025 and 2024. Our financial statements for the years ended December 31, 2024, 2023 and 2022 have not been restated to reflect the new segment reporting adopted since the first quarter of 2025. For more information, see note 2.1 to our unaudited condensed consolidated interim financial statements for the three-month periods ended March 31, 2025 and 2024.
Installed Capacity and Shipments
As used in this prospectus supplement:
•
“installed capacity” means the annual projected capacity for a particular facility (excluding the portion that is not attributable to our participation in a facility owned by a joint venture), calculated based upon operations for 24 hours each day of a year and deducting scheduled downtime for regular maintenance;

•
“tonne” means a metric tonne, which is equal to 1,000 kilograms or 2,204.62 pounds; and

•
“consolidated shipments” means the combined volumes shipped from all of our operations in Brazil, South America, North America and Europe/Asia, excluding our joint ventures and associate companies.

Non-GAAP Financial Measures
A body of generally accepted accounting principles is commonly referred to as “GAAP.” A non-GAAP financial measure is generally defined as one that purports to measure historical or future financial performance, financial position or cash flows but excludes or includes amounts that would not be so adjusted in the most comparable GAAP measure. We present “EBITDA,” “EBITDA Margin,” “Adjusted EBITDA,” “LTM Adjusted EBITDA,” “Adjusted EBITDA Margin,” “LTM Adjusted EBITDA Margin,” “Total Debt,” “Net Debt,” “Free Cash Flow,” “LTM Free Cash Flow,” “Adjusted Net Income,” “LTM Adjusted Net Income,” “Adjusted Net Income Margin” and “LTM Adjusted Net Income Margin” in this offering memorandum, which are non-GAAP financial measures.
In managing our business, we rely on Adjusted EBITDA and LTM Adjusted EBITDA as a means of assessing our operating performance. We believe that Adjusted EBITDA and LTM Adjusted EBITDA enhance the understanding of our financial performance and our ability to satisfy principal and interest obligations with respect to our indebtedness as well as to fund capital expenditures (“CAPEX”) and working capital requirements. We also believe EBITDA, EBITDA Margin, Adjusted EBITDA, LTM Adjusted EBITDA, Adjusted EBITDA Margin, LTM Adjusted EBITDA Margin, Free Cash Flow and LTM Free Cash Flow are useful bases for comparing our results with those of other companies because these measures present results of operations on a basis unaffected by capital structure and taxes. EBITDA is a well-recognized performance measurement in the steel industry that is frequently used by investors, securities analysts and other interested parties in comparing the operating performance of companies in our industry.

S-x

We believe that Total Debt and Net Debt provide useful information regarding our financial condition, as they measure our indebtedness, including as compared to our cash flows from operations, and are important tools to support our management in making investment and financing decisions regarding our growth strategy. We believe Adjusted Net Income, LTM Adjusted Net Income, Adjusted Net Income Margin and LTM Adjusted Net Income Margin are measures that provide supplemental information to investors and financial analysts in their review of our net income, without the effects of certain non-recurring past events and other items.
EBITDA, EBITDA Margin, Adjusted EBITDA, LTM Adjusted EBITDA, Adjusted EBITDA Margin, LTM Adjusted EBITDA Margin, Total Debt, Net Debt, Free Cash Flow, LTM Free Cash Flow, Adjusted Net Income, LTM Adjusted Net Income, Adjusted Net Income Margin and LTM Adjusted Net Income Margin, however, are not measures of financial performance under GAAP and should not be viewed in isolation nor considered as alternatives to net income, short-term debt or long-term debt, as measures of operating performance or to cash flows from operating activities as a measure of liquidity. EBITDA, EBITDA Margin, Adjusted EBITDA, LTM Adjusted EBITDA, Adjusted EBITDA Margin, LTM Adjusted EBITDA Margin, Total Debt, Net Debt, Free Cash Flow and LTM Free Cash Flow have material limitations that impair their value as measures of our overall profitability since they do not address certain ongoing costs of our business that could significantly affect profitability, such as financial results, impairment, depreciation and amortization, among others. Our calculations of EBITDA, EBITDA Margin, Adjusted EBITDA, LTM Adjusted EBITDA, Adjusted EBITDA Margin, LTM Adjusted EBITDA Margin, Total Debt, Net Debt, Free Cash Flow and LTM Free Cash Flow may not be comparable to other companies’ calculation of similarly titled measures. Adjusted EBITDA and LTM Adjusted EBITDA, in particular, may not be consistent with other companies’ calculations and should not be used as an alternative to evaluation of our results presented in accordance with IFRS.
EBITDA, EBITDA Margin, Adjusted EBITDA, LTM Adjusted EBITDA, Adjusted EBITDA Margin and LTM Adjusted EBITDA Margin
We define EBITDA to mean net income for the period after adding back or subtracting: (1) financial results, net (Financial income, Financial expenses, Exchange variations, net, Tax credits monetary update, and (Losses) Gains on financial instruments, net); (2) income and social contribution taxes; and (3) depreciation and amortization, in each case as determined in accordance with IFRS.
We define EBITDA Margin to mean EBITDA divided by net sales for the applicable period.
We define Adjusted EBITDA to mean: net income, plus financial results, net, income and social contribution taxes, depreciation and amortization, impairment of financial assets, results in operations with joint ventures, credit recovery / provisions, equity in earnings of unconsolidated companies, proportional EBITDA of associated companies and joint ventures, recovery of Eletrobras compulsory loan, and impairment of assets.
We define Adjusted EBITDA Margin to mean Adjusted EBITDA divided by net sales.
We calculate LTM Adjusted EBITDA for the twelve months ended March 31, 2025 as Adjusted EBITDA for the three months ended March 31, 2025 plus Adjusted EBITDA for the year ended December 31, 2024, less Adjusted EBITDA for the three months ended March 31, 2024.
We calculate LTM Adjusted EBITDA Margin as LTM Adjusted EBITDA divided by net sales LTM. We calculate net sales LTM for the twelve months ended March 31, 2025 as net sales for the three months ended March 31, 2025 plus net sales for the year ended December 31, 2024, less net sales for the three months ended March 31, 2024.
For further information and a reconciliation of EBITDA, EBITDA Margin, Adjusted EBITDA, LTM Adjusted EBITDA, Adjusted EBITDA Margin and LTM Adjusted EBITDA Margin to net income, see “Summary Financial and Other Information — Non-GAAP Financial Measures — Reconciliation of EBITDA, EBITDA Margin, Adjusted EBITDA, LTM Adjusted EBITDA and Calculation of Adjusted EBITDA Margin and LTM Adjusted EBITDA Margin.”

S-xi

EBITDA, EBITDA Margin, Adjusted EBITDA, LTM Adjusted EBITDA, Adjusted EBITDA Margin and LTM Adjusted EBITDA Margin per Segment
We calculate EBITDA, EBITDA Margin, Adjusted EBITDA, LTM Adjusted EBITDA, Adjusted EBITDA Margin and LTM Adjusted EBITDA Margin per Segment for each of our segments: (1) Brazil; (2) North America; and (3) South America.
For further information and a reconciliation of EBITDA, EBITDA Margin, Adjusted EBITDA, LTM Adjusted EBITDA, Adjusted EBITDA Margin and LTM Adjusted EBITDA Margin per segment to net income, see “Summary Financial and Other Information — Non-GAAP Financial Measures — Reconciliation of EBITDA, EBITDA Margin, Adjusted EBITDA, LTM Adjusted EBITDA per Segment and Calculation of Adjusted EBITDA Margin and LTM Adjusted EBITDA Margin per Segment.”
Total Debt and Net Debt
We define Total Debt as short-term debt plus long-term debt plus current debentures and non-current debentures liabilities.
We define Net Debt as Total Debt less short-term investments, and cash and cash equivalents.
For further information on the calculation of Net Debt, see “Summary Financial and Other Information — Non-GAAP Financial Measures — Calculation of Total Debt and Net Debt.”
Free Cash Flow and LTM Free Cash Flow
Free Cash Flow is the balance of our cash flow available after all our mandatory payments have been made. We use Free Cash Flow to measure our ability to generate cash from operations. We calculate Free Cash Flow as EBITDA (1) less proportional EBITDA of associated companies and joint ventures, (2) plus dividends from associates and joint ventures, (3) less/plus working capital, which includes variations in trade accounts receivable, inventories and trade accounts payable (4) less interest paid on loans and financing, (5) less interest paid on lease liabilities, (6) less income tax and social contribution paid, (7) less CAPEX, which comprise our investments for the acquisition of property, plant and equipment, (8) less additions in other intangibles, (9) less leasing payments, and (10) plus/less other variations, which includes changes in other receivables and in other payables accounts.
We calculate LTM Free Cash Flow for the twelve months ended March 31, 2025 as Free Cash Flow for the three months ended March 31, 2025 plus Free Cash Flow for the year ended December 31, 2024, less Free Cash Flow for the three months ended March 31, 2024.
For further information and a reconciliation of Free Cash Flow and LTM Free Cash Flow to EBITDA, see “Summary Financial and Other Information — Non-GAAP Financial Measures — Reconciliation of Free Cash Flow and LTM Free Cash Flow to EBITDA.”
Adjusted Net Income, LTM Adjusted Net Income, Adjusted Net Income Margin and LTM Adjusted Net Income Margin
We define Adjusted Net Income to mean net income for the period after adding or subtracting: (1) credit recovery/provisions; (2) results in operations with joint ventures; (3) impairment of assets; (4) recovery of Eletrobras compulsory loan; (5) tax credits monetary update; and (6) income tax effect on non-recurring adjustments.
We define Adjusted Net Income Margin to mean Adjusted Net Income divided by net sales for the applicable year.
We calculate LTM Adjusted Net Income for the twelve months ended March 31, 2025 as Adjusted Net Income for the three months ended March 31, 2025 plus Adjusted Net Income for the year ended December 31, 2024, less Adjusted Net Income for the three months ended March 31, 2024. We calculate LTM Adjusted Net Income Margin as LTM Adjusted Net Income divided by net sales LTM. We calculate net sales LTM for

S-xii

the twelve months ended March 31, 2025 as net sales for the three months ended March 31, 2025 plus net sales for the year ended December 31, 2024, less net sales for the three months ended March 31, 2024.
For further information and a calculation of Adjusted Net Income, LTM Adjusted Net Income, Adjusted Net Income Margin and LTM Adjusted Net Income Margin, see “Summary Financial and Other Information — Non-GAAP Financial Measures — Calculation of Adjusted Net Income, LTM Adjusted Net Income and Calculation of Adjusted Net Income Margin and LTM Adjusted Net Income Margin.”

S-xiii

SUMMARY
This summary highlights information presented in greater detail elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all the information you should consider before investing in the notes. You should carefully read the entire prospectus (including the documents incorporated by reference) before investing, including “Risk Factors,” and the documents incorporated by reference herein, including (i) our First Quarter Form 6-K, containing our unaudited condensed consolidated interim financial statements as of March 31, 2025 and for the three-month periods ended March 31, 2025 and 2024 and related notes thereto, (ii) our First Quarter MD&A 6-K containing a discussion and analysis of our results of operations and financial condition for the three-month periods ended March 31, 2025 and 2024, and (iii) our 2024 Form 20-F, containing our audited consolidated financial statements as of December 31, 2024 and 2023 and for each of the three years in the period ended December 31, 2024 and related notes thereto. See “Presentation of Financial and Other Data” herein and “Introduction — Financial Information” in our 2024 Form 20-F.
Overview
We believe we are the leading long steel manufacturer in North and South America and are among the world’s major suppliers of special steel for the automotive industry. We are mainly dedicated to the production and commercialization of steel products in general, through our mills located in Brazil, Canada, United States, Argentina, Peru, Uruguay and Mexico (joint venture). In Brazil, we also produce flat steel and iron ore for internal consumption, expanding our product mix and enhancing the competitiveness of our operations. Additionally, we believe we are one of Latin America’s largest metal scrap recyclers and, worldwide, transform millions of tonnes of scrap metal into steel each year, reinforcing our commitment to sustainable development in the regions where we operate.
We operate steel mills that produce steel in blast furnaces and in electric arc furnaces. In Brazil, we operate three integrated steel mills, including our largest mill, Ouro Branco, located in the state of Minas Gerais. We currently have a total of 29 steel producing facilities globally, excluding joint ventures and associate companies. We hold significant market share in the steel industries of almost all countries where we operate and were classified by Worldsteel as the world’s 33rd largest steel producer based on our consolidated crude steel production in 2023 (last information available).
Gerdau offers a wide array of steel products, which can be manufactured according to the customer’s specifications. The product mix includes crude steel (slabs, blooms and billets) sold to rolling mills; finished products for the construction industry, such as rebars, wire rods, structural bars, hot rolled coils and heavy plates; finished products for the consumer goods industry, such as commercial rolled steel bars, light profiles and wires; and products for farming and agriculture, such as stakes, smooth wire and barbed wire. Gerdau also produces special steel products, normally with a certain degree of customization, utilizing advanced technology, for the manufacture of tools and machinery, chains, locks and springs, mainly for the automotive and mechanical industries.
As of December 31, 2024, our total consolidated installed annual capacity, excluding our investments in joint ventures and associate companies, was approximately 15.6 million tonnes of crude steel and 15.0 million tonnes of rolled steel. As of March 31, 2025 and December 31, 2024, we had total consolidated assets of R$85.6 billion and R$86.8 billion, respectively, and shareholders’ equity (including non-controlling interests) of R$56.2 billion and R$58.2 billion, respectively. For the three-month period ended March 31, 2025 and the year ended December 31, 2024, our consolidated net sales were R$17.4 billion and R$67.0 billion, respectively, and our total consolidated net income (including non-controlling interests) was R$757.8 million and R$4.6 billion, respectively.
A significant portion of our steel production assets are located outside Brazil, particularly in the United States and Canada, as well as in Latin America. We began our expansion into North America in 1989, when consolidation in the global steel market effectively began. We currently operate 10 steel production units in the North America Segment.
Through our subsidiaries and affiliates, we also engage in other activities related to the production and sale of steel products, including reforestation, electric power generation projects, iron ore and pig iron production, steel fabrication shops (fab shops), and downstream operations.

Metalúrgica Gerdau S.A. is a holding company that controls, directly and indirectly, all Gerdau companies in Brazil and abroad, including the Guarantors. See “Item 4. Company Information” set forth in our 2024 Form 20-F, which is incorporated by reference herein for further information on us and business segments.
Business Strategy
Our goal is to produce high quality steel and steel related products in a cost-effective manner that satisfies both the needs of our customers and the goals of our security holders. We seek to accomplish the foregoing through the following measures:
Increase Market Share for Value-Added Products
We intend to focus on increasing our market share of value-added products that meet the specific needs of our customers through advanced customization and technology. The four main markets in which we operate are:
•
construction, to which we supply rebars, merchant bars, structurals, nails and meshes;

•
manufacturing, to which we supply bars and hot rolled coil for machinery and agricultural implements, tools and other industrial products;

•
agriculture, to which we supply wires and posts for agricultural facilities and reforestation projects; and

•
specialty, to which we supply special quality steel for the manufacture of tools and machinery, chains, locks and springs, mainly for the automotive, energy, oil & gas and mechanical industries.

In addition, we are focused on expanding our footprint in long, flat and special steel in the Americas.
Presence in Global Markets
For the three-month period ended March 31, 2025, approximately 49.4% of all physical sales volume was generated from the Brazil Segment, 42.4% from the North America Segment and 8.2% from the South America Segment.
For the year ended December 31, 2024, approximately 51.6% of all physical sales volume was generated from the Brazil Segment, 38.7% from the North America Segment and 9.7% from the South America Segment.
For the year ended December 31, 2024, considering our current business segmentation, we had annual crude steel production capacity of approximately 7.8 million tonnes from the Brazil Segment, 6.9 million tonnes from the North America Segment and 0.9 million tonnes from the South America Segment. During the three-month period ended March 31, 2025, our utilization rate for the Brazil Segment was 57% of rolled steel and 73% of crude steel, while the North America Segment had utilization rates of 86% of rolled steel and 81% of crude steel and the South America Segment had utilization rates of 63% of both rolled steel and crude steel.
The following table presents our consolidated shipments in tonnage by business segment for the periods indicated, recalculating the data for the years ended December 31, 2024, 2023 and 2022 according to the new segment reporting adopted since January 2025. For more information on our business segments, see “Presentation of Financial and Other Data — Gerdau Business Segments.”

	As of March 31,	As of December 31,
	2025	2024	2023	2022
	(in thousands of tonnes)
Brazil Segment
Exports	352	1,051	1,109	1,087
Domestic market	1,079	4,616	4,630	5,094
Total Brazil Segment	1,431	5,667	5,740	6,180
North America Segment	1,229	4,569	4,735	4,927
South America Segment	237	1,010	1,125	1,212
Eliminations and Adjustments(1)	(39)	(262)	(278)	(417)
Total(2)	2,858	10,984	11,323	11,902

(1)
Includes the elimination of sales and intercompany loans between segments, as well as amounts that are not part of the operational results of a specific segment, such as selling, general and administrative expenses of corporate employees and the related income tax effects of these amounts, among others.

(2)
The information does not include data from associate and joint ventures.

Respond to Customer Needs Through Diversified and Decentralized Production
We intend to continue our practice of diversifying the production of long steel by using electric arc furnace mini-mills and integrated mills with blast furnaces, with continuous casting technology being used with both processes. All our units are sized and located to meet primarily the needs of local markets and provide efficient access to customers and raw materials. We have developed this strategy in response to the geographic size of Brazil, the United States and Canada and the resulting high transportation and freight costs in these countries. We can supply our customers and obtain raw materials locally, which reduces production and transportation costs and allows us to deliver quality products to our customers at cost-effective prices. We see the geographical diversification of our mills as a way for us to better serve our customers’ needs by ease of delivery of products. Proximity to our customers in the various geographic locations in which we operate also enables us to maintain a productive relationship with our customers, providing us with the ability to tailor production according to the customers’ specifications.
Maintain Multiple Sources of Raw Materials
We do business with several steel scrap distributors worldwide and numerous suppliers for pig iron, iron ore and, to a lesser extent, coking coal. In Brazil, we believe most scrap suppliers face limited options due to logistical challenges, geographic concentration of steel producers, and the limited availability of premium scrap. We work with a variety of collection units and scrap processing companies. We have developed over the last few years a strategy to diversify our raw materials, which are supplied through various types of contracts and from multiple sources, including: (i) coking coals imported from the United States, Colombia, Russia and Australia, as well as petroleum coke purchased from Petrobras and charcoal chaff also acquired from other domestic suppliers; (ii) ferroalloys, of which around 90% are purchased in the domestic market; and (iii) iron ore, which is mainly produced from our own mines and partially supplied by mining companies, most of them strategically located close to the plants. We believe that this prevents dependency on specific suppliers and reduces possible negative impacts in the event of raw material shortages. We believe that the diversification of productive processes mitigates our exposure to the scarcity of inputs.
Continued Focus on Technology and Efficient Operations
We believe that our ongoing focus on competitiveness and technology will allow us to maintain our position as a world class steel producer.
In 2024, our CAPEX on fixed assets was R$6.2 billion, reiterating our strategy of enhancing our competitiveness, especially in the Brazil and North America Segments, which already accounted for approximately 96% of CAPEX invested in 2024.

For 2025, our board of directors approved a CAPEX plan of R$6.0 billion, of which we expect to allocate 50% into maintenance projects and 50% into competitiveness projects. Maintenance projects are associated with extending the useful life of assets and implementing operational improvements to ensure optimal performance of our industrial units, while competitiveness projects are related to the expansion of our footprint in long, flat, and special steel in the Americas and technological updating and modernization of industrial units.
In the three-month period ended March 31, 2025, our CAPEX on fixed assets was R$1.4 billion, of which (i) 40% was allocated into maintenance projects and 60% was allocated into competitiveness projects, (ii) R$1.3 billion was allocated in the Brazil and North America Segments, and (iii) R$0.7 billion out of the R$1.4 billion were allocated into the strategic projects described below in “— Key Projects.” These investments were mainly focused on the modernization of our units, the enhancement of environmental practices, and the expansion of our footprint in long, flat, and special steel in the Americas. Since 2021, we have invested R$5.8 billion in strategic projects and plan to invest additional R$3.4 billion in such projects, which, in addition to those described below in “— Key Projects,” also include a scrap processing plant in Pindamonhangaba, downstream investments in North America, forest expansion in the Brazilian State of Minas Gerais and general rolling capacity investments.
We believe that focusing on our production processes can further enhance the performance and modernization of our industrial units, steering us towards production growth and increasing profitability. This strategy is based on strengthening sustainability practices, as well as promoting the sustainable and economic development of the business.
Additionally, we continue to explore ways to improve efficiency in our production process by, among other initiatives:
•
using proven quality management control systems, as well as our proprietary management system that supports our operations and integrates acquired mills, most of which are internationally recognized techniques and processes;

•
reducing production costs by implementing efficient control processes and optimizing the use of raw materials in general;

•
reinforcing our commitment to clean energy generation, using renewable resources and increasing energy self-production;

•
reducing inventory levels, which decreases our need for working capital;

•
increasing revenues by adding value to our products through strategic CAPEX in our units; and

•
implementing digital innovation in our operations with apps, virtual reality, drones, digital platforms and other technologies.

Throughout 2024, we implemented initiatives to improve efficiency, resulting in fixed cost reductions and operational performance gains, particularly in Brazil, totaling approximately R$1.0 billion in Brazil.
We are also investing in our blast furnaces and coke oven plants located in Ouro Branco. Blast furnace 1, with a capacity of approximately 2.4 million tonnes, is scheduled for refurbishment in 2027 at an estimated cost of R$1.0 billion. This investment is expected to extend the furnace’s operational life by approximately 10 years. Blast furnace 2, with a capacity of 1.3 million tonnes, underwent an intermediate repair in 2022, giving it an additional eight years of operational life. With a total investment of R$330 million, the blast furnace is expected to remain in operation until 2030. We are also implementing a rolling life-extension program for all coke batteries, and we are investing R$950 million in our coke oven plants. The plants are expected to operate until approximately 2030 (coke oven plant 1) and 2034 (coke oven plant 2).
Key Projects
We are currently executing strategic CAPEX projects aimed at enhancing operational efficiency, expanding capacity, and supporting our long-term competitiveness and sustainability goals.

Midlothian Project
The Midlothian project aims to increase the production capacity of our plant in Midlothian, Texas. As of the date of this prospectus supplement, the project has reached 45% physical progress and 55% financial execution. The project is currently in its implementation phase, with billet handling equipment being installed at the site. The estimated completion for phase 1 is scheduled for the second half of 2025.
We expect to invest approximately R$1.5 billion in the project and the plant’s capacity is projected to increase to 2 million tonnes upon reaching investment maturity. The project is designed to improve operational efficiency and support the growing demand for renewable energy, and it is supplied by green energy sourced from our solar park in Midlothian, Texas.
Miguel Burnier Mining Project
The Miguel Burnier mining project is being implemented in Gerdau’s iron ore mine located in Miguel Burnier, Minas Gerais, Brazil. As of the date of this prospectus supplement, the project has a physical progress of 65% and a financial progress of 60%. Completion of the project is expected in the fourth quarter of 2025.
The project targets the production of high-grade iron ore (65%), with a planned capacity of 5.5 million tonnes per year. With a CAPEX of R$3.2 billion planned between 2023 and 2026, the project supports long-term operations backed by 40 years of certified reserves and is expected to contribute to a reduction of approximately 60,000 tonnes of CO₂ emissions annually. This project has an expected cash cost for the ore treatment plan of US$30.0 per tonne of ore. We expect this project to have significant potential gains, 80% of which would come from cost reductions in the blast furnace charge and 20% from increased iron ore shipments. The ramp-up phase is expected to last 12 months, with the goal of achieving 75% vertical integration in the first year.
Hot-Rolled Coil Project
The hot-rolled coil project is part of Gerdau’s expansion in flat steel production at the Ouro Branco mill. The project was completed and started its operations in the first quarter of 2025 and is aimed at increasing the competitiveness of our flat steel products.
The project is expected to increase flat rolling capacity by 250 thousand tonnes per year at the Ouro Branco mill and is expected to enhance productivity, safety, cost efficiency, and service levels. Gerdau is also expanding the value-added product mix of its Ouro Branco mill. In 2015, the mix of Ouro Branco’s capacity included 24% finished flat steel, 29% finished long steel, and 47% semi-finished steel. Between 2016 and 2024, the mix included 51% finished flat steel, 30% finished long steel, and 19% semi-finished steel. After the hot-rolled coil project reaches maturity, the mix could consist of 58% finished flat steel, 30% finished long steel, and 11% semi-finished steel. To support production, a new coil warehouse was built, and operations began in March 2025, with a five-month planned ramp-up period.
Industry Cyclicality
The steel industry is highly cyclical. Consequently, we are exposed to substantial swings in the demand for steel products, which in turn causes volatility in the prices of most of our products and eventually could cause write-downs of our inventories. In addition, the prices of steel products are generally sensitive to changes in global and local demand, which in turn are affected by international and regional economic conditions. The prices of steel products are also linked to available installed capacity. Most of our long-rolled steel products, including rebars, merchant bars and common wire rods, are classified as commodities. However, a significant portion of our long-rolled products, such as special steel, wire products and drawn products, are not considered commodities due to differences in shape, chemical composition, quality and specifications, with all these factors affecting prices. Accordingly, there is no uniform pricing for these products.
Over the past years, global steel demand and prices have fluctuated due to macroeconomic factors, supply chain disruptions, and geopolitical events. In 2021, steel prices surged to record highs amid post-pandemic recovery, supply constraints, increased infrastructure spending and construction activity, particularly in the U.S. and China, driving up prices for long-rolled steel products. However, in 2022, steel demand and prices declined due to inflation, tighter monetary policies, and slowing economic growth, especially in China, the world’s largest steel consumer. By 2023 and 2024, oversupply and China’s sluggish real estate recovery pushed prices downward, while government interventions, including export restrictions and import tariffs, further influenced market dynamics and steel producers’ competitiveness. See “Item 3. Key Information — D. Risk Factors” of our 2024 Form 20-F which is incorporated by reference in this prospectus supplement for further information on certain risks related to our cyclicality.
Corporate Structure
Gerdau is a Brazilian corporation (sociedade anônima) that was incorporated on November 20, 1961, under the laws of Brazil. Our main registered office is located at Av. Dra. Ruth Cardoso, 8501, 8th floor, São Paulo, SP, Brazil, and the telephone number is +55-11-3094-4101. Gerdau’s preferred shares, represented by American depositary shares, are listed on the NYSE under the ticker symbol “GGB.”
The following chart summarizes the operational structure of our principal operating subsidiaries engaged in the steel production business, with the issuer, showing percentages of total capital as of March 31, 2025:

Metalúrgica Gerdau S.A.
GUARANTORS
34.4%
Gerdau S.A.
ISSUER
90.0%
Empresa Siderúrgica del Peru S.A.A. Peru
99.8%
Gerdau Aços Longos S.A. Brasil
99.9%
Gerdau Açominas S.A. Brasil
100.0%
Gerdau Next S.A Brasil
100%
Gerdau Trade Inc.
77.4%
20.8%
Gerdau Internacional Empreendimentos Ltda.
100.0%
Gerdau Summit Aços Fundidos e Forjados S.A. Brasil
100.0%
Gerdau Ameristeel Corp. EUA
100.0%
Gerdau Macsteel Inc. EUA
75.0%
Gerdau Corsa S.A.P.I. México
100.0%
Gerdau Laisa S.A. Uruguai
99.9%
Sipar Aceros S.A. Argentina

On April 28, 2025, Gerdau’s board of directors approved the merger of Gerdau Summit Aços Fundidos e Forjados S.A. (“Gerdau Summit”), its wholly owned subsidiary, into Gerdau, subject to approval at an extraordinary general meeting of Gerdau Summit and Gerdau S.A. held on May 30, 2025.
The Guarantors
The issuer’s obligations under the notes will be unconditionally and irrevocably, jointly and severally, guaranteed by the group’s principal operating entities in Brazil: Gerdau (which is the ultimate parent entity that owns all the Gerdau businesses) and the other Guarantors, each of which is a majority-owned Brazilian operating subsidiary of Gerdau.
Gerdau Açominas focuses on the production of crude steel (billets, blooms and slabs), long and flat rolled products. Gerdau Aços Longos focuses on the production of common long steel. See “Item 4. Company Information” of our 2024 Form 20-F, incorporated by reference into this prospectus supplement, for additional information regarding the Guarantors.
Our internet website is www.gerdau.com. Information contained on, or accessible from, our website is not incorporated by reference in, and shall not be considered a part of, this prospectus supplement.

Gerdau Trade Inc.
Gerdau Trade Inc., the issuer, is a direct subsidiary of Gerdau. It was incorporated on August 23, 2010 with company number 1601859 as a BVI business company limited by shares under the BVI Business Companies Act (as revised) of the British Virgin Islands. Gerdau Trade’s registered office is Kingston Chambers, P.O. Box 173, Road Town, Tortola, British Virgin Islands.
We have not included any financial statements of the issuer in this prospectus supplement. The issuer will not publish financial statements, except for such financial statements which it may be required to publish under the laws of the British Virgin Islands. In addition, the issuer does not intend to furnish to the trustee or the holders of the notes any financial statements of, or other reports relating to, the issuer.
Recent Developments
Concurrent Tender Offer
Concurrently with the offering of the notes hereby, we commenced an offer to purchase for cash (the “Tender Offer”) of any and all of our outstanding 4.875% notes due 2027 (the “Target Notes”), pursuant to the terms of, and subject to the conditions set forth under, an offer to purchase, dated as of June 3, 2025, and related documents (the “Tender Offer Documents”).
The Tender Offer is conditional, among others, upon our receiving the financing necessary for the payment of the purchase price offered thereby and accrued interest to tendering holders of Target Notes, plus fees and expenses, as well as other customary conditions set forth in the Tender Offer Documents. We may waive these and other conditions at our sole discretion. It is expected that funds will be made available to us upon the settlement of the offering of the notes.
BofA Securities, Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC are acting as dealer managers under the Tender Offer. The Tender Offer is being made pursuant to the terms of, and subject to the conditions set forth under the Tender Offer Documents, including the consummation of an offering of one or more issuances of debt securities of Gerdau Trade, guaranteed by Gerdau, Gerdau Açominas and Gerdau Aços Longos, on terms that are satisfactory to Gerdau, in its sole discretion. This prospectus supplement is not an offer to purchase or a solicitation of an offer to sell the Target Notes.
Quarterly Dividend
On February 19, 2025, Gerdau’s board of directors declared dividends of R$0.12 per share and R$0.30 per Gerdau’s American depositary receipts (“ADRs”), as part of the minimum dividend payment for the year ending December 31, 2025. The payments were made on May 19, 2025, for Gerdau’s stocks in Brazil and on May 27, 2025, for Gerdau’s ADRs.
Share Buyback Program and Cancellation of Treasury Shares
In January 2025, our board of directors approved a new buyback program of our shares of up to 63,000,000 preferred shares, representing nearly 5% of preferred shares (GGBR4) and/or ADRs backed by outstanding preferred shares (GGB) and up to 1,500,000 common shares, representing 10% of our outstanding common shares (GGBR3).
On April 3, 2025, we repurchased 72,300 common shares and 19,030,400 preferred shares, equivalent to R$284.3 million. In addition, on April 28, 2025, our board of directors approved the cancellation of 517,600 of its common shares (GGBR3) and 24,000,000 of its preferred shares (GGBR4) held in treasury. As a result, our share capital is now divided into 718,346,219 common shares and 1,309,848,730 preferred shares, with no par value.
Taking into account the distribution of dividends and our share buyback program, we distributed R$524.4 million in the first quarter of 2025, a payout rate of 73.7% of our net income after recording the reserves provided for in our bylaws.

The following table presents the dividends distributed by Gerdau and share buyback during each quarter of 2024 and the payout rate as compared to our net income after recording the reserves provided for in our bylaws.
	1Q25	4Q24	3Q24	2Q24	1Q24
	(in millions of R$, except percentages)
Payout(1)	73.7%	349.4%	75.7%	30.9%	30.3%
Dividends distributed by Gerdau	243.5	203.4	619.1	252.5	589.0
Share Buyback	280.9	844.9	349.8	—	—

(1)
Calculated as dividends distributed by Gerdau plus share buyback divided by our net income after recording reserves provided for in our bylaws.

Merger of Gerdau Summit Aços Fundidos e Forjados S.A.
On April 28, 2025, Gerdau’s board of directors approved the merger of Gerdau Summit, its wholly owned subsidiary, into Gerdau, subject to approval at an extraordinary general meeting of Gerdau Summit and Gerdau S.A. held on May 30, 2025. The operation is in line with our strategy to generate greater synergy between our businesses and offer higher value-added products and services to our customers, which will lead to the optimization and simplification of our organizational structure.
Acquisition of Rio do Sangue Energia S.A. and Paranatinga Energia S.A.
On March 21, 2025, Gerdau completed the acquisition of all shares of Rio do Sangue Energia S.A. for the price of R$244.5 million. On April 28, 2025, Gerdau completed the acquisition of all shares of Paranatinga Energia S.A., for the price of R$197.2 million, net of R$32.8 million in consolidated cash. Both transactions were carried out through Gerdau’s controlled companies Sul Renováveis Participações S.A. and Gerdau Aços Longos. The acquisition prices were paid in full on the respective closing dates using Gerdau’s own available funds.
19th Issuance of Debentures
On May 13, 2025, our executive officers approved our 19th issuance of unsecured, non-convertible debentures, in a single series, for a total amount of R$1,375,000,000.00. The issuance will be carried out on June 4, 2025, by means of a public offering, under automatic registration procedure, pursuant to CVM Resolution No. 160, dated 13 July 2022, as amended (“CVM Resolution 160”), through certain Brazilian placement agents, including affiliates of some of the initial purchasers in this notes offering, on a firm commitment basis. The offer targets professional investors, as defined by CVM Resolution 160. The net proceeds from the debentures will be used for general corporate purposes.

THE OFFERING
The following summary contains basic information about the notes and the guarantees and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the notes and the guarantees, please refer to the section entitled “Description of the Notes” in this prospectus supplement and the section entitled “Description of the Debt Securities” in the accompanying prospectus.
Issuer	Gerdau Trade Inc.
Guarantors	Gerdau S.A., Gerdau Açominas S.A. and Gerdau Aços Longos S.A.
Notes Offered	US$ aggregate principal amount of % Notes due .
Guarantees	The guarantors will fully, unconditionally and irrevocably guarantee all of the issuer’s obligations under the notes.
Issue Price	% of the principal amount plus accrued interest from , 2025, if any.
Maturity Date	, .
Interest Rate	The notes will bear interest at the rate of % per annum, based on a 360-day year consisting of twelve 30-day months.
Interest Payment Dates	Interest on the notes will be payable semi-annually on and of each year, commencing on , 2025.
Ranking	The notes and guarantees will be general unsecured senior obligations and will rank equal in right of payment with all of the issuer’s and the guarantors’ existing and future senior unsecured indebtedness, subject to certain statutory preferences under applicable law.
The notes and the guarantees will be (i) effectively subordinated to all of the issuer’s and the guarantors’ existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness and (ii) structurally subordinated to all of the existing and future liabilities of their respective subsidiaries.
As of March 31, 2025, on a consolidated basis, Gerdau had R$14,506.5 million in current and non-current debt and debentures outstanding, of which all was unsecured debt, and the majority of the indebtedness of Gerdau’s subsidiaries is guaranteed by the guarantors.
Use of Proceeds	The net proceeds of this offering will be used to purchase the Target Notes tendered pursuant to the Tender Offer (and pay related expenses thereunder); and the remainder, if any, for general corporate purposes. See “Use of Proceeds.”
Payment of Additional Amounts	All payments of principal and interest in respect of the notes and the guarantees, if any, will be made without withholding or deduction for any taxes or other governmental charges of a Taxing Jurisdiction unless the issuer or the guarantors are compelled by law to withhold or deduct such taxes or governmental charges. In the event we are required to withhold or deduct amounts for any taxes or other governmental charges, the issuer or the guarantors will pay such additional amounts as are necessary to ensure that the holders of the notes and the guarantees receive the same amount as such holders would have received without such withholding or deduction, subject to certain exceptions.
Optional Tax Redemption	The issuer or any of the guarantors (as the case may be) may, at their option, redeem the notes, in whole but not in part, at 100% of their principal amount plus accrued and unpaid interest and additional amounts, if any, at any time upon the occurrence of specified events relating to a change in, or amendment to, tax law in a Taxing Jurisdiction, or any change in the application or official interpretation of such laws or regulations. See “Description of the Notes — Redemption — Optional Tax Redemption.”
Optional Redemption with a Make-Whole Amount	Prior to , , (which is the date that is months prior to the maturity of the notes, the “Par Call Date”), the notes will be redeemable at the option of the issuer, in whole or in part, upon giving not less than 10 nor more than 60 days’ notice to the holders, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of (1) 100% of the principal amount of notes to be redeemed and (2) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus basis points less (b) interest accrued to the date of redemption, plus, in either case, accrued and unpaid interest thereon to the redemption date. See “Description of the Notes — Redemption — Optional Redemption with a Make-Whole Amount.”
Optional Redemption without a Make-Whole Amount	At any time on or after the Par Call Date, the issuer will have the right to redeem the notes, in whole or in part and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest on the principal amount of the notes being redeemed to, but excluding, such redemption date.
See “Description of the Notes — Redemption — Optional Redemption without a Make-Whole Amount (Par Redemption).”
Redemption following Tender Offer	In connection with any tender offer for the notes, in the event that the holders of not less than 85% of the aggregate principal amount of the outstanding notes validly tender and do not validly withdraw notes in such tender offer or a third party purchases all the notes held by such holders, then the issuer will have the right, on not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase date, to redeem all of the notes that remain outstanding following such purchase at a price equal to the price paid to each other holder in such tender offer, plus, to the extent not included in the purchase price, accrued and unpaid interest and additional amounts, if any, on the notes that remain outstanding, to the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).
See “Description of the Notes — Redemption — Redemption following Tender Offer.”

Redemption Notice	In the event that the issuer exercises an option to redeem the notes, it will give to the trustee and the holder written notice of the principal amount of the notes to be redeemed, not less than 10 days nor more than 60 days before the applicable redemption date. A notice of redemption, except if made pursuant to the provisions set forth under “Description of the Notes — Redemption — Optional Tax Redemption,” may, at our discretion, be conditional. If such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice will state that, in our discretion, the redemption date may be delayed until such time (but no more than 60 days after the date of the notice of redemption) as any or all such conditions shall be satisfied (or waived by us in our sole discretion) and a new redemption date will be set by us in accordance with the DTC’s applicable procedures, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by us in our sole discretion) by the redemption date, or by the redemption date as so delayed. See “Description of the Notes — Redemption — General Provisions for Redemption — Redemption Notice.”
Covenants of the Guarantors	The indenture governing the notes will contain restrictive covenants that, among other things, limit the guarantors’ ability to:
• incur liens; and
• consolidate, merge or transfer assets.
These covenants are subject to important exceptions. See “Description of the Debt Securities — Certain Covenants.”
Covenants of the Issuer	The indenture governing the notes will contain restrictive covenants that, among other things, limit the issuer’s ability to:
• incur liens;
• consolidate, merger or transfer assets; and
• engage in certain activities and transactions.
Events of Default	Holders of the notes will have special rights if an event of default occurs. These events of default are described in detail under the heading “Description of the Notes — Events of Default.”
Further Issuances	Gerdau Trade reserves the right, from time to time, without the consent of the holders of the notes, to issue additional notes on terms and conditions substantially identical to those of the notes, which additional notes shall increase the aggregate principal amount of, and shall be consolidated and form a single series with, the notes, provided, however, that unless such additional notes are issued under a separate CUSIP, such additional notes will be fungible with the initial notes for U.S. federal income tax purposes or, if such additional notes are not fungible with the initial notes for U.S. federal income tax purposes, neither the initial notes nor the additional notes are issued with more than a de minimis amount of original issue discount for U.S. federal income tax purposes.
Form and Denomination; Settlement	The notes will be issued in the form of global notes in fully registered form without interest coupons. The notes will be issued in registered form in minimum denominations of US$2,000 and integral multiples of US$1,000 in excess thereof.
Settlement	The notes will be delivered in book-entry form through the facilities of DTC for the accounts of its participants, including Euroclear and Clearstream.
Governing Law	The indenture, the notes and the guarantees will be governed by the laws of the State of New York.
Listing	New York Stock Exchange.
Trustee, Registrar and Transfer Agent	The Bank of New York Mellon.
Principal Paying Agent	The Bank of New York Mellon.
Risk Factors	Prospective investors should carefully consider all of the information contained, or incorporated by reference, in this prospectus supplement prior to investing in the notes. In particular, we urge prospective investors to carefully consider the information set forth under “Risk Factors” in this prospectus supplement, and described in “Item 3. Key Information — D. Risk Factors” of our 2024 Form 20-F which is incorporated by reference in the prospectus, for a discussion of risks and uncertainties relating to us, our subsidiaries, our business and an investment in the notes.

SUMMARY FINANCIAL AND OTHER INFORMATION
The following tables present a summary of our financial and operating data as of the dates and for each of the periods indicated. You should read this information in conjunction with our (i) our First Quarter Form 6-K, containing our unaudited condensed consolidated interim financial statements as of March 31, 2025 and for the three-month periods ended March 31, 2025 and 2024 and related notes thereto, (ii) our First Quarter MD&A 6-K containing a discussion and analysis of our results of operations and financial condition for the three-month periods ended March 31, 2025 and 2024, (iii) our audited consolidated financial statements as of December 31, 2024 and 2023 and for each of the three years in the period ended December 31, 2024 and (iv) the information under the heading “Item 5. Operating and Financial Review and Prospects” in our 2024 Form 20-F.
Consolidated Summary Financial Data
	Three-month period ended March 31,			Year ended December 31,
	2025	2025	2024	2024	2024	2023	2022
	(in US$ millions)(1)	(in R$ millions)		(in US$ millions)(1)	(in R$ millions)
Consolidated Statements of Income
Net sales	3,025.9	17,375.3	16,210.3	11,672.6	67,026.7	68,916.4	82,412.2
Cost of sales	(2,686.9)	(15,428.8)	(13,790.5)	(10,069.9)	(57,823.4)	(57,584.0)	(63,661.2)
Gross profit	339.0	1,946.6	2,419.7	1,602.7	9,203.2	11,332.5	18,751.1
Selling expenses	(33.8)	(193.9)	(183.0)	(132.8)	(762.6)	(716.2)	(733.0)
General and administrative expenses	(60.8)	(349.0)	(317.9)	(244.5)	(1,404.1)	(1,491.4)	(1,454.6)
Other operating income	4.2	24.4	45.0	53.4	306.4	1,033.5	246.3
Other operating expenses	(8.3)	(47.5)	(78.9)	(174.0)	(999.0)	(522.5)	(210.0)
Recovery of Eletrobras compulsory loan	—	—	—	17.6	100.9	—	—
Results in operations with joint ventures	—	—	808.4	140.8	808.4	—	—
Impairment and financial assets	(0.7)	(3.9)	(20.1)	(5.4)	(30.9)	(10.7)	(0.1)
Impairment of assets	—	—	—	(34.8)	(199.6)	—	—
Equity in earnings unconsolidated companies	1.6	9.3	79.1	80.9	464.5	827.6	1,151.8
Income before financial income (expenses) and taxes	241.4	1,385.9	2,752.3	1,303.9	7,487.2	10,452.7	17,751.5
Financial income	26.8	154.1	174.7	126.5	726.2	903.0	606.4
Financial expenses	(76.0)	(436.6)	(343.2)	(262.7)	(1,508.3)	(1,396.8)	(1,563.2)
Exchange variations, net	1.1	6.2	(320.6)	(185.4)	(1,064.4)	(850.4)	(974.7)
Tax credits monetary update	—	—	—	—	—	253.0	—
(Losses) gains on financial instruments, net	(5.5)	(31.6)	13.4	(30.8)	(176.9)	(15.0)	39.1
Income before taxes	187.7	1,078.0	2,276.6	951.5	5,463.7	9,346.6	15,859.0
Current	(47.9)	(274.8)	(350.0)	(202.0)	(1,159.6)	(1,810.5)	(3,709.4)
Deferred	(7.9)	(45.4)	126.3	51.4	295.0	0.8	(670.1)
Income and social contribution taxes	(55.8)	(320.2)	(223.7)	(150.6)	(864.7)	(1,809.6)	(4,379.5)
Net income	132.0	757.8	2,052.9	800.9	4,599.1	7,537.0	11,479.6
Attributable to:
Owners of the parent	130.5	749.5	2,043.8	795.2	4,566.3	7,501.6	11,425.5
Non-controlling interests	1.4	8.3	9.1	5.7	32.7	35.4	54.0
	132.0	757.8	2,052.9	800.9	4,599.1	7,537.0	11,479.6

	Three-month period ended March 31,			Year ended December 31,
	2025	2025	2024	2024	2024	2023	2022
	(in US$ millions)(1)	(in R$ millions)		(in US$ millions)(1)	(in R$ millions)
Basic earnings per share – preferred (R$)	0.06	0.37	0.97	0.38	2.18	3.57	5.36
Basic earnings per share – common (R$)	0.06	0.37	0.97	0.38	2.18	3.57	5.36
Diluted earnings per share – preferred (R$)	0.06	0.37	0.97	0.38	2.18	3.56	5.34
Diluted earnings per share – common (R$)	0.06	0.37	0.97	0.38	2.18	3.56	5.34

(1)
Solely for the convenience of the reader, certain amounts in Brazilian reais have been translated into U.S. dollars at the exchange rate of R$5.7422 to US$1.00, which was the commercial selling rate for U.S. dollars as of March 31, 2025, as reported by the Central Bank.

	As of March 31,		As of December 31,
	2025	2025	2024	2024	2023	2022
	(in US$ millions)(1)	(in R$ millions)	(in US$ millions)(1)	(in R$ millions)
Consolidated Balance Sheets
Current assets
Cash and cash equivalents	1,128.4	6,479.5	1,352.8	7,767.8	3,005.6	2,475.9
Short-term investments	68.0	390.3	88.6	509.0	2,338.1	2,959.1
Trade accounts receivable – net	1,088.8	6,252.2	901.6	5,177.0	4,875.4	4,999.0
Inventories	2,883.6	16,558.4	2,874.3	16,504.9	15,227.8	17,817.6
Tax credits	192.6	1,105.7	200.8	1,153.1	1,009.8	1,392.4
Income tax and social contribution taxes recoverable	145.8	837.0	159.2	914.4	986.1	815.2
Dividends receivable	0.6	3.7	—	0.1	1.0	5.0
Assets held for sale	—	—	—	—	1,210.0	—
Fair value of derivatives	2.7	15.8	2.9	16.9	0.8	3.3
Other current assets	96.0	551.1	109.0	626.1	543.3	789.9
Total current assets	5,606.5	32,193.9	5,689.4	32,669.4	29,197.9	31,257.4
Non-current assets
Tax credits	319.2	1,832.8	303.8	1,744.4	1,916.1	511.5
Deferred income taxes	402.3	2,310.2	422.8	2,427.6	2,219.5	2,164.5
Judicial deposits	58.9	338.2	57.9	332.6	2,064.1	1,825.9
Other non-current assets	52.8	303.3	62.5	358.8	355.4	700.4
Prepaid pension cost	1.7	10.0	1.7	9.7	11.7	9.2
Fair value of derivatives	4.3	24.6	6.3	35.9	—	—
Investments in associates and joint ventures	672.9	3,863.8	735.3	4,222.3	3,858.4	3,896.5
Goodwill	2,241.9	12,873.4	2,412.5	13,853.1	10,825.1	11,634.5
Leasing	238.8	1,371.5	203.5	1,168.7	1,182.7	960.9
Other intangibles	67.6	388.1	69.8	400.6	373.7	415.2
Property, plant and equipment, net	5,236.0	30,066.4	5,153.3	29,591.3	22,880.5	20,422.7
Total non-current assets	9,296.5	53,382.3	9,429.3	54,145.1	45,687.2	42,541.2
Total assets	14,903.0	85,576.2	15,118.7	86,814.5	74,885.1	73,798.7

	As of March 31,		As of December 31,
	2025	2025	2024	2024	2023	2022
	(in US$ millions)(1)	(in R$ millions)	(in US$ millions)(1)	(in R$ millions)
Liabilities
Current liabilities
Trade accounts payable – domestic market	807.7	4,637.8	677.8	3,892.3	4,120.7	4,241.8
Trade accounts payable – debtor risk	78.1	448.3	80.1	459.9	584.3	653.1
Trade accounts payable – imports	234.6	1,347.2	237.9	1,365.9	1,196.2	1,724.0
Short-term debt	365.1	2,096.6	121.4	697.0	1,783.2	2,492.3
Debentures	27.6	158.5	6.6	38.0	14.4	628.9
Taxes payable	77.4	444.7	71.6	411.4	512.9	395.2
Income and social contribution taxes payable	42.6	244.4	60.3	346.2	502.8	497.2
Payroll and related liabilities	102.0	585.8	160.0	918.6	845.8	1,056.3
Leasing payable	81.6	468.6	75.0	430.7	373.2	275.9
Employee benefits	—	—	—	0.2	0.2	0.5
Environmental liabilities	43.0	247.2	42.7	245.4	139.4	262.0
Fair value of derivatives	2.0	11.5	0.3	1.7	19.0	19.1
Other current liabilities	261.7	1,502.6	355.9	2,043.9	1,192.5	1,216.2
Total current liabilities	2,123.4	12,193.0	1,889.8	10,851.4	11,284.6	13,462.6
Non-current liabilities
Long-term debt	1,473.4	8,460.8	1,586.7	9,111.0	8,296.5	8,687.4
Debentures	660.1	3,790.6	660.1	3,790.5	799.2	798.9
Related parties	—	—	—	—	25.0	24.9
Deferred income taxes	19.3	110.7	28.4	163.1	204.2	96.3
Provision for tax, civil and labor liabilities	410.8	2,358.7	405.6	2,328.8	2,185.8	2,026.0
Environmental liabilities	67.3	386.7	72.0	413.7	378.3	222.6
Employee benefits	84.2	483.2	94.9	545.2	706.8	893.4
Fair value of derivatives	—	—	—	—	1.6	—
Leasing payable	177.5	1,019.0	148.0	849.9	904.5	754.7
Other non-current liabilities	96.5	554.1	102.2	587.1	859.9	533.7
Total non-current liabilities	2,989.0	17,163.7	3,098.0	17,789.3	14,361.7	14,037.9
Equity
Capital	4,227.2	24,273.2	4,227.2	24,273.2	20,215.3	19,249.2
Capital reserves	2.0	11.6	2.0	11.6	11.6	11.6
Treasury stocks	(81.7)	(469.3)	(127.9)	(734.3)	(150.2)	(180.0)
Retained earnings	4,229.7	24,287.7	4,221.1	24,238.2	25,914.8	22,172.6
Transactions with non-controlling interests without change of control	(505.8)	(2,904.7)	(505.8)	(2,904.7)	(2,904.7)	(2,904.7)
Other reserves	1,884.0	10,818.6	2,275.2	13,064.7	5,972.0	7,767.5
Equity attributable to the equity holders of the parent	9,755.3	56,017.1	10,091.7	57,948.8	49,059.0	46,116.2
Non-controlling interests	35.2	202.4	39.2	225.0	179.9	182.0
Equity	9,790.6	56,219.5	10,130.9	58,173.8	49,238.9	46,298.2
Total liabilities and equity	14,903.0	85,576.2	15,118.7	86,814.5	74,885.1	73,798.7

(1)
Solely for the convenience of the reader, certain amounts in Brazilian reais have been translated into U.S. dollars at the exchange rate of R$5.7422 to US$1.00, which was the commercial selling rate for U.S. dollars as of March 31, 2025, as reported by the Central Bank.

Reconciliation of EBITDA, EBITDA Margin, Adjusted EBITDA, LTM Adjusted EBITDA and Calculation of Adjusted EBITDA Margin and LTM Adjusted EBITDA Margin
The following tables set forth a reconciliation of our EBITDA, EBITDA Margin, Adjusted EBITDA, LTM Adjusted EBITDA to net income and Calculation of Adjusted EBITDA Margin and LTM Adjusted EBITDA Margin for the periods indicated:
	For the three-month period ended March 31,			For the year ended December 31,
	2025	2025	2024	2024	2024	2023	2022*
	(in US$ millions)(1)	(in millions of R$, except %)		(in US$ millions)(1)	(in millions of R$, except %)
Net income	132.0	757.8	2,052.9	800.9	4,599.1	7,537.0	11,479.6
Financial results, net(2)	53.6	307.9	475.7	352.4	2,023.5	1,106.1	1,892.4
Income and social contribution taxes	55.8	320.2	223.7	150.6	864.7	1,809.6	4,379.5
Depreciation and amortization	152.2	873.8	725.8	544.4	3,126.2	3,047.2	2,866.7
EBITDA(3)	393.5	2,259.7	3,478.1	1,848.3	10,613.5	13,499.9	20,618.2
Impairment of financial assets	0.7	3.9	20.1	5.4	30.9	10.7	0.1
Results in operations with joint ventures	—	—	(808.4)	(140.8)	(808.4)	—	—
Credit recovery / provisions	—	—	—	92.1	529.0	(699.9)	173.9
Equity in earnings of unconsolidated companies	(1.6)	(9.3)	(79.1)	(80.9)	(464.5)	(827.6)	(1,151.8)
Proportional EBITDA of associated companies and joint ventures	25.7	147.5	204.2	147.3	846.1	1,518.8	1,867.2
Recovery of Eletrobras compulsory loan	—	—	—	(17.6)	(100.9)	—	—
Impairment of assets	—	—	—	34.8	199.6	—	—
Adjusted EBITDA(4)	418.3	2,401.8	2,814.9	1,888.7	10,845.3	13,501.9	21,507.6
Net sales	3,025.9	17,375.3	16,210.3	11,672.7	67,026.7	68,916.4	82,412.2
EBITDA Margin(5)	13.0%	13.0%	21.5%	15.8%	15.8%	19.6%	25.0%
Adjusted EBITDA Margin(6)	13.8%	13.8%	17.4%	16.2%	16.2%	19.6%	26.1%

	For the twelve-month period ended March 31,		For the three-month period ended March 31,			For the year ended December 31,
	2025	2025	2025	2025	2024	2024	2024	2023
	(in US$ millions)(1)	(in millions of R$, except %)	(in US$ millions)(1)	(in millions of R$, except %)		(in US$ millions)(1)	(in millions of R$, except %)
		A+C-B		A	B		C	E
Net income	575.4	3,304.0	132.0	757.8	2,052.9	800.9	4,599.1	7,537.0
Financial results, net(2)	323.2	1,855.7	53.6	307.9	475.7	352.4	2,023.5	1,106.1
Income and social contribution taxes	167.4	961.2	55.8	320.2	223.7	150.6	864.7	1,809.6
Depreciation and amortization	570.2	3,274.2	152.2	873.8	725.8	544.4	3,126.2	3,047.2
LTM EBITDA(7)	1,636.1	9,395.1	393.5	2,259.7	3,478.1	1,848.3	10,613.5	13,499.9
Impairment of financial assets	2.6	14.7	0.7	3.9	20.1	5.4	30.9	10.7
Results in operations with joint ventures	—	—	—	—	(808.4)	(140.8)	(808.4)	—
Credit recovery / provisions	92.1	529.0	—	—	—	92.1	529.0	(699.9)
Equity in earnings of unconsolidated companies	(68.7)	(394.7)	(1.6)	(9.3)	(79.1)	(80.9)	(464.5)	(827.6)
Proportional EBITDA of associated companies and joint ventures	137.5	789.4	25.7	147.5	204.2	147.3	846.1	1,518.8
Recovery of Eletrobras compulsory loan	(17.6)	(100.9)	—	—	—	(17.6)	(100.9)	—
Impairment of assets	34.8	199.6	—	—	—	34.8	199.6	—
LTM Adjusted EBITDA(8)	1,816.8	10,432.2	418.3	2,401.8	2,814.9	1,888.7	10,845.3	13,501.9
Net sales LTM(9)	11,875.5	68,191.7	3,025.9	17,375.3	16,210.3	11,672.7	67,026.7	68,916.4
LTM Adjusted EBITDA Margin(10)	15.3%	15.3%	13.8%	13.8%	17.4%	16.2%	16.2%	19.6%

(1)
Solely for the convenience of the reader, certain amounts in Brazilian reais have been translated into U.S. dollars at the exchange rate of R$5.7422 to US$ 1.00, which was the commercial selling rate for U.S. dollars as of March 31, 2025, as reported by the Central Bank.

(2)
Financial results, net, includes financial income, financial expenses, exchange variations, net, tax credits monetary update and (losses) gains on financial instruments, net.

(3)
We define EBITDA to mean net income for the period after adding back or subtracting: (1) financial results, net (Financial income, Financial expenses, Exchange variations, net, Tax credits monetary update, and (Losses) Gains on financial instruments, net); (2) income and social contribution taxes; and (3) depreciation and amortization, in each case as determined in accordance with IFRS. For more information, see “Presentation of Financial and Other Data — Non-GAAP Financial Measures — EBITDA, EBITDA Margin, Adjusted EBITDA, LTM Adjusted EBITDA, Adjusted EBITDA Margin and LTM Adjusted EBITDA Margin.”

(4)
We define Adjusted EBITDA to mean: net income, plus financial results, net, income and social contribution taxes, depreciation and amortization, impairment of financial assets, results in operations with joint ventures, credit recovery / provisions, equity in earnings of unconsolidated companies, proportional EBITDA of associated companies and joint ventures, recovery of Eletrobras compulsory loan, and impairment of assets. For more information, see “Presentation of Financial and Other Data — Non-GAAP Financial Measures — EBITDA, EBITDA Margin, Adjusted EBITDA, LTM Adjusted EBITDA, Adjusted EBITDA Margin and LTM Adjusted EBITDA Margin.”

(5)
We define EBITDA Margin to mean EBITDA divided by net sales for the applicable period. For more information, see “Presentation of Financial and Other Data — Non-GAAP Financial Measures — EBITDA, EBITDA Margin, Adjusted EBITDA, LTM Adjusted EBITDA, Adjusted EBITDA Margin and LTM Adjusted EBITDA Margin.”

(6)
We define Adjusted EBITDA Margin to mean Adjusted EBITDA divided by net sales. For more information, see “Presentation of Financial and Other Data — Non-GAAP Financial Measures — EBITDA, EBITDA Margin, Adjusted EBITDA, LTM Adjusted EBITDA, Adjusted EBITDA Margin and LTM Adjusted EBITDA Margin.”

(7)
We calculate LTM EBITDA for the twelve months ended March 31, 2025 as EBITDA for the three months ended March 31, 2025 plus EBITDA for the year ended December 31, 2024, less EBITDA for the three months ended March 31, 2024. For more information, see “Presentation of Financial and Other Data — Non-GAAP Financial Measures — EBITDA, EBITDA Margin, Adjusted EBITDA, LTM Adjusted EBITDA, Adjusted EBITDA Margin and LTM Adjusted EBITDA Margin.”
(8)
We calculate LTM Adjusted EBITDA for the twelve months ended March 31, 2025 as Adjusted EBITDA for the three months ended March 31, 2025 plus Adjusted EBITDA for the year ended December 31, 2024, less Adjusted EBITDA for the three months ended March 31, 2024. For more information, see “Presentation of Financial and Other Data — Non-GAAP Financial Measures — EBITDA, EBITDA Margin, Adjusted EBITDA, LTM Adjusted EBITDA, Adjusted EBITDA Margin and LTM Adjusted EBITDA Margin.”

(9)
We calculate net sales LTM for the twelve months ended March 31, 2025 as net sales for the three months ended March 31, 2025 plus net sales for the year ended December 31, 2024, less net sales for the three months ended March 31, 2024. For more information, see “Presentation of Financial and Other Data — Non-GAAP Financial Measures — EBITDA, EBITDA Margin, Adjusted EBITDA, LTM Adjusted EBITDA, Adjusted EBITDA Margin and LTM Adjusted EBITDA Margin.”

(10)
We calculate LTM Adjusted EBITDA Margin as LTM Adjusted EBITDA divided by net sales LTM. For more information, see “Presentation of Financial and Other Data — Non-GAAP Financial Measures — EBITDA, EBITDA Margin, Adjusted EBITDA, LTM Adjusted EBITDA, Adjusted EBITDA Margin and LTM Adjusted EBITDA Margin.”

n.a.: not applicable.
Reconciliation of EBITDA, EBITDA Margin, Adjusted EBITDA, LTM Adjusted EBITDA per Segment and Calculation of Adjusted EBITDA Margin and LTM Adjusted EBITDA Margin per Segment
The following tables set forth a reconciliation of our EBITDA, EBITDA Margin, Adjusted EBITDA, LTM Adjusted EBITDA per segment to net income and Calculation of Adjusted EBITDA Margin and LTM Adjusted EBITDA Margin per segment for the periods indicated:
	For the three-month period ended March 31, 2025
	Total	Brazil	North America	South America	Eliminations and Adjustments(11)	Total
	(in US$ millions)(1)	(in millions of R$, except %)
Net income	132.0	240.9	621.1	12.3	(116.5)	757.8
Financial results, net(2)	53.6	239.0	5.2	94.2	(30.5)	307.9
Income and social contribution taxes	55.8	84.5	182.6	12.3	40.8	320.2
Depreciation and amortization	152.2	489.3	310.5	69.7	4.3	873.8
EBITDA(3)	393.5	1,053.7	1,119.4	188.5	(101.9)	2,259.7
Reversal (Impairment) of financial assets	0.7	—	—	—	3.9	3.9
Equity in earnings of unconsolidated companies	(1.6)	—	(26.9)	—	17.6	(9.3)
Proportional EBITDA of associated companies and joint ventures	25.7	—	105.3	—	42.2	147.5
Adjusted EBITDA(4)	418.3	1,053.7	1,197.8	188.5	(38.2)	2,401.8
LTM Adjusted EBITDA(8)	1,816.8	4,811.6	4,896.9	871.5	(147.8)	10,432.2
Net sales	3,025.9	7,494.2	8,768.2	1,365.5	(252.6)	17,375.3
EBITDA Margin(5)	13.0%	14.1%	12.8%	13.8%	40.3%	13.0%
Adjusted EBITDA Margin(6)	13.8%	14.1%	13.7%	13.8%	15.1%	13.8%
LTM Adjusted EBITDA Margin(10)	15.8%	15.8%	14.9%	14.7%	16.7%	15.3%

	For the twelve-month period ended March 31, 2025
	Total	Brazil	North America	South America	Eliminations and Adjustments(11)	Total
	(in US$ millions)(1)	(in millions of R$, except %)
Net income	575.4	1,516.6	2,578.9	(62.7)	(728.8)	3,304.0
Financial results, net(2)	323.2	757.0	121.1	666.3	311.3	1,855.7
Income and social contribution taxes	167.4	517.2	709.9	(48.6)	(217.3)	961.2
Depreciation and amortization	570.2	1,818.0	1,124.8	316.3	15.1	3,274.2
LTM EBITDA(7)	1,636.1	4,608.8	4,534.7	871.3	(619.7)	9,395.1
Reversal (Impairment) of financial assets	2.6	3.2	7.3	0.2	4.0	14.7
Credit recovery / provisions	92.1	—	—	—	529.0	529.0
Equity in earnings of unconsolidated companies	(68.7)	—	(270.7)	—	(124.0)	(394.7)
Proportional EBITDA of associated companies and joint ventures	137.5	—	625.6	—	163.8	789.4
Recovery of Eletrobras compulsory loan	(17.6)	—	—	—	(100.9)	(100.9)
Impairment of assets	34.8	199.6	—	—	—	199.6
LTM Adjusted EBITDA(8)	1,816.8	4,811.6	4,896.9	871.5	(147.8)	10,432.2
Net sales LTM(9)	11,875.5	30,358.1	32,785.3	5,933.7	(885.3)	68,191.7
LTM Adjusted EBITDA Margin(10)	15.3%	15.8%	14.9%	14.7%	16.7%	15.3%

(1)
Solely for the convenience of the reader, certain amounts in Brazilian reais have been translated into U.S. dollars at the exchange rate of R$5.7422 to US$ 1.00, which was the commercial selling rate for U.S. dollars as of March 31, 2025, as reported by the Central Bank.

(2)
Financial results, net, includes financial income, financial expenses, exchange variations, net, tax credits monetary update and (losses) gains on financial instruments, net.

(3)
We define EBITDA to mean net income for the period after adding back or subtracting: (1) financial results, net (Financial income, Financial expenses, Exchange variations, net, Tax credits monetary update, and (Losses) Gains on financial instruments, net); (2) income and social contribution taxes; and (3) depreciation and amortization, in each case as determined in accordance with IFRS. For more information, see “Presentation of Financial and Other Data — Non-GAAP Financial Measures — EBITDA, EBITDA Margin, Adjusted EBITDA, LTM Adjusted EBITDA, Adjusted EBITDA Margin and LTM Adjusted EBITDA Margin.”

(4)
We define Adjusted EBITDA to mean: net income, plus financial results, net, income and social contribution taxes, depreciation and amortization, impairment of financial assets, results in operations with joint ventures, credit recovery / provisions, equity in earnings of unconsolidated companies, proportional EBITDA of associated companies and joint ventures, recovery of Eletrobras compulsory loan, and impairment of assets. For more information, see “Presentation of Financial and Other Data — Non-GAAP Financial Measures — EBITDA, EBITDA Margin, Adjusted EBITDA, LTM Adjusted EBITDA, Adjusted EBITDA Margin and LTM Adjusted EBITDA Margin.”

(5)
We define EBITDA Margin to mean EBITDA divided by net sales for the applicable period. For more information, see “Presentation of Financial and Other Data — Non-GAAP Financial Measures — EBITDA, EBITDA Margin, Adjusted EBITDA, LTM Adjusted EBITDA, Adjusted EBITDA Margin and LTM Adjusted EBITDA Margin.”

(6)
We define Adjusted EBITDA Margin to mean Adjusted EBITDA divided by net sales. For more information, see “Presentation of Financial and Other Data — Non-GAAP Financial Measures — EBITDA, EBITDA Margin, Adjusted EBITDA, LTM Adjusted EBITDA, Adjusted EBITDA Margin and LTM Adjusted EBITDA Margin.”

(7)
We calculate LTM EBITDA for the twelve months ended March 31, 2025 as EBITDA for the three months ended March 31, 2025 plus EBITDA for the year ended December 31, 2024, less EBITDA for the three months ended March 31, 2024. For more information, see “Presentation of Financial and Other Data — Non-GAAP Financial Measures — EBITDA, EBITDA Margin, Adjusted EBITDA, LTM Adjusted EBITDA, Adjusted EBITDA Margin and LTM Adjusted EBITDA Margin.”

(8)
We calculate LTM Adjusted EBITDA for the twelve months ended March 31, 2025 as Adjusted EBITDA for the three months ended March 31, 2025 plus Adjusted EBITDA for the year ended December 31, 2024, less Adjusted EBITDA for the three months ended March 31, 2024. For more information, see “Presentation of Financial and Other Data — Non-GAAP Financial Measures — EBITDA, EBITDA Margin, Adjusted EBITDA, LTM Adjusted EBITDA, Adjusted EBITDA Margin and LTM Adjusted EBITDA Margin.”

(9)
We calculate net sales LTM for the twelve months ended March 31, 2025 as net sales for the three months ended March 31, 2025 plus net sales for the year ended December 31, 2024, less net sales for the three months ended March 31, 2024. For more information, see “Presentation of Financial and Other Data — Non-GAAP Financial Measures — EBITDA, EBITDA Margin, Adjusted EBITDA, LTM Adjusted EBITDA, Adjusted EBITDA Margin and LTM Adjusted EBITDA Margin.”

(10)
We calculate LTM Adjusted EBITDA Margin as LTM Adjusted EBITDA divided by net sales LTM. For more information, see “Presentation of Financial and Other Data — Non-GAAP Financial Measures — EBITDA, EBITDA Margin, Adjusted EBITDA, LTM Adjusted EBITDA, Adjusted EBITDA Margin and LTM Adjusted EBITDA Margin.”

(11)
Includes the elimination of sales and intercompany loans between segments, as well as amounts that are not part of the operational results of a specific segment, such as selling, general and administrative expenses of corporate employees and the related income tax effects of these amounts, among others.

	For the three-month period ended March 31, 2024(1)
	Brazil	North America	South America	Eliminations and Adjustments(7)	Total
	(in millions of R$, except %)
Net income	143.8	1,081.8	(63.2)	890.5	2,052.9
Financial results, net(2)	151.2	91.3	321.1	(87.9)	475.7
Income and social contribution taxes	67.8	275.6	(30.4)	(89.3)	223.7
Depreciation and amortization	432.5	232.3	58.4	2.6	725.8
EBITDA(3)	795.3	1,681.0	285.9	715.9	3,478.1
Reversal (Impairment) of financial assets	21.7	(0.8)	(0.7)	(0.1)	20.1
Results in operations with joint ventures	—	—	—	(808.4)	(808.4)
Equity in earnings of unconsolidated companies	—	(88.5)	—	9.4	(79.1)
Proportional EBITDA of associated companies and joint ventures	—	182.4	—	21.8	204.2
Adjusted EBITDA(4)	817.0	1,774.1	285.2	(61.4)	2,814.9
Net sales	7,353.9	7,914.3	1,190.6	(248.6)	16,210.3
EBITDA Margin(5)	10.8%	21.2%	24.0%	(288.0)%	21.5%
Adjusted EBITDA Margin(6)	11.1%	22.4%	24.0%	24.7%	17.4%

(1)
Starting with the financial statements for the three months ended March 31, 2025, we changed the reportable segments disclosed in our financial statements. For comparability purposes, we have recalculated the operating and financial data presented by segment in this prospectus supplement for the years ended December 31, 2024, 2023 and 2022 according to the new segment reporting adopted for our unaudited condensed consolidated interim financial statements for the three-month periods ended March 31, 2025 and 2024. For more information, see note 2.1 to our unaudited condensed consolidated interim financial statements for the three-month periods ended March 31, 2025 and 2024.

(2)
Financial results, net, includes financial income, financial expenses, exchange variations, net, tax credits monetary update and (losses) gains on financial instruments, net.

(3)
We define EBITDA to mean net income for the period after adding back or subtracting: (1) financial results, net (Financial income, Financial expenses, Exchange variations, net, Tax credits monetary update, and (Losses) Gains on financial instruments, net); (2) income and social contribution taxes; and (3) depreciation and amortization, in each case as determined in accordance with IFRS. For more information, see “Presentation of Financial and Other Data — Non-GAAP Financial Measures — EBITDA, EBITDA Margin, Adjusted EBITDA, LTM Adjusted EBITDA, Adjusted EBITDA Margin and LTM Adjusted EBITDA Margin.”

(4)
We define Adjusted EBITDA to mean: net income, plus financial results, net, income and social contribution taxes, depreciation and amortization, impairment of financial assets, results in operations with joint ventures, credit recovery / provisions, equity in earnings of unconsolidated companies, proportional EBITDA of associated companies and joint ventures, recovery of Eletrobras compulsory loan, and impairment of assets. For more information, see “Presentation of Financial and Other Data — Non-GAAP Financial Measures — EBITDA, EBITDA Margin, Adjusted EBITDA, LTM Adjusted EBITDA, Adjusted EBITDA Margin and LTM Adjusted EBITDA Margin.”

(5)
We define EBITDA Margin to mean EBITDA divided by net sales for the applicable period. For more information, see “Presentation of Financial and Other Data — Non-GAAP Financial Measures — EBITDA, EBITDA Margin, Adjusted EBITDA, LTM Adjusted EBITDA, Adjusted EBITDA Margin and LTM Adjusted EBITDA Margin.”

(6)
We define Adjusted EBITDA Margin to mean Adjusted EBITDA divided by net sales. For more information, see “Presentation of Financial and Other Data — Non-GAAP Financial Measures — EBITDA, EBITDA Margin, Adjusted EBITDA, LTM Adjusted EBITDA, Adjusted EBITDA Margin and LTM Adjusted EBITDA Margin.”

(7)
Includes the elimination of sales and intercompany loans between segments, as well as amounts that are not part of the operational results of a specific segment, such as selling, general and administrative expenses of corporate employees and the related income tax effects of these amounts, among others.

	For the year ended December 31, 2024(1)
	Total	Brazil	North America	South America	Eliminations and Adjustments(8)	Total
	(in US$ millions)(2)	(in millions of R$, except %)
Net income	800.9	1,419.5	3,039.6	(138.2)	278.2	4,599.1
Financial results, net(3)	352.4	669.2	207.2	893.2	253.9	2,023.5
Income and social contribution taxes	150.6	500.5	802.9	(91.3)	(347.4)	864.7
Depreciation and amortization	544.4	1,761.2	1,046.6	305.0	13.4	3,126.2
EBITDA(4)	1,848.3	4,350.4	5,096.3	968.7	198.1	10,613.5
Reversal (Impairment) of financial assets	5.4	24.9	6.5	(0.5)	—	30.9
Results in operations with joint ventures	(140.8)	—	—	—	(808.4)	(808.4)
Credit recovery / provisions	92.1	—	—	—	529.0	529.0
Equity in earnings of unconsolidated companies	(80.9)	—	(332.3)	—	(132.2)	(464.5)
Proportional EBITDA of associated companies and joint ventures	147.3	—	702.7	—	143.4	846.1
Recovery of Eletrobras compulsory loan	(17.6)	—	—	—	(100.9)	(100.9)
Impairment of assets	34.8	199.6	—	—	—	199.6
Adjusted EBITDA(5)	1,888.7	4,574.9	5,473.2	968.2	(171.0)	10,845.3
Net sales	11,672.7	30,217.8	31,931.4	5,758.8	(881.3)	67,026.7
EBITDA Margin(6)	15.8%	14.4%	16.0%	16.8%	(22.5)%	15.8%
Adjusted EBITDA Margin(7)	16.2%	15.1%	17.1%	16.8%	19.4%	16.2%

(1)
Starting with the financial statements for the three months ended March 31, 2025, we changed the reportable segments disclosed in our financial statements. For comparability purposes, we have recalculated the operating and financial data presented by segment in this prospectus supplement for the years ended December 31, 2024, 2023 and 2022 according to the new segment reporting adopted for our unaudited condensed consolidated interim financial statements for the three-month periods ended March 31, 2025 and 2024. For more information, see note 2.1 to our unaudited condensed consolidated interim financial statements for the three-month periods ended March 31, 2025 and 2024.

(2)
Solely for the convenience of the reader, certain amounts in Brazilian reais have been translated into U.S. dollars at the exchange rate of R$5.7422 to US$ 1.00, which was the commercial selling rate for U.S. dollars as of March 31, 2025, as reported by the Central Bank.

(3)
Financial results, net, includes financial income, financial expenses, exchange variations, net, tax credits monetary update and (losses) gains on financial instruments, net.

(4)
We define EBITDA to mean net income for the period after adding back or subtracting: (1) financial results, net (Financial income, Financial expenses, Exchange variations, net, Tax credits monetary update, and (Losses) Gains on financial instruments, net); (2) income and social contribution taxes; and (3) depreciation and amortization, in each case as determined in accordance with IFRS. For more information, see “Presentation of Financial and Other Data — Non-GAAP Financial Measures — EBITDA, EBITDA Margin, Adjusted EBITDA, LTM Adjusted EBITDA, Adjusted EBITDA Margin and LTM Adjusted EBITDA Margin.”

(5)
We define Adjusted EBITDA to mean: net income, plus financial results, net, income and social contribution taxes, depreciation and amortization, impairment of financial assets, results in operations with joint ventures, credit recovery / provisions, equity in earnings of unconsolidated companies, proportional EBITDA of associated companies and joint ventures, recovery of Eletrobras compulsory loan, and impairment of assets. For more information, see “Presentation of Financial and Other Data — Non-GAAP Financial Measures — EBITDA, EBITDA Margin, Adjusted EBITDA, LTM Adjusted EBITDA, Adjusted EBITDA Margin and LTM Adjusted EBITDA Margin.”
(6)
We define EBITDA Margin to mean EBITDA divided by net sales for the applicable year. For more information, see “Presentation of Financial and Other Data — Non-GAAP Financial Measures — EBITDA, EBITDA Margin, Adjusted EBITDA, LTM Adjusted EBITDA, Adjusted EBITDA Margin and LTM Adjusted EBITDA Margin.”

(7)
We define Adjusted EBITDA Margin to mean Adjusted EBITDA divided by net sales. For more information, see “Presentation of Financial and Other Data — Non-GAAP Financial Measures — EBITDA, EBITDA Margin, Adjusted EBITDA, LTM Adjusted EBITDA, Adjusted EBITDA Margin and LTM Adjusted EBITDA Margin.”

(8)
Includes the elimination of sales and intercompany loans between segments, as well as amounts that are not part of the operational results of a specific segment, such as selling, general and administrative expenses of corporate employees and the related income tax effects of these amounts, among others.

	For the year ended December 31, 2023(1)
	Brazil	North America	South America	Eliminations and Adjustments(7)	Total
	(in millions of R$, except %)
Net income	1,314.9	5,095.2	337.4	789.5	7,537.0
Financial results, net(2)	642.3	9.7	722.8	(268.7)	1,106.1
Income and social contribution taxes	555.8	1,243.6	170.5	(160.3)	1,809.6
Depreciation and amortization	1,899.2	899.4	195.0	53.6	3,047.2
EBITDA(3)	4,412.2	7,247.9	1,425.7	414.1	13,499.9
Reversal (Impairment) of financial assets	11.0	0.6	1.0	(1.9)	10.7
Credit recovery / provisions	—	—	—	(699.9)	(699.9)
Equity in earnings of unconsolidated companies	—	(591.4)	(230.2)	(6.0)	(827.6)
Proportional EBITDA of associated companies and joint ventures	—	1,048.9	409.8	60.1	1,518.8
Adjusted EBITDA(4)	4,423.2	7,706.0	1,606.3	(233.6)	13,501.9
Net sales	31,195.6	33,179.0	5,118.2	(576.4)	68,916.4
EBITDA Margin(5)	14.1%	21.8%	27.9%	(71.8)%	19.6%
Adjusted EBITDA Margin(6)	14.2%	23.2%	31.4%	40.5%	19.6%

(1)
Starting with the financial statements for the three months ended March 31, 2025, we changed the reportable segments disclosed in our financial statements. For comparability purposes, we have recalculated the operating and financial data presented by segment in this prospectus supplement for the years ended December 31, 2024, 2023 and 2022 according to the new segment reporting adopted for our unaudited condensed consolidated interim financial statements for the three-month periods ended March 31, 2025 and 2024. For more information, see note 2.1 to our unaudited condensed consolidated interim financial statements for the three-month periods ended March 31, 2025 and 2024.

(2)
Financial results, net, includes financial income, financial expenses, exchange variations, net, tax credits monetary update and (losses) gains on financial instruments, net.

(3)
We define EBITDA to mean net income for the period after adding back or subtracting: (1) financial results, net (Financial income, Financial expenses, Exchange variations, net, Tax credits monetary update, and (Losses) Gains on financial instruments, net); (2) income and social contribution taxes; and (3) depreciation and amortization, in each case as determined in accordance with IFRS. For more information, see “Presentation of Financial and Other Data — Non-GAAP Financial Measures — EBITDA, EBITDA Margin, Adjusted EBITDA, LTM Adjusted EBITDA, Adjusted EBITDA Margin and LTM Adjusted EBITDA Margin.”

(4)
We define Adjusted EBITDA to mean: net income, plus financial results, net, income and social contribution taxes, depreciation and amortization, impairment of financial assets, results in operations with joint ventures, credit recovery / provisions, equity in earnings of unconsolidated companies, proportional EBITDA of associated companies and joint ventures, recovery of Eletrobras compulsory loan, and impairment of assets. For more information, see “Presentation of Financial and Other Data — Non-GAAP Financial Measures — EBITDA, EBITDA Margin, Adjusted EBITDA, LTM Adjusted EBITDA, Adjusted EBITDA Margin and LTM Adjusted EBITDA Margin.”

(5)
We define EBITDA Margin to mean EBITDA divided by net sales for the applicable year. For more information, see “Presentation of Financial and Other Data — Non-GAAP Financial Measures — EBITDA, EBITDA Margin, Adjusted EBITDA, LTM Adjusted EBITDA, Adjusted EBITDA Margin and LTM Adjusted EBITDA Margin.”

(6)
We define Adjusted EBITDA Margin to mean Adjusted EBITDA divided by net sales. For more information, see “Presentation of Financial and Other Data — Non-GAAP Financial Measures — EBITDA, EBITDA Margin, Adjusted EBITDA, LTM Adjusted EBITDA, Adjusted EBITDA Margin and LTM Adjusted EBITDA Margin.”

(7)
Includes the elimination of sales and intercompany loans between segments, as well as amounts that are not part of the operational results of a specific segment, such as selling, general and administrative expenses of corporate employees and the related income tax effects of these amounts, among others.

	For the year ended December 31, 2022(1)
	Brazil	North America	South America	Eliminations and Adjustments(7)	Total
	(in millions of R$, except %)
Net income	4,502.5	7,124.7	662.9	(810.5)	11,479.6
Financial results, net(2)	800.3	68.1	819.6	204.4	1,892.4
Income and social contribution taxes	1,588.6	1,848.6	295.6	646.7	4,379.5
Depreciation and amortization	1,678.5	948.5	232.0	7.7	2,866.7
EBITDA(3)	8,569.9	9,989.9	2,010.1	48.3	20,618.2
Reversal (Impairment) of financial assets	(3.8)	3.2	0.1	0.6	0.1
Credit recovery / provisions	—	157.9	—	16.0	173.9
Equity in earnings of unconsolidated companies	—	(884.4)	(277.1)	9.7	(1,151.8)
Proportional EBITDA of associated companies and joint ventures	—	1,419.5	415.9	31.8	1,867.2
Adjusted EBITDA(4)	8,566.1	10,686.1	2,149.0	106.4	21,507.6
Net sales	37,461.0	37,701.5	7,179.7	70.0	82,412.2
EBITDA Margin(5)	22.9%	26.5%	28.0%	69.0%	25.0%
Adjusted EBITDA Margin(6)	22.9%	28.3%	29.9%	152.0%	26.1%

(1)
Starting with the financial statements for the three months ended March 31, 2025, we changed the reportable segments disclosed in our financial statements. For comparability purposes, we have recalculated the operating and financial data presented by segment in this prospectus supplement for the years ended December 31, 2024, 2023 and 2022 according to the new segment reporting adopted for our unaudited condensed consolidated interim financial statements for the three-month periods ended March 31, 2025 and 2024. For more information, see note 2.1 to our unaudited condensed consolidated interim financial statements for the three-month periods ended March 31, 2025 and 2024.

(2)
Financial results, net, includes financial income, financial expenses, exchange variations, net, tax credits monetary update and (losses) gains on financial instruments, net.

(3)
We define EBITDA to mean net income for the period after adding back or subtracting: (1) financial results, net (Financial income, Financial expenses, Exchange variations, net, Tax credits monetary update, and (Losses) Gains on financial instruments, net); (2) income and social contribution taxes; and (3) depreciation and amortization, in each case as determined in accordance with IFRS. For more information, see “Presentation of Financial and Other Data — Non-GAAP Financial Measures — EBITDA, EBITDA Margin, Adjusted EBITDA, LTM Adjusted EBITDA, Adjusted EBITDA Margin and LTM Adjusted EBITDA Margin.”

(4)
We define Adjusted EBITDA to mean: net income, plus financial results, net, income and social contribution taxes, depreciation and amortization, impairment of financial assets, results in operations with joint ventures, credit recovery / provisions, equity in earnings of unconsolidated companies, proportional EBITDA of associated companies and joint ventures, recovery of Eletrobras compulsory loan, and impairment of assets. For more information, see “Presentation of Financial and Other Data — Non-GAAP Financial Measures — EBITDA, EBITDA Margin, Adjusted EBITDA, LTM Adjusted EBITDA, Adjusted EBITDA Margin and LTM Adjusted EBITDA Margin.”

(5)
We define EBITDA Margin to mean EBITDA divided by net sales for the applicable year. For more information, see “Presentation of Financial and Other Data — Non-GAAP Financial Measures — EBITDA, EBITDA Margin, Adjusted EBITDA, LTM Adjusted EBITDA, Adjusted EBITDA Margin and LTM Adjusted EBITDA Margin.”

(6)
We define Adjusted EBITDA Margin to mean Adjusted EBITDA divided by net sales. For more information, see “Presentation of Financial and Other Data — Non-GAAP Financial Measures — EBITDA, EBITDA Margin, Adjusted EBITDA, LTM Adjusted EBITDA, Adjusted EBITDA Margin and LTM Adjusted EBITDA Margin.”

(7)
Includes the elimination of sales and intercompany loans between segments, as well as amounts that are not part of the operational results of a specific segment, such as selling, general and administrative expenses of corporate employees and the related income tax effects of these amounts, among others.

Calculation of Total Debt and Net Debt
The following table sets forth the calculation our Total Debt and Net Debt as of the dates presented:
	As of March 31,		As of December 31,
	2025	2025	2024	2024	2023	2022
	(in US$ millions)(1)	(in R$ millions)	(in US$ millions)(1)	(in R$ millions)
(+) Short-term debt	365.1	2,096.6	121.4	697.0	1,783.2	2,492.3
(+) Long-term debt	1,473.4	8,460.8	1,586.7	9,111.0	8,296.5	8,687.4
(+) Current debentures	27.6	158.5	6.6	38.0	14.4	628.9
(+) Non-current debentures	660.1	3,790.6	660.1	3,790.5	799.2	798.9
Total Debt(2)	2,526.3	14,506.5	2,374.8	13,636.5	10,893.3	12,607.5
(-) Short-term investments	68.0	390.3	88.6	509.0	2,338.1	2,959.1
(-) Cash and cash equivalents	1,128.4	6,479.5	1,352.8	7,767.8	3,005.6	2,475.9
Net Debt(3)	1,329.9	7,636.7	933.4	5,359.7	5,549.6	7,172.5

(1)
Solely for the convenience of the reader, certain amounts in Brazilian reais have been translated into U.S. dollars at the exchange rate of R$5.7422 to US$1.00, which was the commercial selling rate for U.S. dollars as of March 31, 2025, as reported by the Central Bank.

(2)
We define Total Debt as short-term debt plus long-term debt and debentures in the current debentures and non-current debentures liabilities. For more information, see “Presentation of Financial and Other Data — Non-GAAP Financial Measures — Total Debt and Net Debt.”

(3)
We define Net Debt as Total Debt less short-term investments, and cash and cash equivalents. For more information, see “Presentation of Financial and Other Data — Non-GAAP Financial Measures — Total Debt and Net Debt.”

Reconciliation of Free Cash Flow and LTM Free Cash Flow to EBITDA
The following tables set forth the calculation of Free Cash Flow and LTM Free Cash Flow, for the periods indicated:
	For the three-month period ended March 31,			For the year ended December 31,
	2025	2025	2024	2024	2024	2023	2022
	(in US$ millions)(1)	(in millions of R$)		(in millions of US$)(1)	(in millions of R$)
Adjusted EBITDA(2)	418.3	2,401.8	2,814.9	1,888.7	10,845.3	13,501.9	21,507.6
(-) Proportional EBITDA of associated companies and joint ventures	(25.7)	(147.5)	(204.2)	(147.3)	(846.1)	(1,518.8)	(1,867.2)
(+) Dividends from associates and joint ventures	3.4	19.6	13.6	72.2	414.7	461.3	425.5
(+/-) Working capital(3)	(133.7)	(767.5)	(1,077.6)	(17.6)	(100.9)	655.5	(2,744.2)
(-) Interest paid on loans and financing	(14.3)	(81.9)	(87.8)	(164.9)	(946.9)	(858.3)	(968.9)
(-) Interest paid on lease liabilities	(5.8)	(33.2)	(33.6)	(22.5)	(129.1)	(127.8)	(88.4)
(-) Income tax and social contribution paid	(55.1)	(316.4)	(568.8)	(243.7)	(1,399.5)	(1,560.1)	(3,355.6)
(-) Capital expenditures(4)	(320.2)	(1,838.7)	(1,083.1)	(1,006.3)	(5,778.4)	(5,209.1)	(4,291.9)
(-) Additions in other intangibles	(5.8)	(33.4)	(26.4)	(29.3)	(168.0)	(127.2)	(189.4)
(-) Leasing payment	(20.3)	(116.8)	(106.8)	(80.0)	(459.5)	(388.2)	(310.2)
(+/-) Other variations	(58.9)	(338.3)	(249.7)	252.2	1,448.1	(100.4)	(1,604.8)
(=) Free Cash Flow(5)	(218.1)	(1,252.3)	(609.5)	501.5	2,879.7	4,728.8	6,512.5

	For the twelve-month period ended March 31,		For the three-month period ended March 31,			For the year ended December 31,
	2025	2025	2025	2025	2024	2024	2024	2023
	(in US$ millions)(1)	(in millions of R$)	(in US$ millions)(1)	(in millions of R$)		(in millions of US$)(1)	(in millions of R$)
		A+C-B		A	B		C
LTM Adjusted EBITDA(6)	1,816.8	10,432.2	418.3	2,401.8	2,814.9	1,888.7	10,845.3	13,501.9
(-) Proportional EBITDA of associated companies and joint ventures	(137.5)	(789.4)	(25.7)	(147.5)	(204.2)	(147.3)	(846.1)	(1,518.8)
(+) Dividends from associates and joint ventures	73.3	420.7	3.4	19.6	13.6	72.2	414.7	461.3
(+/-) Working capital(3)	36.4	209.2	(133.7)	(767.5)	(1,077.6)	(17.6)	(100.9)	655.5
(-) Interest paid on loans and financing	(163.9)	(941.0)	(14.3)	(81.9)	(87.8)	(164.9)	(946.9)	(858.3)
(-) Interest paid on lease liabilities	(22.4)	(128.7)	(5.8)	(33.2)	(33.6)	(22.5)	(129.1)	(127.8)
(-) Income tax and social contribution paid	(199.8)	(1,147.1)	(55.1)	(316.4)	(568.8)	(243.7)	(1,399.5)	(1,560.1)
(-) Capital expenditures(4)	(1,137.9)	(6,534.0)	(320.2)	(1,838.7)	(1,083.1)	(1,006.3)	(5,778.4)	(5,209.1)
(-) Additions in other intangibles	(30.5)	(175.0)	(5.8)	(33.4)	(26.4)	(29.3)	(168.0)	(127.2)
(-) Leasing payment	(81.8)	(469.5)	(20.3)	(116.8)	(106.8)	(80.0)	(459.5)	(388.2)
(+/-) Other variations	236.7	1,359.5	(58.9)	(338.3)	(249.7)	252.2	1,448.1	(100.4)
(=) LTM Free Cash Flow(7)	389.5	2,236.9	(218.1)	(1,252.3)	(609.5)	501.5	2,879.7	4,728.8

(1)
Solely for the convenience of the reader, certain amounts in Brazilian reais have been translated into U.S. dollars at the exchange rate of R$5.7422 to US$ 1.00, which was the commercial selling rate for U.S. dollars as of March 31, 2025, as reported by the Central Bank.

(2)
We define Adjusted EBITDA to mean net income, plus financial results, net, income and social contribution taxes, depreciation and amortization, impairment of financial assets, results in operations with joint ventures, credit recovery / provisions, equity in earnings of unconsolidated companies, proportional EBITDA of associated companies and joint ventures, recovery of Eletrobras compulsory loan, and impairment of assets. For more information, see “Presentation of Financial and Other Data — Non-GAAP Financial Measures — EBITDA, EBITDA Margin, Adjusted EBITDA, LTM Adjusted EBITDA, Adjusted EBITDA Margin and LTM Adjusted EBITDA Margin.”

(3)
Includes variations in trade accounts receivable, inventories and trade accounts payable.

(4)
Includes the acquisition of property, plant and equipment.

(5)
Free Cash Flow is the balance of our cash flow available after all our mandatory payments have been made. We use Free Cash Flow to measure our ability to generate cash from operations. We calculate Free Cash Flow as EBITDA (1) less proportional EBITDA of associated companies and joint ventures, (2) plus dividends from associates and joint ventures, (3) less/plus working capital, which includes variations in trade accounts receivable, inventories and trade accounts payable (4) less interest paid on loans and financing, (5) less interest paid on lease liabilities, (6) less income tax and social contribution paid, (7) less capital expenditures, which comprise our investments for the acquisition of property, plant and equipment, (8) less additions in other intangibles, (9) less leasing payments, and (10) plus/less other variations which includes changes in other receivables and in other payables accounts. For more information, see “Presentation of Financial and Other Data — Non-GAAP Financial Measures — Free Cash Flow and LTM Free Cash Flow.”

(6)
We calculate LTM Adjusted EBITDA for the twelve months ended March 31, 2025 as Adjusted EBITDA for the three months ended March 31, 2025 plus Adjusted EBITDA for the year ended December 31, 2024, less Adjusted EBITDA for the three months ended March 31, 2024. For more information, see “Presentation of Financial and Other Data — Non-GAAP Financial Measures — EBITDA, EBITDA Margin, Adjusted EBITDA, LTM Adjusted EBITDA, Adjusted EBITDA Margin and LTM Adjusted EBITDA Margin.”

(7)
We calculate LTM Free Cash Flow for the twelve months ended March 31, 2025 as Free Cash Flow for the three months ended March 31, 2025 plus Free Cash Flow for the year ended December 31, 2024, less Free Cash Flow for the three months ended March 31, 2024. For more information, see “Presentation of Financial and Other Data — Non-GAAP Financial Measures — Free Cash Flow and LTM Free Cash Flow.”

n.a.: not applicable.

Calculation of Adjusted Net Income, LTM Adjusted Net Income, Adjusted Net Income Margin and LTM Adjusted Net Income Margin
The following table sets forth the calculation of Adjusted Net Income, LTM Adjusted Net Income, Adjusted Net Income Margin and LTM Adjusted Net Income Margin, for the periods indicated:
	For the three months ended March 31,			For the year ended December 31,
	2025	2025	2024	2024	2024	2023	2022
	(in US$ millions)(1)	(in millions of R$, except %)		(in US$ millions)(1)	(in millions of R$, except %)
Net income	132.0	757.8	2,052.9	800.9	4,599.1	7,537.0	11,479.6
Credit recovery/ provisions	—	—	—	92.1	529.0	(699.9)	173.9
Results in operations with joint ventures	—	—	(808.4)	(140.8)	(808.4)	—	—
Impairment of assets	—	—	—	34.8	199.6	—	—
Recovery of Eletrobras compulsory loan	—	—	—	(17.6)	(100.9)	—	—
Tax credits monetary update	—	—	—	—	—	(253.0)	—
Income tax effect on non-recurring adjustments	—	—	—	(23.0)	(131.8)	270.5	(59.1)
Adjusted Net Income(2)	132.0	757.8	1,244.5	746.5	4,286.6	6,854.6	11,594.4
Net sales	3,025.9	17,375.3	16,210.3	11,672.7	67,026.7	68,916.4	82,412.2
Adjusted Net Income Margin(3)	4.4%	4.4%	7.7%	6.4%	6.4%	9.9%	14.1%
	For the twelve months ended March 31,		For the three months ended March 31,			For the year ended December 31,
	2025	2025	2025	2025	2024	2024	2024	2023
	(in US$ millions)(1)	(in millions of R$, except %)	(in US$ millions)(1)	(in millions of R$, except %)		(in US$ millions)(1)	(in millions of R$, except %)
		A+C-B		A	B		C
Net income	575.4	3,304.0	132.0	757.8	2,052.9	800.9	4,599.1	7,537.0
Credit recovery/provisions	92.1	529.0	—	—	—	92.1	529.0	(699.9)
Results in operations with joint ventures	—	—	—	—	(808.4)	(140.8)	(808.4)	—
Impairment of assets	34.8	199.6	—	—	—	34.8	199.6	—
Recovery of Eletrobras compulsory loan	(17.6)	(100.9)	—	—	—	(17.6)	(100.9)	—
Tax credits monetary update	—	—	—	—	—	—	—	(253.0)
Income tax effect on non-recurring adjustments	(23.0)	(131.8)	—	—	—	(23.0)	(131.8)	270.5
LTM Adjusted Net Income(4)	661.7	3,799.9	132.0	757.8	1,244.5	746.5	4,286.6	6,854.6
Net sales LTM(5)	11,875.5	68,191.7	3,025.9	17,375.3	16,210.3	11,672.7	67,026.7	68,916.4
LTM Adjusted Net Income Margin(6)	5.6%	5.6%	4.4%	4.4%	7.7%	6.4%	6.4%	9.9%

(1)
Solely for the convenience of the reader, certain amounts in Brazilian reais have been translated into U.S. dollars at the exchange rate of R$5.7422 to US$ 1.00, which was the commercial selling rate for U.S. dollars as of March 31, 2025, as reported by the Central Bank.

(2)
We define Adjusted Net Income to mean net income for the period after adding or subtracting: (1) credit recovery/provisions; (2) results in operations with joint ventures; (3) impairment of assets; (4) recovery of Eletrobras compulsory loan; (5) tax credits monetary update; and (6) income tax effect on non-recurring adjustments. For more information, see “Presentation of Financial and Other Data — Non-GAAP Financial Measures — Adjusted Net Income, LTM Adjusted Net Income, Adjusted Net Income Margin and LTM Adjusted Net Income Margin.”

(3)
We define Adjusted Net Income Margin to mean Adjusted Net Income divided by net sales for the applicable period. For more information, see “Presentation of Financial and Other Data — Non-GAAP Financial Measures — Adjusted Net Income, LTM Adjusted Net Income, Adjusted Net Income Margin and LTM Adjusted Net Income Margin.”

(4)
We calculate LTM Adjusted Net Income for the twelve months ended March 31, 2025 as Adjusted Net Income for the three months ended March 31, 2025 plus Adjusted Net Income for the year ended December 31, 2024, less Adjusted Net Income for the three months ended March 31, 2024. For more information, see “Presentation of Financial and Other Data — Non-GAAP Financial Measures — Adjusted Net Income, LTM Adjusted Net Income, Adjusted Net Income Margin and LTM Adjusted Net Income Margin.”

(5)
We calculate net sales LTM for the twelve months ended March 31, 2025 as net sales for the three months ended March 31, 2025 plus net sales for the year ended December 31, 2024, less net sales for the three months ended March 31, 2024. For more information, see “Presentation of Financial and Other Data — Non-GAAP Financial Measures — Adjusted Net Income, LTM Adjusted Net Income, Adjusted Net Income Margin and LTM Adjusted Net Income Margin.”

(6)
We calculate LTM Adjusted Net Income Margin as LTM Adjusted Net Income divided by net sales LTM. For more information, see “Presentation of Financial and Other Data — Non-GAAP Financial Measures — Adjusted Net Income, LTM Adjusted Net Income, Adjusted Net Income Margin and LTM Adjusted Net Income Margin.”

n.a.: not applicable.

RISK FACTORS
Prospective purchasers of notes should carefully consider the risks described below and those described in “Item 3. Key Information — D. Risk Factors” of our 2024 Form 20-F which is incorporated by reference in the prospectus, as well as the other information in this prospectus supplement, before deciding to purchase any notes. Our business, results of operations, financial condition or prospects could be negatively affected if any of these risks occurs, and as a result, the trading price of the notes could decline and you could lose all or part of your investment.
Risks Relating to the Notes and the Guarantees
Any further downgrade of Brazil’s sovereign credit ratings could adversely affect the trading price of the notes.
We may be adversely affected by investors’ perceptions of risks related to Brazil’s sovereign debt credit rating. Rating agencies regularly evaluate Brazil and its sovereign ratings, which are based on a number of factors, including macroeconomic trends, fiscal and budgetary conditions, indebtedness metrics and the perspective of changes in any of these factors.
On July 26, 2023, Fitch Ratings upgraded Brazil’s country ceiling rating to “BB+” from “BB” following better-than-expected macroeconomic and fiscal performance, supported by proactive policies and reforms and reaffirmed this rating in 2024.
On December 19, 2023, S&P Global Ratings upgraded Brazil’s sovereign credit rating to “BB” from “BB-” following tax reform approval and reflecting the expectation the country will make progress addressing fiscal imbalances balanced by a strong external position and monetary policy but still weak economic prospects.
On October 1, 2024, Moody’s Ratings upgraded Brazil’s long-term issuer and senior unsecured bond ratings to “Ba1” from “Ba2” following material credit improvements, including a more robust growth performance than previously assessed by growing track record of economic and fiscal reforms.
Therefore, Brazil is still rated below investment grade by the three main credit rating agencies. Over the next years, a potential fiscal deterioration and a higher-than-expected debt level could lead to ratings downgrades. If Brazil is downgraded, it may affect rating of the notes and the market price of the notes.
The issuer and the guarantors may incur additional indebtedness ranking equal to the notes and the guarantees, respectively, which may reduce the amount of any liquidation proceeds available to investors in the notes.
The indenture governing the notes permits the issuer and the guarantors, as well as their subsidiaries, to incur additional debt, including debt that ranks on an equal and ratable basis with the notes and the guarantees, as the case may be. If the issuer or the guarantors or any of their subsidiaries incur additional debt or guarantees that rank on an equal and ratable basis with their respective indebtedness or guarantees of the notes, as the case may be, the holders of that debt (and beneficiaries of those guarantees) would be entitled to share ratably with the holders of the notes in any proceeds that may be distributed upon the bankruptcy, insolvency, liquidation, reorganization, dissolution or other winding up of the issuer or the guarantors. This would likely reduce the amount of any liquidation proceeds that would be available to you.
The issuer’s and the guarantors’ obligations under the notes and the guarantees will be junior to the issuer’s and each of the guarantors’ respective secured debt obligations, as well as to other statutory preferences and effectively junior to debt obligations of their subsidiaries, which may jeopardize enforcement of the notes or the guarantees and recovery of any investment in the notes.
The notes and the guarantees will constitute senior unsecured obligations of the issuer and the guarantors. The notes and the guarantees will rank equal in right of payment with all of the issuers’ and the guarantors’ other existing and future senior unsecured indebtedness. Although the notes and the guarantees will provide the holders of the notes with direct, but unsecured, claims on the issuer’s and guarantors’ assets and property, payment on the notes or the guarantees under the notes will be subordinated to the secured debt of each of the issuer or the guarantors to the extent of the assets and property securing such debt, as well as to other statutory preferences under Brazilian law, including post-petition claims, claims for salaries, wages, social security, taxes and court fees and expenses, among others. Payment on the notes or on the guarantees under the notes will also be structurally subordinated to the payment of secured and unsecured debt and other obligations of the issuer’s or the guarantors’ subsidiaries.
Upon liquidation or reorganization of the guarantors, any right of the holders of the notes to participate in the assets of the guarantors, including the capital stock of their subsidiaries, will be subject to the prior claims of the guarantors’ secured creditors, as well as to other statutory preferences pursuant to Brazilian bankruptcy law, including post-petition claims, claims for salaries, wages, social security, taxes and court fees and expenses, among others, and any such right to participate in the assets of the guarantors’ subsidiaries will be subject to the prior claims of the subsidiaries’ creditors. The indenture includes covenants limiting the ability of the guarantors and their subsidiaries to create or suffer to exist liens, although this limitation is subject to significant exceptions. In such a scenario, enforcement of the guarantees under the notes may be jeopardized and noteholders may lose some or all of their investment.
As of March 31, 2025, on a consolidated basis, Gerdau had R$14,506.5 million in current and non-current debt and debentures outstanding, of which all was unsecured debt, and the majority of the indebtedness of Gerdau’s subsidiaries is guaranteed by the guarantors. During the period from March 31, 2025 through the date hereof, Gerdau did not incur additional material indebtedness, except as disclosed in this prospectus supplement.
The issuer’s ability to make payments on the notes may be adversely affected by any difficulty in the guarantors’ ability to make payments to the issuer.
The issuer’s principal business activity is to act as a financing vehicle for the guarantors’ activities and operations. The issuer has no substantial assets. Holders of the notes must rely on the guarantors’ operations to pay amounts due in connection with the notes. The ability of the issuer to make payments of principal, interest and any other amounts due under the notes is contingent on its receipt from the guarantors of amounts sufficient to make these payments, and, in turn, on the guarantors’ ability to make these payments. In the event that the guarantors are unable to make such payments for any reason, the issuer will not have sufficient resources to satisfy its obligations under the indenture governing the notes.
A finding that the guarantors are subject to bankruptcy laws and that any of the guarantees executed by them was a fraudulent conveyance could result in the relevant noteholders losing their legal claim against the guarantors.
The issuer’s obligation to make payments on the notes is supported by the guarantors’ obligations under the guarantees. The guarantors have been advised by their external U.S. counsel that the guarantees are valid and enforceable in accordance with the laws of the State of New York and the United States. In addition, the guarantors have been advised by their external Brazilian counsel that the laws of Brazil do not prevent the guarantees from being valid, binding and enforceable against the guarantors in accordance with their terms.
In the event that fraudulent conveyance or similar laws are applied to the guarantees, and the guarantors, at the time they entered into the guarantees:
•
were or are insolvent or rendered insolvent by reason of our entry into such guarantees;

•
were or are engaged in business or transactions for which the assets remaining with the guarantors constituted unreasonably small capital; or

•
intended to incur or incurred, or believed or believe that the guarantors would incur, debts beyond their ability to pay such debts as they mature; and

•
in each case, intended to receive or received less than the reasonably equivalent value or fair consideration therefor,

then the guarantors’ obligations under the guarantees could be avoided, or claims with respect to that agreement could be subordinated to the claims of other creditors. Among other things, a legal challenge to the guarantees on fraudulent conveyance grounds may focus on the benefits, if any, realized by the guarantors as a result of the issuance of the notes. To the extent that the guarantees are held to be a fraudulent conveyance or unenforceable for any other reason, the holders of the notes would not have a claim against the guarantors under the guarantees and would solely have a claim against the issuer. The guarantors cannot ensure that, after providing for all prior claims, there will be sufficient assets to satisfy the claims of the noteholders relating to any avoided portion of the guarantees.
Restrictions on the movement of capital out of Brazil may impair the ability of holders of the notes to receive payments on the notes.
Brazilian law provides that whenever there is a serious imbalance in Brazil’s balance of payments or reasons to foresee a serious imbalance, the Brazilian government may impose temporary restrictions on the remittance to foreign investors of the proceeds of their investments in Brazil. The issuer and the guarantors cannot assure you that mechanisms for the transfer of reais and conversion into U.S. dollars will continue to be available at the time they are required to perform their obligations under the notes, the guarantees or the indenture, or that a more restrictive control policy, which could affect their ability to make payments under the notes or the indenture in U.S. dollars, will not be instituted in the future. If such financial mechanisms are not available, the guarantors may have to rely on a special authorization from the Central Bank to make payments under the notes in U.S. dollars or, alternatively, be required to make such payments with funds that the issuer or the guarantors hold outside Brazil. The issuer and the guarantors cannot assure you that any such Central Bank approval would be obtained or that such approval would be obtained on a timely basis or that they will have such funds available.
There is uncertainty as to the enforceability in the British Virgin Islands of judgments, including those predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. Therefore, certain judgments obtained against the issuer may be difficult to enforce in such jurisdiction.
Maples and Calder, our counsel as to the laws of the British Virgin Islands, has advised us that there is no statutory enforcement in the British Virgin Islands (where Gerdau Trade is incorporated) of judgments obtained in the U.S., however, the courts of the British Virgin Islands will in certain circumstances recognize such a foreign judgment and treat it as a cause of action in itself which may be sued upon as a debt at common law so that no retrial of the issues would be necessary, provided that:
•
the U.S. court issuing the judgment had jurisdiction in the matter and Gerdau Trade either submitted to such jurisdiction or was resident or carrying on business within such jurisdiction and was duly served with process;

•
the judgment is final and for a liquidated sum;

•
the judgment given by the U.S. court was not in respect of penalties, taxes, fines or similar fiscal or revenue obligations of Gerdau Trade;

•
in obtaining judgment there was no fraud on the part of the person in whose favor judgment was given or on the part of the court;

•
recognition or enforcement of the judgment in the British Virgin Islands would not be contrary to public policy; and

•
the proceedings pursuant to which judgment was obtained were not contrary to natural justice.

A British Virgin Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere. The courts of the British Virgin Islands have jurisdiction to give judgment in the currency of the relevant obligation.
Maples and Calder has further advised that the British Virgin Islands courts are unlikely (i) to recognize or enforce against Gerdau Trade judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any State; and (ii) in original actions brought in the British Virgin Islands, to impose liabilities against Gerdau Trade predicated upon the civil liability provisions of the securities laws of the United States or any State, in so far as the liabilities imposed by those provisions are penal in nature.

British Virgin Islands bankruptcy laws may be less favorable to you than bankruptcy and insolvency laws in other jurisdictions and you may face foreign exchange risks in connection with any British Virgin Islands bankruptcy judgment, which may adversely affect amounts recoverable by noteholders.
Gerdau Trade is a BVI business company limited by shares incorporated under the laws of the British Virgin Islands and, as such, any insolvency proceedings applicable to it are in principle governed by British Virgin Islands law. The insolvency laws of the British Virgin Islands may not be as favorable to your interests as creditors as the laws of the United States or certain other jurisdictions with which you may be familiar. For further information, see “Enforcement of Civil Liabilities — British Virgin Islands” in the accompanying prospectus.
Brazilian bankruptcy laws may be less favorable to you than bankruptcy and insolvency laws in other jurisdictions and may set forth that payments will be made in local currency.
The guarantors may become subject to bankruptcy or judicial reorganization proceedings in Brazil. Brazilian bankruptcy law may be significantly different from, and may be less favorable to creditors than, those of certain other jurisdictions. Noteholders may have limited rights at creditors’ meetings in the context of a court reorganization proceeding. In a judicial reorganization, the foreign currency amounts of liabilities will be converted into reais for purposes of voting in a creditors’ meeting (at the foreign exchange rate on the day before the meeting). In this case, the foreign currency creditors will vote the amount of their claims calculated in reais. The debt itself will remain in the currency set out in the corresponding agreement. The reorganization plan, which is subject to the approval of the creditors, may set forth that payments will be made in local currency. However, the plan may provide for a debt restructuring (e.g., haircut or grace period). If the plan is rejected by the creditors, the judicial reorganization must be converted into a bankruptcy. In addition, in the event of a bankruptcy, all of the guarantors’ debts that are denominated in foreign currency, including the notes, will be converted into reais at the prevailing exchange rate on the date of declaration of the bankruptcy by the court. The guarantors cannot assure you that such exchange rate will fully compensate for the amount invested in the notes.
In addition, creditors of the guarantors may hold negotiable instruments or other instruments governed by local law that grant rights to attach the assets of the guarantors at the inception of judicial proceedings in Brazil, which attachment is likely to result in priorities benefiting those creditors when compared to the rights of holders of the notes.
Judgments of Brazilian courts enforcing the obligations of the guarantors under the notes would be payable only in reais, which may adversely affect amounts recoverable by noteholders.
If enforcement proceedings were brought in Brazil seeking to enforce the obligations of the guarantors under the notes, the guarantors would not be required to discharge their obligations in a currency other than reais. Any judgment obtained against the guarantors in Brazilian courts related to any payment obligations under the notes will be expressed in a reais amount equivalent to the U.S. dollar amount of such payment at the exchange rate published by the Central Bank on either (i) the date of payment, (ii) the date on which such judgment is rendered or (iii) the actual due date of the obligations. There can be no assurance that such exchange rate will afford you full compensation of the amounts invested in the notes. For further information, see “Enforcement of Civil Liabilities — Brazil” in the accompanying prospectus.
An active trading market for the notes may not develop, which may substantially limit the ability of investors to sell notes at the specified price and time they desire.
We cannot assure you that an active trading market for the notes will develop. The notes constitute a new issue of securities, for which there is no existing market. We will apply to list the notes on the NYSE. We cannot assure you that our listing application with the NYSE will be approved. We cannot provide you with any assurances regarding the future development of a market for the notes, the ability of holders of the notes to sell their notes, or the price at which such holders may be able to sell their notes. If such market were to develop, the notes could trade at prices that may be higher or lower than the initial offering price, depending on many factors, including prevailing interest rates, our results of operations and financial condition, political and economic developments in and affecting Brazil and the market for similar securities. The underwriters have advised us that they currently intend to make a market in the notes. However, the underwriters are not obligated to do so and any market-making with respect to the notes may be discontinued at any time without notice. Therefore, we cannot assure you as to the development or liquidity of, any trading market for the notes. The liquidity of any market for the notes will depend on a number of factors, including:
•
the number of holders of notes;

•
our operating performance and financial condition;

•
the market for similar securities;

•
the interest of securities dealers in making a market in the notes; and

•
prevailing interest rates.

Historically, the market for debt securities similar to the notes has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. We cannot assure you that the market, if any, for the notes will be free from similar disruptions or that any such disruptions may not adversely affect the prices at which you may sell your notes. Therefore, we cannot assure you that you will be able to sell your notes at a particular time or the price that you receive when you sell will be favorable.
We cannot assure you that the credit ratings of the notes will not be lowered, suspended or withdrawn by the rating agencies, which may adversely affect the trading price and marketability of the notes or increase our corporate borrowing costs.
The credit ratings of the notes may change after issuance. Such ratings are limited in scope and do not address all material risks relating to an investment in the notes, but rather reflect only the views of the rating agencies at the time the ratings are issued. An explanation of the significance of such ratings may be obtained from the rating agencies. As of the date of this prospectus supplement, Gerdau’s global corporate ratings are BBB with a stable outlook by Standard & Poor’s and Fitch and Baa2 with a stable outlook by Moody’s.
We cannot assure you that our credit ratings or the credit ratings of the notes will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies if, in the judgment of such rating agencies, circumstances so warrant. Any lowering, suspension or withdrawal of such ratings may have an adverse effect on the trading price and marketability of the notes or increase our corporate borrowing costs.
Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. These credit ratings may not reflect the potential impact of all risks relating to the notes. Agency credit ratings are not a recommendation to buy, sell, or hold any security, and may be revised adversely or downgraded or withdrawn at any time by the issuing organization. Each agency’s rating should be evaluated independently of any other agency’s credit rating.

SUMMARIZED ISSUER AND GUARANTOR FINANCIAL INFORMATION
In lieu of providing separate financial statements for the issuer and the guarantors (collectively, the “Obligor Group”), we have presented the following supplemental summarized combined statement of operations and balance sheet information for the Obligor Group based on Rule 13-01 of the SEC’s Regulation S-X.
Information for our non-guarantor subsidiaries has been excluded from the combined summarized financial information of the Obligor Group. The accompanying summarized combined financial information does not reflect investments of the Obligor Group in non-guarantor subsidiaries. Intercompany balances and transactions within the Obligor Group have been eliminated. The Obligor Group’s amounts due to non-guarantor subsidiaries and related parties have been presented in separate line items.
The following tables contain the summarized financial information of the Obligor Group as of and for the three-month periods ended March 31, 2025 and 2024 and as of and for the years ended December 31, 2024 and December 31, 2023:
Obligor Group Summarized Combined Balance Sheet
	As of March 31,		As of December 31,
	2025	2025	2024	2024	2023
	(in US$ millions)(1)	(in R$ millions)	(in US$ millions)(1)	(in R$ millions)
Total current assets	2,598.9	14,923.4	3,010.5	17,287.0	14,678.1
Total non-current assets	9,128.9	52,420.2	8,787.7	50,460.9	46,899.3
Total current liabilities	1,260.8	7,239.7	1,135.3	6,519.0	7,198.6
Total non-current liabilities	2,743.8	15,755.5	2,724.5	15,644.5	10,478.9
Due from non-Guarantors	213.0	1,223.0	245.7	1,410.8	1,774.1
Due to non-Guarantors	351.6	2,019.0	382.2	2,194.8	3,303.1
Due from related parties	—	0.2	6.5	37.5	186.7
Due to related parties	0.6	3.2	1.2	6.7	10.6

(1)
Solely for the convenience of the reader, certain amounts in Brazilian reais have been translated into U.S. dollars at the exchange rate of R$5.7422 to US$1.00, which was the commercial selling rate for U.S. dollars as of March 31, 2025, as reported by the Central Bank.

Obligor Group Summarized Combined Statement of Operations Information
	For the three-month period ended March 31,			For the year ended December 31,
	2025	2025	2024	2024	2024	2023
	(in US$ millions)(1)	(in R$ millions)		(in US$ millions)(1)	(in R$ millions)
Net sales	1,288.9	7,401.2	7,356.8	5,157.6	29,615.9	30,558.1
Loss before financial income (expenses) and taxes	(82.3)	(472.6)	(623.5)	(348.1)	(1,999.0)	(1,176.2)
Net loss	(164.8)	(946.3)	(781.3)	(636.7)	(3,656.0)	(2,740.6)
Revenue from non-Guarantors	44.8	257.2	275.4	164.2	942.8	954.3
Revenue from related parties	—	0.2	34.0	33.3	191.3	1,442.7

(1)
Solely for the convenience of the reader, certain amounts in Brazilian reais have been translated into U.S. dollars at the exchange rate of R$5.7422 to US$1.00, which was the commercial selling rate for U.S. dollars as of March 31, 2025, as reported by the Central Bank.

USE OF PROCEEDS
We estimate the net proceeds from the sale of the notes to be approximately US$      million after deducting the underwriting discount and the estimated expenses of the offering payable by us. We intend to use the net proceeds from the sale of the notes to purchase the Target Notes tendered pursuant to the Tender Offer (and pay related expenses thereunder); and the remainder, if any, for general corporate purposes.
The underwriters are acting as dealer managers in connection with the Tender Offer and may receive a commission for also acting in such capacity. In addition, certain underwriters or their affiliates may hold Target Notes to be purchased with the proceeds of this offering and therefore may receive a portion of proceeds if the Target Notes are purchased. None of the underwriters shall have any responsibility for the application of the net proceeds of the notes.

CAPITALIZATION
The following table set forth our consolidated capitalization as of March 31, 2025 based on our audited consolidated financial statements prepared in accordance with IFRS, as issued by the IASB: (i) on an actual historical basis; (ii) as adjusted to reflect the payment of dividends in the amount of R$0.12 per share in the second quarter of 2025, as described above in “Summary — Recent Developments — Quarterly Dividend” and the 19th issuance of debentures, as described above in “Summary — Recent Developments —  19th Issuance of Debentures”; and (iii) as further adjusted to reflect the receipt of net proceeds in the amount of US$      million (R$      million) from the issuance of the notes in this offering (without considering our application of the net proceeds in the concurrent Tender Offer).
	As of March 31, 2025
	Actual		As Adjusted(2)		As Further Adjusted(3)
	(in millions of US$)(1)	(in millions of R$)	(in millions of US$)(1)	(in millions of R$)	(in millions of US$)(1)	(in millions of R$)
Current	392.7	2,255.1	392.7	2,255.1
Short-term debt	365.1	2,096.6	365.1	2,096.6
Debentures	27.6	158.5	27.6	158.5
Non-current	2,133.5	12,251.4	2,133.5	12,251.4
Long-term debt	1,473.4	8,460.8	1,473.4	8,460.8
Debentures	660.1	3,790.6	899.6	5,165.6
Equity	9,790.6	56,219.5	9,748.2	55,976.0
Total capitalization(4)	12,316.8	70,726.0	12,513.8	71,857.5

(1)
For convenience purposes only, the amounts in reais as of March 31, 2025 have been translated to U.S. dollars using the rate of R$5.7422 to US$1.00, which was the commercial selling rate for U.S. dollars as of March 31, 2025, as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been, or could be converted into U.S. dollars at that or any other exchange rate.

(2)
As adjusted to reflect the payment of dividends in the amount of R$0.12 per share in the second quarter of 2025, totaling R$243.5 million, as described above in “Summary — Recent Developments — Quarterly Dividend” and the 19th issuance of debentures, totaling R$1,375.0 million, as described above in “Summary — Recent Developments —  19th Issuance of Debentures.”

(3)
As further adjusted to reflect the receipt of net proceeds in the amount of US$      million (R$      million) from the issuance of the notes in this offering (without considering our application of the net proceeds in the concurrent Tender Offer).

(4)
Total capitalization is the sum of our short- and long-term debt and debentures and our shareholders’ equity. Total capitalization has no standardized meaning and our definition may not be comparable to the definition of total capitalization, or similar terms, used by other companies.

Other than as described in this section, there has been no material change in our capitalization since March 31, 2025.

DESCRIPTION OF THE NOTES
The following description of the particular terms of the notes supplements and modifies the description of the general terms and provisions of debt securities set forth in the accompanying prospectus under the heading “Description of the Debt Securities,” which you should read in conjunction with this prospectus supplement. If the description of the terms of the notes in this prospectus supplement differs in any way from that in the accompanying prospectus, you should rely on the information contained in this prospectus supplement. You will find the definitions of capitalized terms used in this section under “Description of the Debt Securities — Certain Defined Terms” in the accompanying prospectus. In this description and in the related section entitled “Description of the Debt Securities” in the accompanying prospectus, references to “Gerdau” mean Gerdau S.A. only, references to “Gerdau Trade” means Gerdau Trade Inc. only, references to “Gerdau Açominas” mean Gerdau Açominas S.A. only and references to “Gerdau Aços Longos” mean Gerdau Aços Longos S.A. only and, in each case, do not include any of their respective subsidiaries.
These descriptions are a summary of the material terms of the notes and the indenture (as defined below), including a supplement to the indenture concerning the notes. This summary does not restate the terms of the notes or the indenture in their entirety. We urge you to read the notes and the indenture because they, and not this description, define your rights as investors. You may obtain a copy of the indenture and the form of the supplemental indenture and the notes by contacting us as described in the accompanying prospectus under “Where You Can Find More Information.”
General
Gerdau Trade will issue the notes pursuant to an indenture, dated on or about           , 2025, among Gerdau Trade, as issuer, Gerdau, Gerdau Açominas and Gerdau Aços Longos, as guarantors, and The Bank of New York Mellon, as trustee, registrar, transfer agent and paying agent, as supplemented by a first supplemental indenture, to be dated the delivery date of the notes, among Gerdau Trade, as issuer, Gerdau, Gerdau Açominas and Gerdau Aços Longos, as guarantors, and The Bank of New York Mellon, as trustee, registrar, transfer agent and paying agent, which we refer to as the “indenture.” Gerdau Trade is referred to herein as the “issuer.” Gerdau, Gerdau Açominas and Gerdau Aços Longos are collectively referred to herein as the “guarantors” and each individually as a “guarantor.”
Brief Description of the Notes and the Guarantees
The notes:
•
will be a series of the issuer’s debt securities described in the accompanying prospectus;

•
will be senior unsecured obligations of the issuer;

•
will initially be issued in an aggregate principal amount of US$      (subject to the issuer’s right to issue additional notes of this series as described under “— Further Issuances”);

•
will mature at 100% of their principal amount on           ,           ;

•
will be subject to optional redemption, tax redemption or redemption following a tender offer as described under “— Redemption;”

•
will be issued in minimum denominations of US$2,000 and integral multiples of US$1,000 in excess thereof;

•
will be represented by one or more registered notes in global form and may be exchanged for notes in definitive form only in limited circumstances; and

•
will be unconditionally guaranteed on a senior unsecured basis by the guarantors.

Interest on the notes:
•
will accrue at the rate of           % per annum;

•
will accrue from the date of issuance or from the most recent interest payment date;

•
will be payable in cash semi-annually in arrears on           and           of each year, commencing on           , 2025;

•
will be payable to the holders of record on the           and           immediately preceding the related interest payment dates; and

•
will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Principal of, interest (including additional interest, if any) and any additional amounts on the notes will be payable at the office of the trustee and at the offices of the paying agents, and the transfer of the notes will be registrable at the office of the trustee and registrar and at the offices of the transfer agents. If and for so long as the notes are listed on the New York Stock Exchange and the rules of that securities exchange will so require, the issuer and the guarantors will maintain a paying agent and transfer agent in New York.
Guarantees
Gerdau and each other guarantor will jointly and severally guarantee, on a senior unsecured basis, the due and punctual payment of all amounts due and payable on the notes (including any “make-whole” premium described under “— Redemption” and the payment of additional amounts described under “— Additional Amounts”) and the indenture when and as the same shall become due and payable. No subsidiary of Gerdau, other than the named guarantors, is or will be obligated to guarantee the notes.
Ranking
Notes
The notes will constitute a direct, senior unsecured obligation of the issuer. The obligations of the issuer under the notes will rank at least pari passu in priority of payment with all existing and future senior unsecured indebtedness of the issuer, subject to certain statutory preferences under applicable law, including labor and tax claims.
The obligations of the issuer under the notes will also rank:
•
senior in right of payment to any subordinated debt of the issuer; and

•
effectively subordinated to the debt and other obligations (including subordinated debt and trade payables) of Gerdau’s subsidiaries that are not guarantors and to secured debt and other secured obligations of Gerdau to the extent of such security.

Guarantees
The obligations of each guarantor will rank:
•
pari passu in priority of payment with all existing and future senior unsecured indebtedness of that guarantor, subject to certain statutory preferences under applicable law, including labor and tax claims. See “Risk Factors — Risks Relating to the Notes and the Guarantees — The issuer’s and the guarantors’ obligations under the notes and the guarantees will be junior to the issuer’s and each of the guarantors’ respective secured debt obligations, as well as to other statutory preferences and effectively junior to debt obligations of their subsidiaries, which may jeopardize enforcement of the notes or the guarantees and recovery of any investment in the notes”;

•
senior in right of payment to any subordinated debt of that guarantor; and

•
effectively subordinated to the debt and other obligations (including subordinated debt and trade payables) of that guarantor’s subsidiaries that are not guarantors and to secured debt and other secured obligations of that guarantor to the extent of such security.

None of Gerdau’s subsidiaries (other than the named guarantors) is guaranteeing the notes. Claims of creditors of such non-guarantor subsidiaries, including trade creditors and creditors holding indebtedness or guarantees issued by such non-guarantor subsidiaries, and claims of preferred stockholders of such non-guarantor subsidiaries generally will have priority with respect to the assets and earnings of such non-guarantor subsidiaries over the claims of Gerdau’s creditors, including holders of the notes. Accordingly, the notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of Gerdau’s non-guarantor subsidiaries. The indenture does not require any existing subsidiaries (other than the named guarantors) or any future subsidiaries of Gerdau to guarantee the notes, and it does restrict any guarantor from disposing of its assets to a third party or a subsidiary of Gerdau that is not guaranteeing the notes. See “— Covenants.”
Gerdau continuously monitors the market for its outstanding securities, and may from time to time engage in liability management transactions with its own obligations.
Certain of Gerdau’s operations are, and in the future may be, conducted through its subsidiaries, which subsidiaries may issue debt without any limitation or restrictions.
As of March 31, 2025, on a consolidated basis, Gerdau had R$14,506.5 million in current and non-current debt and debentures outstanding, of which all was unsecured debt, and the majority of the indebtedness of Gerdau’s subsidiaries is guaranteed by the guarantors.
Redemption
The issuer will not be permitted to redeem the notes before their Stated Maturity, except as set forth below. The notes will not be entitled to the benefit of any sinking fund, meaning that the issuer will not deposit money on a regular basis into any separate account to repay the notes. See “Description of the Debt Securities — Redemption — General Provisions for Redemption” in the accompanying prospectus.
Optional Tax Redemption
Subject to the limitations and exceptions described in “Description of the Debt Securities — Optional Tax Redemption” in the accompanying prospectus, the notes will be redeemable at the option of the issuer, in whole, but not in part, upon giving not less than 10 nor more than 60 days’ notice to the holders (which notice will be irrevocable and made to the trustee no later than five business days prior to when notice is due to holders), at 100% of the principal amount thereof, plus accrued and unpaid interest and any additional amounts payable with respect thereto if (i) the issuer has or will become obligated to pay additional amounts as discussed below under “— Additional Amounts” with respect to such notes in excess of the additional amounts that the issuer would pay if payments in respect of the notes were subject to deduction or withholding at a rate of 15% (determined without regard to any interest, fees, penalties or other additions to tax) as a result of any change in, or amendment to, the treaties, laws or regulations of a Taxing Jurisdiction, or any change in the application or official interpretation of such laws or regulations, which change or amendment occurs after the date of the indenture (or, in the case of any jurisdiction that becomes a Taxing Jurisdiction after the date of the indenture, after the date on which such jurisdiction becomes a Taxing Jurisdiction), and (ii) such obligation cannot be avoided by the issuer taking reasonable measures available to it. For the avoidance of doubt, for purposes of the preceding sentence, reasonable measures shall include a change of the jurisdiction of incorporation, residence or domicile of the issuer, or any paying agent. No such notice of redemption will be given earlier than 60 days prior to the earliest date on which the issuer would be obligated to pay such additional amounts if a payment in respect of such notes were then due.
Prior to the publication or mailing of any notice of redemption of the notes as described above, the issuer must deliver to the trustee an officers’ certificate to the effect that the obligations of the issuer to pay additional amounts cannot be avoided by the issuer taking reasonable measures available to it. The issuer will also deliver an opinion of an independent legal counsel of recognized standing stating that the issuer either has or will become obligated to pay additional amounts due to the changes in treaties, tax laws or regulations. The trustee will accept this certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent set forth in clauses (i) and (ii) of the preceding paragraph, in which event it will be conclusive and binding on the holders.
Optional Redemption with a Make-Whole Amount
Prior to           ,           (which is the date that     months prior to the notes Stated Maturity) (the “Par Call Date”), the issuer may redeem the notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:
(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus   basis points less (b) interest accrued to the date of redemption, and
(2) 100% of the principal amount of the notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date.
“Treasury Rate” means, with respect to any redemption date, the yield determined by the issuer in accordance with the following two paragraphs.
The Treasury Rate shall be determined by the issuer after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) — H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities — Treasury constant maturities — Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the issuer shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the following two yields — one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life — and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.
If on the third business day preceding the redemption date H.15 TCM is no longer published, the issuer shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the issuer shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the issuer shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.
The trustee shall not have any responsibility to calculate or determine, nor shall it be liable to the issuer, the guarantors, the holders or any party for, any calculation hereto.
Optional Redemption without a Make-Whole Amount (Par Redemption)
At any time on or after the Par Call Date, the issuer will have the right to redeem the notes, in whole or in part and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest on the principal amount of the notes being redeemed to, but excluding, such redemption date.
Redemption following Tender Offer
Notwithstanding the foregoing, in connection with any tender offer for the notes, in the event that the holders of not less than 85% of the aggregate principal amount of the outstanding notes validly tender and do not validly withdraw notes in such tender offer or a third party purchases all the notes held by such holders, then the issuer will have the right, on not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase date, to redeem all of the notes that remain outstanding following such purchase at a price equal to the price paid to each other holder in such tender offer, plus, to the extent not included in the purchase price, accrued and unpaid interest and additional amounts, if any, on the notes that remain outstanding, to the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).
Open Market Purchases
The issuer, the guarantors or their respective affiliates may at any time purchase notes in the open market or otherwise at any price. Any such purchased notes may be held in treasury, canceled, or may be resold in compliance with applicable requirements or exemptions under the relevant securities laws.
Payment of Additional Amounts
Subject to the limitations and exceptions described in “Description of the Debt Securities — Payment of Additional Amounts” in the accompanying prospectus, and the exceptions described below, the issuer or the guarantors will pay such additional amounts as may be necessary to ensure that the net amounts receivable by holders after withholding or deduction for taxes imposed by a Taxing Jurisdiction (as defined in “Description of the Debt Securities — Payment of Additional Amounts” in the accompanying prospectus) will equal the amounts that would have been payable in the absence of such withholding or deduction. However, no additional amounts shall be payable on account of any tax imposed pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any successor law or regulation implementing or complying with, or introduced in order to conform to, such sections or any intergovernmental agreement or any agreement entered into pursuant to Section 1471(b)(1) of the Code.
In addition, no additional amounts shall be paid with respect to any payment on a note to a holder who is a fiduciary, a partnership, a limited liability company or other beneficial owner of that payment to the extent that payment would be required by the Taxing Jurisdiction to be included in the income, for tax purposes, of a beneficiary or settlor with respect to the fiduciary, a member of that partnership, an interest holder in a limited liability company or a beneficial owner who would not have been entitled to the additional amounts had that beneficiary, settlor, member or beneficial owner been the holder. See “Description of the Debt Securities — Payment of Additional Amounts” in the accompanying prospectus.
Payments
The issuer will make all payments on the notes exclusively in U.S. dollars.
The issuer will make payments of principal and interest on the notes to the principal paying agent, which will pass such funds to the trustee and any other paying agents or to the holders. See “Certain Material Tax Considerations.”
The issuer will pay principal and interest on the notes to the persons in whose name the notes are registered at the close of business on the 15th day before the due date for payment. Payments of principal and interest in respect of each note will be made by the paying agents by U.S. dollar check drawn on a bank in New York City and mailed to the holder of such note at its registered address. Upon application by the holder to the specified office of any paying agent not less than 15 days before the due date for any payment in respect of a note, such payment may be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in New York City.

Under the terms of the indenture, payment by the issuer of any amount payable under the notes on the due date thereof to the principal paying agent in accordance with the indenture will satisfy the obligation of the issuer to make such payment; provided, however, that the liability of the principal paying agent shall not exceed any amounts paid to it by the issuer, or held by it, on behalf of the holders under the indenture. The issuer has agreed to indemnify the holders of the notes in the event that there is a subsequent failure by the trustee or any paying agent to pay any amount due in respect of the notes in accordance with the notes and the indenture so that the holders will receive such amounts as would have been received by them had no such failure occurred.
All payments will be subject in all cases to any applicable tax or other laws and regulations, but without prejudice to the provisions of “— Additional Amounts.” No commissions or expenses will be charged to the holders in respect of such payments.
Subject to applicable law, the trustee and the paying agents will pay to the issuer upon written request any monies held by them for the payment of principal or interest that remains unclaimed for two years, and, thereafter, holders entitled to such monies must look to the issuer for payment as general creditors. After the return of such monies by the trustee or the paying agents to the issuer, neither the trustee nor the paying agents shall be liable to the holders in respect of such monies.
The issuer shall pay interest on overdue principal or installments of interest, to the extent lawful, at the rate borne by the notes plus 1% per annum from and including the date when such amounts were due and through and including the date of payment by the issuer.
Notwithstanding the provisions of this Section, payments on the notes registered on the name of DTC shall be effected in accordance with DTC’s applicable procedures.
Defeasance and Discharge
The issuer and the guarantors may at any time terminate all of their obligations with respect to the notes, which we refer to as “defeasance,” except for certain obligations, including those regarding any trust established for a defeasance and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain agencies in respect of notes. The issuer and the guarantors may at any time terminate their obligations under certain covenants set forth in the indenture, and any omission to comply with such obligations will not constitute a Default or an Event of Default with respect to the notes issued under the indenture, which we refer to as “covenant defeasance.” In order to exercise either defeasance or covenant defeasance, the issuer and the guarantors, either acting through Gerdau or otherwise, must irrevocably deposit in trust, for the benefit of the holders of the notes, with the trustee money or U.S. government securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of an internationally recognized firm of independent public accountants expressed in a written certificate delivered to the trustee, without consideration of any reinvestment, to pay the principal of, and interest on the notes to redemption or maturity and comply with certain other conditions, including the delivery of certain opinions of counsel as to certain tax matters.
Covenants
Holders of the notes will benefit from certain covenants contained in the indenture and affecting the issuer’s ability to incur liens and merge with other entities. You should read the information under the heading “Description of the Debt Securities — Certain Covenants” in the accompanying prospectus.
Limitations on the Issuer
The indenture will limit and restrict the issuer from taking the following actions or engaging in the following activities or transactions:
(1)   so long as any of the notes are outstanding, incurring or permitting to exist any Debt for borrowed money unless such financing transactions are guaranteed by one or more of the guarantors in respect of the amounts so financed; and

(2)   entering into any consolidation, merger, amalgamation, joint venture or other form of combination with any person, or selling, leasing, conveying or otherwise disposing of any of its assets or receivables, except as otherwise permitted under “— Limitation on Consolidation, Merger or Transfer of Assets” below.
Events of Default
Holders of the notes will have special rights if an event of default occurs and is not cured or waived. “Events of Default” with respect to the notes are defined to include: (i) certain failures by the issuer or the guarantors to make payment on principal and interest of the notes after the lapse of grace periods; (ii) failure by the issuer and or the guarantors to comply with certain covenants applicable to the notes after giving of notice and lapse of grace periods; (iii) failure by the issuer or any of the guarantors or any Significant Subsidiary to make payment at maturity of Debt in a total aggregate principal amount of US$150.0 million or more or the acceleration of maturity of Gerdau or its subsidiaries’ indebtedness in a total aggregate principal amount of US$150.0 million or more; (iv) final judgments or decrees for payment of money of US$150.0 million or more are not paid by the issuer or any of the guarantors or any Significant Subsidiary; (v) certain events (including proceedings or becoming subject to such proceedings) of bankruptcy, reorganization or insolvency of the issuer or any of the guarantors or any Significant Subsidiary; and (vi) any guarantee of the notes ceases to be valid or in full force and effect or any of the guarantors denies or disaffirms its obligations under its guarantee of the notes.
These events of default are described in detail under the heading “Description of the Debt Securities — Events of Default” in the accompanying prospectus and should be read in conjunction with the indenture, as supplemented by the first supplemental indenture.
Further Issuances
Under the indenture, the issuer may from time to time, without notice to or consent of the noteholders, create and issue an unlimited principal amount of additional notes having the same terms and conditions as the initial notes in all respects, except that the issue date, the issue price and the first payment of interest thereon may differ; provided, however, that unless such additional notes are issued under a separate CUSIP, such additional notes will be fungible with the initial notes for U.S. federal income tax purposes or, if such additional notes are not fungible with the initial notes for U.S. federal income tax purposes, neither the initial notes nor the additional notes are issued with more than a de minimis amount of original issue discount for U.S. federal income tax purposes. Any such additional notes will form a single series and vote together with the previously outstanding notes for all purposes hereof.
Book-Entry Ownership, Denomination and Transfer Procedures for the Notes
The following description of the operations and procedures of DTC supplements the description contained under the heading “Legal Ownership of Debt Securities” in the accompanying prospectus and is provided to you solely as a matter of convenience. You should read this section in conjunction with the information provided in the accompanying prospectus. These operations and procedures are solely within the control of the respective settlement systems and are subject to change from time to time. We take no responsibility for these operations and procedures and urge you to contact the systems or their participants directly to discuss these matters.
The issuer and the guarantors will make an application to DTC for acceptance in its book-entry settlement system of the notes, which will be in global form. The notes will be deposited with the trustee, as custodian, for the nominee of DTC. The custodian and DTC will electronically record the principal amount of the notes held within the DTC system. Investors may hold such interests directly through DTC if they are participants in DTC.
Ownership of beneficial interests in the notes will be limited to persons who have accounts with DTC, whom we refer to as DTC participants, or persons who hold interests through DTC participants. We expect that under procedures established by DTC:
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upon deposit of the notes with DTC’s custodian, DTC will credit portions of the principal amount of the notes to the accounts of the DTC participants designated by the underwriters; and

•
ownership of beneficial interests in the notes will be shown on, and transfer of ownership of those interests will be effected only through records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the notes).

As long as DTC or its nominee is the registered holder of the notes, DTC or its nominee will be considered the sole owner and holder of the notes for all purposes under the indenture and the notes. Except as described above, if you hold a book-entry interest in the notes in global form, you:
•
will not have notes registered in your name;

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will not receive physical delivery of notes in certificated form; and

•
will not be considered the registered owner or holder of an interest in the notes under the indenture or the notes.

As a result, each investor who owns a beneficial interest in the notes must rely on the procedures of DTC to exercise any rights of a holder under the indenture (and, if the investor is not a participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).
Payments of the principal of, and interest on, the notes registered in the name of DTC’s nominee will be to the order of its nominee as the registered owner of such notes. It is expected that the nominee, upon receipt of any such payment, will credit DTC participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the notes as shown on the records of DTC or the nominee. We also expect that payments by DTC participants to owners of beneficial interests in the notes held through such DTC participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such DTC participants. Neither we nor the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of ownership interests in the notes or for maintaining, supervising or reviewing any records relating to such ownership interests.
DTC has advised the issuer that it will take any action permitted to be taken by a holder of notes (including, without limitation, the presentation of notes for exchange as described above) only at the direction of one or more participants in whose account with DTC interests in notes are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, in the circumstances described below, DTC will surrender the notes for exchange for individual definitive notes.
DTC has advised the issuer as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” under the laws of the State of New York, a member of the U.S. Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic computerized book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to DTC is available to others, such as banks, securities brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a DTC direct participant, either directly or indirectly.
The foregoing information about DTC has been provided for information purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.
Although DTC has agreed to the foregoing procedures in order to facilitate transfers of beneficial interests in the notes among participants and accountholders of DTC, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee nor any of the trustee’s agents will have any responsibility for the performance by DTC or its respective direct or indirect participants or accountholders of their respective obligations under the rules and procedures governing their operations.

While a note in global form is lodged with DTC or the custodian, notes represented by individual certificated form will not be eligible for clearing or settlement through DTC.
Beneficial interests in the global notes will be subject to certain restrictions on transfer and must be made in accordance with the procedures set forth in the indenture and the global notes will bear the applicable legends regarding the restrictions set forth under the transfer restrictions set forth in the indenture.
Notes in Certificated Form
Registration of title to notes in a name other than DTC or its nominee will not be permitted unless (i) DTC has notified the issuer that it is unwilling or unable to continue as depositary for the notes in global form or the depositary ceases to be a clearing agency registered under the Exchange Act at a time when DTC is required to be so registered in order to act as depositary, and, in each case, we do not or cannot appoint a successor depositary within 90 days or (ii) the issuer decides in its sole discretion to allow some or all book-entry notes to be exchangeable for notes in certificated form in registered form. In such circumstances, the issuer and the guarantors will cause sufficient notes in certificated form to be executed and delivered to the registrar for completion, authentication and dispatch to the relevant holders of notes. Payments with respect to notes in certificated form may be made through the transfer agent. A person having an interest in the notes in global form must provide the registrar with a written order containing instructions and such other information as the securities registrar and we may require to complete, execute and deliver such notes in certificated form.
If we issue notes in certificated form, holders of notes in certificated form will be able to transfer their notes, in whole or in part, by surrendering the notes, with a duly completed form of transfer, for registration of transfer at the office of the trustee, registrar or at the offices of the transfer agents. The issuer and the guarantors will not charge any fee for the registration or transfer or exchange, except that it may require the payment of a sum sufficient to cover any applicable tax or other governmental charge payable in connection with the transfer.
Regarding the Trustee
The issuer and the guarantors may maintain banking relationships in the ordinary course of business with the trustee.
Governing Law
The indenture and the notes are governed by, and will be construed in accordance with, the laws of the State of New York.
The issuer and the guarantors will submit to the non-exclusive jurisdiction of the U.S. federal and New York State courts located in the Borough of Manhattan, City and State of New York for purposes of all legal actions and proceedings instituted in connection with the notes and the indenture. The issuer and the guarantors will appoint Cogency Global, Inc. as authorized agent upon which process may be served in any such action.

CERTAIN MATERIAL TAX CONSIDERATIONS
The following discussion, subject to the limitations set forth below, describes certain material British Virgin Islands, Brazil and United States federal income tax considerations relating to your acquisition, ownership and disposition of notes. This discussion does not purport to be a complete analysis of all material tax considerations on British Virgin Islands, Brazil and the United States tax regulations and does not address the tax treatment of holders of notes under the laws of other countries. Holders of notes who are resident in countries other than the British Virgin Islands, Brazil, or the United States, along with holders that are resident in those countries, are urged to consult with their own tax advisors as to which countries’ tax laws could be relevant to them.
British Virgin Islands Taxation
This summary solely addresses the principal British Virgin Islands tax consequences of the acquisition, ownership and disposal of notes based upon the tax laws of the British Virgin Islands and regulations thereunder as of the date hereof and does not purport to describe every aspect of taxation that may be relevant to a particular holder.
Gerdau Trade and all dividends, interest, rents, royalties, compensation and other amounts paid by the issuer to persons who are not resident in the British Virgin Islands and any capital gains realized with respect to any shares, debt obligations, or other securities of the issuer by persons who are not resident in the British Virgin Islands are exempt from all provisions of the Income Tax Ordinance in the British Virgin Islands.
No estate, inheritance, succession or gift tax, rate, duty, levy or other charge is payable by persons who are not resident in the British Virgin Islands with respect to any shares, debt obligation or other securities of the issuer.
All instruments relating to transfers of property to or by the issuer and all instruments relating to transactions in respect of the shares, debt obligations or other securities of the issuer and all instruments relating to other transactions relating to the business of the issuer are exempt from payment of stamp duty in the British Virgin Islands. This assumes that the issuer does not hold an interest in real estate in the British Virgin Islands.
There are currently no withholding taxes or exchange control regulations in the British Virgin Islands applicable to the issuer or its members.
Brazilian Taxation
This summary presents a general overview of certain Brazilian tax aspects relating to the notes applicable to a holder of the notes that is an individual, entity, trust or organization resident or domiciled outside Brazil for tax purposes (a “Non-Resident Holder”).
The discussion is based on the tax laws of Brazil as in effect on the date hereof and is subject to any change in Brazilian tax laws that may come into effect after such date as well as to the possibility that the effect of such change may be retroactive, under specific circumstances, and apply to rights created on or prior to the date thereof. The information set forth below is intended to be a general description only and does not purport to be a comprehensive description of all the tax aspects of the notes. Therefore, each Non-Resident Holder should consult its own tax advisor concerning the Brazilian tax consequences in respect of the notes.
Investors should note that, as to the discussion below, other income tax rates or treatment may be provided for in any applicable tax treaty between Brazil and the country where the Non-Resident Holder is domiciled. This summary does not address any tax issues that affect the guarantor, such as deductibility of expenses.
Interest or Principal Payment Under the Notes
Generally, a Non-Resident Holder is taxed in Brazil only when income derives from Brazilian sources or gains are realized on the disposition of assets located in Brazil. Given that the issuer is a BVI business company incorporated under the laws of the British Virgin Islands and is not registered to conduct its overall business in Brazil, the issuer would not qualify as a Brazilian resident company for purposes of the Brazilian tax legislation and imposition of taxation at source on the payment of interest/ income to the Non-Resident Holder.
Therefore, as the issuer is not considered resident in Brazil for tax purposes, any income in respect of the notes to a Non-Resident Holder (including accrued interest) should not be subject to withholding or deduction in respect of Brazilian income tax or any other tax duties, assessments or governmental charges in Brazil, provided that such payments are made with funds held by the issuer outside of Brazil.
If the issuer is not successfully qualified as non-resident in Brazil for tax purposes and the above position does not prevail in the event of a tax dispute, the amounts remitted abroad could be subject to Brazilian withholding income tax (“WHT”), at a rate from 15% of up to 25% (higher rate applicable to Non-Resident Holder located in Favorable Tax Jurisdictions, as defined below), plus interest and fines.
Gains Realized from the Sale or Other Disposition of the Notes
Capital gains realized on the sale or disposition of assets located in Brazil by a Non-Resident Holder are subject to taxation in Brazil regardless of whether the acquirer is resident or domiciled in Brazil, according to Section 26 of Law No. 10,833/2003, and Section 18 of Law No. 9,249/1995.
Based on the fact that the notes are issued and registered abroad, the notes should not fall within the definition of assets located in Brazil for purposes of Law No. 10,833. Hence, gains arising from the sale or other disposition of the notes (which for the purposes of this paragraph includes any deemed income on the difference between the issue price of the notes and the price at which the notes are redeemed, or original discount) made outside Brazil by a Non-Resident Holder to another non-Brazilian resident should not be subject to Brazilian taxes, including the WHT on capital gains.
However, considering the general and unclear scope of Law No. 10,833 and the absence of judicial guidance in respect thereof, we cannot assure prospective investors that such interpretation will prevail in the courts of Brazil.
If the notes are deemed to be in Brazil, gains recognized by a Non-Brazilian Holder from the sale or other disposition of the notes to either a non-resident or a resident in Brazil may be subject to WHT in Brazil on the capital gains deriving from such transaction. As per Law No. 13,259/2017, capital gains obtained by non-residents should be taxed based on the progressive WHT rates, which vary from 15% to 22.5%, according to the capital gain amount, as follows: (i) 15% for the part of the gain up to R$5.0 million, (ii) 17.5% for the part of the gain that exceeds R$5.0 million but does not exceed R$10.0 million, (iii) 20% for the part of the gain that exceeds R$10.0 million but does not exceed R$30.0 million, and (iv) 22.5% for the part of the gain that exceeds R$30.0 million.
Lower rates may be applicable to such gains as provided for in an applicable tax treaty entered into between Brazil and the country where the Non-Brazilian Holder of the payment is resident. In case the Non-Resident Holder making the sale or disposition is located in a jurisdiction that does not impose any income tax or which imposes it at a maximum rate lower than 20% (or 17% in certain cases as detailed below) or in a country or location where laws impose restrictions on the disclosure of ownership composition or securities ownership or do not allow for the identification of the beneficial owner of income attributed to non-residents (a “Favorable Tax Jurisdiction”), the gains will be subject to a flat 25% rate, as provided for by Section 47 of Law No. 10,833/2003. See “— Discussion on Favorable Tax Jurisdictions and Privileged Tax Regimes.”
In this event, the person responsible for the collection of the WHT will be: (i) the notes acquirer (if resident in Brazil); or (ii) the attorney in fact or legal representative of the non-resident acquirer, according to Section 26 of Law No. 10,833/2003.
In certain circumstances, if income tax is not paid, the amount of tax charged could be subject to an upward adjustment, as if the amount received by the Non-Resident Holder was net of taxes in Brazil (gross-up).

Payments Made by the Guarantors
If, by any chance, a Brazilian source is required, as a guarantor, to assume the obligation to pay any amount in connection with the notes to a Non-Resident Holder (including principal, interest or any other amount that may be due and payable in respect of the notes), Brazilian tax authorities could attempt to impose taxation upon such payments.
Should the guarantors be obliged to pay interest to a Non-Resident Holder in connection with the notes, WHT at the rate of 15% may apply (or 25% if the Non-Resident Holder is located in a Favorable Tax Jurisdiction), as provided for by Section 744 of Decree No. 9.580/2018.
There is some uncertainty regarding the applicable tax treatment to payments of the principal amount by the guarantors to Non-Resident Holders. However, there are arguments that can be sustained that (A) payments made by a Brazilian guarantor should not be subject to WHT, as such payment is made on the account and at the order of the issuer; or (B) payments made under the guarantees should be subject to imposition of the Brazilian income tax according to the nature of the guaranteed payment, in which case only interest should be subject to taxation at the rates of 15% (or 25% in cases of beneficiaries located in a Favorable Tax Jurisdiction). Today, there are no precedents from Brazilian courts endorsing that position and it is not possible to assure that such argument would prevail in court.
Regulations under the new tax reform, which are pending as of the date of this prospectus supplement, will impact the calculation of indirect taxes. The transition into the new tax regime will occur gradually starting on 2026.
Discussion on Favorable Tax Jurisdictions and Privileged Tax Regimes
On June 4, 2010, Brazilian tax authorities enacted Normative Instruction No. 1,037 listing (i) Favorable Tax Jurisdictions and (ii) Privileged Tax Regimes. The definition of both regimes is provided by Law No. 9,430/1996 (as amended by Law No. 11,727/2008).
The definition of a Favorable Tax Jurisdiction is defined as a country or location that (i) does not tax income or taxes it at a maximum rate lower than 20% or (ii) imposes restrictions on the disclosure of shareholding composition or the ownership of the investment.
The concept of Privileged Tax Regimes encompasses structures that (i) do not tax income or tax it at a maximum rate lower than 20%; (ii) grant tax advantages to a non-resident entity or individual (a) without the need to carry out a substantial economic activity in the country or said territory or (b) conditioned to the non-exercise of a substantial economic activity in the country or a said territory; (iii) do not tax or tax proceeds generated abroad at a maximum rate lower than 20%; or (iv) restrict the ownership disclosure of assets and ownership rights or restrict disclosure about economic transactions carried out.
On November 28, 2014, the Ministry of Finance (Ministério da Fazenda) issued Ordinance No. 488 narrowing the concept of Favorable Tax Jurisdictions and Privileged Tax Regimes to those that impose taxation on income at a maximum rate lower than 17%, if the relevant jurisdiction is committed to adopt international standards on tax transparency. Under Brazilian law, the aforementioned commitment is present if the relevant jurisdiction (i) has entered into (or concluded the negotiation of) an agreement or convention authorizing the exchange of information for tax purposes with Brazil and (ii) is committed to the actions discussed in international forums on tax evasion in which Brazil has been participating, such as the Global Forum on Transparency and Exchange of Information.
Although we believe that the best interpretation of the current tax legislation could lead to the conclusion that the above-mentioned Privileged Tax Regime concept should apply solely for purposes of Brazilian tax rules related to transfer pricing and thin capitalization, we cannot assure you whether subsequent legislation or interpretations by the Brazilian tax authorities regarding the definition of a Privileged Tax Regime provided by Law No. 11,727 will also apply for purposes of the imposition of Brazilian WHT on payments of interest to a Non-Resident Holder. Currently, the understanding of the Brazilian tax authorities is in the sense that the rate of 15% of WHT applies to interest paid to beneficiaries resident in Privileged Tax Regimes (Answer to Advance Tax Ruling Request COSIT No. 575, of December 20, 2017). In any case, if Brazilian tax authorities determine that payments made to a Non-Resident Holder under a Privileged

Tax Regime are subject to the same rules applicable to payments made to Non-Resident Holders located in a Favorable Tax Jurisdiction, the WHT applicable to such payments could be assessed at a rate up to 25%.
We recommend that prospective investors consult their own tax advisors from time to time to verify any possible tax consequences arising of Normative Ruling No. 1,037, as amended, and Law No. 11,727.
Other Brazilian Tax Considerations
Pursuant to Decree No. 6,306, of December 14, 2007, as amended, conversions of foreign currency into Brazilian currency or vice versa are subject to the tax on foreign exchange transactions (“IOF/Exchange”), including foreign exchange transactions in connection with payments made by a guarantor under the guarantees to Non-Resident Holders. Currently, the IOF/Exchange rate is 0.38% for most foreign exchange transactions, including foreign exchange transactions in connection with payments under the guarantees by a guarantor to Non-Resident Holders. According to Section 15-B of Decree No. 6,306, the settlement of exchange transactions in connection with foreign financing or loans, for both inflow and outflow of proceeds into and from Brazil, are generally subject to IOF/Exchange at a zero percent rate.
The settlement of foreign exchange transactions (including simultaneous foreign exchange transactions), in connection with the inflow of proceeds to Brazil deriving from foreign loans, including those obtained through the issuance of notes in the international market, is subject to the IOF/Exchange tax rate of 0% regardless of the minimum average term.
In addition, the Brazilian tax authorities could argue that a Tax on Credit Transactions (Imposto sobre Operações de Crédito, Câmbio e Seguro, ou relativas a Títulos e Valores Mobiliários) (“IOF/Credit”) due on loan transactions could be imposed upon any amount paid in respect of the notes by any Brazilian guarantor under the guarantees, at a rate of up to 1.88% of the total amount paid (based on legislation in force as of January 1, 2023).
Despite the above, in any case, the Brazilian government is allowed to reduce the IOF/Exchange rate at any time down to 0% or increase the IOF/Exchange rate at any time up to 25%, but only with respect to future foreign exchange transactions, although there are no transactions subject to this 25% rate up to today.
Stamp, Transfer or Similar Taxes
Generally, there are no stamp, transfer or other similar taxes in Brazil applicable to the transfer, assignment or sale of the notes outside Brazil, nor any inheritance, gift or succession tax applicable to the ownership, transfer or disposition of the notes, except for gift and inheritance taxes imposed in some states of Brazil on gifts and bequests by a Non-Resident Holder to individuals or entities domiciled or residing within such Brazilian states.
See “Risk Factors — Risks Relating to the Notes and the Guarantees — Judgments of Brazilian courts enforcing the obligations of the guarantors under the notes would be payable only in reais, which may adversely affect amounts recoverable by noteholders” and “Enforcement of Civil Liabilities — Brazil” in the accompanying prospectus.
THE ABOVE DESCRIPTION IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL BRAZILIAN TAX CONSEQUENCES RELATING TO THE OWNERSHIP OF THE NOTES. PROSPECTIVE PURCHASERS OF THE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE TAX CONSEQUENCES OF THEIR PARTICULAR SITUATIONS.
Certain United States Federal Income Tax Considerations
The following is a general discussion of certain U.S. federal income tax considerations for prospective purchasers of the notes. The discussion addresses only persons that purchase notes in the original offering at their original offering price, hold the notes as capital assets (generally, property held for investment), and, in the case of U.S. Holders (as defined below), use the U.S. dollar as their functional currency. The discussion does not consider the circumstances of particular holders, some of which (such as financial institutions, insurance companies, regulated investment companies, controlled foreign corporations, passive foreign investment companies, tax exempt organizations, dealers, traders who elect to mark their investment to market and persons holding the notes as part of a hedge, straddle, conversion, constructive sale or integrated transaction) are subject to special tax regimes. This discussion does not address the tax consequences to U.S. Holders that hold Target Notes that are the subject of the concurrent Tender Offer and that will be repurchased with the proceeds from this offering and assumes that a substantial amount of the notes will be sold for cash to persons other than such U.S. Holders. The discussion does not address any U.S. federal taxes other than income taxes (including estate and gift taxes), state, local or foreign taxes, the application of Section 451(b) of the Code to certain taxpayers who file applicable financial statements, the Medicare tax on net investment income or any alternative minimum tax.
The discussion is based on the federal income tax laws of the United States, including the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Department of Treasury regulations promulgated thereunder (the “Treasury Regulations”), and judicial and administrative interpretations thereof, each as in effect on the date hereof, and all of which are subject to differing interpretations and may change at any time, possibly with retroactive effect, which could significantly affect the U.S. federal income tax consequences described below. Prospective investors should note that no rulings have been, or are expected to be, sought from the U.S. Internal Revenue Service (the “IRS”), with respect to any of the U.S. federal income tax consequences discussed below, and no assurance can be given that the IRS or a court will not take contrary positions.
EACH PROSPECTIVE PURCHASER IS URGED TO CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES UNDER THE LAWS OF THE UNITED STATES, BRAZIL, THE BRITISH VIRGIN ISLANDS AND ANY OTHER JURISDICTION WHERE THE PURCHASER MAY BE SUBJECT TO TAXATION.
For purposes of this discussion, “U.S. Holder” means a beneficial owner of a note that for U.S. federal income tax purposes is:
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a citizen or individual resident of the United States,

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a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof,

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a trust subject to the control of one or more U.S. persons and the primary supervision of a U.S. court or that has validly elected to be treated as a U.S. person, or

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an estate the income of which is subject to U.S. federal income taxation regardless of its source.

“Non-U.S. Holder” means a beneficial owner of a note that is neither a U.S. Holder nor a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes).
The treatment of partners in a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) that owns notes may depend on the status of such partners and the status and activities of the partnership and such persons should consult their own tax advisors about the consequences of an investment in the notes.
Potential Contingent Payment Debt Instrument Treatment
In certain circumstances the issuer may be required to make payments on a note that would change the yield of the note. See “Description of the Notes — Redemption.” This obligation may implicate the provisions of the Treasury Regulations relating to contingent payment debt instruments (“CPDIs”). According to the applicable Treasury Regulations, certain contingencies will not cause a debt instrument to be treated as a CPDI if such contingencies, as of the date of issuance, are “remote or incidental” or certain other circumstances apply. The issuer intends to take the position that the notes are not CPDIs. This determination, however, is not binding on the IRS and if the IRS were to challenge this determination, a U.S. Holder may be required to accrue income on the notes that such U.S. Holder owns in excess of stated interest, and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of such notes before the resolution of the contingency. In the event that such contingency was to occur, it would affect the amount and timing of the income that a U.S. Holder recognizes. U.S. Holders are urged to consult their own tax advisors regarding the potential application to the notes of the CPDI rules and the consequences thereof. The remainder of this discussion assumes that the notes will not be treated as CPDIs.

Interest and Additional Amounts
Stated interest paid to a U.S. Holder, and any additional amounts with respect to withholding tax on the notes, including the amount of tax withheld from payments of stated interest and additional amounts, will be includible in such U.S. Holder’s gross income as ordinary interest income at the time stated interest and additional amounts are received or accrued in accordance with such U.S. Holder’s regular method of tax accounting for U.S. federal income tax purposes. It is expected, and the remainder of this discussion assumes, that the notes will not be issued with original issue discount for U.S. federal income tax purposes.
Subject to generally applicable restrictions and conditions, including a minimum holding period requirement, a U.S. Holder may be entitled to a foreign tax credit in respect of any foreign income taxes withheld or otherwise imposed on interest payments on the notes. Alternatively, a U.S. Holder may deduct such foreign taxes in computing its taxable income for U.S. federal income tax purposes, provided that, in the case of all otherwise creditable taxes, such U.S. Holder does not elect to claim a foreign tax credit for the relevant taxable year. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all creditable foreign income taxes paid or accrued in the taxable year. Interest on the notes and any additional amounts generally will be treated as foreign-source income for U.S. federal income tax purposes and generally will constitute “passive category” income for most U.S. Holders. Treasury Regulations impose additional requirements that must be met for a foreign tax to be creditable, but IRS notices provide temporary relief from certain of these requirements until the date that a notice or other guidance withdrawing or modifying the temporary relief is issued (or any later date specified in such notice or other guidance). The rules regarding foreign tax credits and deduction of foreign taxes are complex. U.S. Holders are urged to consult their tax advisors regarding the availability of foreign tax credits or deductions in respect of foreign income taxes based on their particular circumstances.
Sale, Exchange or Other Taxable Disposition
Upon the sale, exchange or other taxable disposition (including redemption) of a note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference, if any, between the amount realized on the sale, exchange or other taxable disposition (other than amounts attributable to accrued but unpaid interest, which will be taxable as interest) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will be equal to the amount that the U.S. Holder paid for the note. Any such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the note has been held for more than one year at the time of its sale, exchange or other taxable disposition. Certain non-corporate U.S. Holders (including individuals) may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. The deductibility of capital losses is subject to limitations.
Any gain or loss recognized will generally be treated as U.S. source income for foreign tax credit purposes. If any gain from the sale, exchange or other taxable disposition of a note is subject to foreign tax, even if such tax is otherwise creditable, U.S. Holders may not be able to credit such tax against their U.S. federal income tax liability under the U.S. foreign tax credit limitations, unless such income tax can be credited (subject to applicable limitations) against U.S. federal income tax due on other income that is treated as derived from foreign sources. Alternatively, the U.S. Holder may take a deduction for an otherwise creditable foreign income tax, provided that the U.S. Holder does not elect to claim a foreign tax credit with respect to any creditable foreign income taxes paid or accrued during the relevant taxable year. If a foreign tax that is imposed on gain is not a creditable income tax, such taxes may reduce the amount realized on the sale of the notes for U.S. federal income tax purposes. Treasury Regulations impose additional requirements that must be met for the foreign tax to be creditable, but IRS guidance provides temporary relief from certain of these requirements if the guidance is applied consistently to all foreign taxes paid during the relevant taxable year until the date that a notice or other guidance withdrawing or modifying the temporary relief is issued (or any later date specified in such notice or other guidance). The rules governing the foreign tax credit are complex. U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.
Non-U.S. Holders
Subject to the discussions of backup withholding and FATCA withholding below, a Non-U.S. Holder generally will not be subject to U.S. federal withholding tax on stated interest and additional amounts on or gain with respect to the notes. A Non-U.S. Holder also generally will not be subject to U.S. federal income tax on a net basis with respect to stated interest and additional amounts received in respect of the notes or gain realized on the sale, exchange or other taxable disposition (including redemption) of the notes, unless that interest or gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States or, in the case of gain realized by an individual Non-U.S. Holder, the Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.
U.S. Backup Withholding and Information Reporting
Information reporting may apply to payments of principal of, and interest on, notes (including additional amounts), and to proceeds from the sale, exchange or other taxable disposition (including redemption) of notes to a U.S. Holder (other than an exempt recipient). Backup withholding may be required on reportable payments if the holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with, or establish an exemption from, information reporting and backup withholding requirements. Non-U.S. Holders may be required to comply with applicable certification procedures to establish that they are not U.S. Holders in order to avoid the application of information reporting and backup withholding. Backup withholding is not an additional tax. A holder of notes generally will be entitled to credit any amounts withheld under the backup withholding rules against its U.S. federal income tax liability or to obtain a refund of the amounts withheld provided the required information is furnished to the IRS in a timely manner.
“Specified Foreign Financial Asset” Reporting
U.S. Holders that own “specified foreign financial assets” with an aggregate value in excess of certain threshold amounts, may be required to file an information statement with respect to such assets with their U.S. federal income tax returns, currently on IRS Form 8938. The notes generally are expected to constitute “specified foreign financial assets” unless they are held in accounts maintained by a specified financial institution. A U.S. Holder that does not file a required IRS Form 8938 may be subject to substantial penalties, and the statute of limitations on the assessment and collection of all U.S. federal income taxes of such holder for the related tax year may not close before the date which is three years after the date on which such report is filed U.S. Holders are urged to consult their tax advisors regarding the application of this requirement to their ownership of the notes.
FATCA Withholding
Pursuant to Sections 1471 to 1474 of the Code and Treasury Regulations thereunder (provisions commonly referred to as “FATCA”), a “foreign financial institution” may be required to withhold U.S. tax on certain pass-thru payments made on or after January 1, 2019, to the extent such payments are treated as attributable to certain U.S. source payments. Obligations issued on or prior to the date that is six months after the date on which applicable final regulations defining “foreign pass-through payments” are filed generally will be “grandfathered” and exempt from withholding unless the obligations are materially modified after that date. Accordingly, even if the Issuer were treated as a foreign financial institution, FATCA would apply to payments on the notes only if there was a significant modification of the notes for U.S. federal income tax purposes after the expiration of this grandfathering period. Many non-U.S. governments have entered into agreements with the United States to implement FATCA in a manner that alters the rules described above. Holders should therefore consult their own tax advisors on how these rules may apply to their investment in the notes. In the event any withholding under FATCA is imposed with respect to any payments on the notes, no additional amounts will be paid to compensate for the withheld amount.
The above description is not intended to constitute a complete analysis of all tax consequences relating to the ownership of the notes. Prospective purchasers of notes should consult their own tax advisors concerning the tax consequences of their particular situations.

UNDERWRITING
Subject to the terms and conditions contained in the underwriting agreement among us and BofA Securities, Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, BBVA Securities Inc., BNP Paribas Securities Corp., Banco BTG Pactual S.A. — Cayman Branch, Citigroup Global Markets Inc., Mizuho Securities USA LLC and Santander US Capital Markets LLC, we have agreed to sell to each underwriter, and each underwriter has agreed, severally and not jointly, to purchase from us, and the issuer has agreed to sell to the underwriters, the respective principal amount of notes that appears opposite its name in the table below:
Underwriter	Principal Amount of Notes
BofA Securities, Inc.	US$
Goldman Sachs & Co. LLC	US$
J.P. Morgan Securities LLC	US$
Morgan Stanley & Co. LLC	US$
BBVA Securities Inc.	US$
BNP Paribas Securities Corp.	US$
Banco BTG Pactual S.A. – Cayman Branch	US$
Citigroup Global Markets Inc.	US$
Mizuho Securities USA LLC	US$
Santander US Capital Markets LLC	US$
Total	US$
The underwriting agreement provides that the obligations of the several underwriters to purchase the notes offered hereby are subject to certain conditions and that the underwriters are obligated to purchase all of the notes offered by this prospectus supplement if any of these notes are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of notes may be terminated.
The notes will initially be offered at the public offering price indicated on the cover page of this prospectus supplement. After the initial public offering, the underwriters may change the public offering price and any other selling terms. The underwriters may offer and sell notes through certain of their affiliates.
We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of those liabilities pursuant to the underwriting agreement.
The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to the approval of certain legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of an officer’s certificate and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
The expenses of the offering, not including the underwriting discount, are estimated to be US$      and will be payable by us. We have agreed to reimburse the underwriters up to approximately US$      for certain of their expenses relating to the offering, including the fees and disbursements of counsel to the underwriters. Such reimbursement is deemed underwriting compensation by the Financial Industry Regulatory Authority Inc. (FINRA).
Banco BTG Pactual S.A. — Cayman Branch is not a broker-dealer registered with the SEC, and therefore may not makes sales of any notes in the United States or to U.S. persons except in compliance with applicable U.S. laws and regulations. To the extent Banco BTG Pactual S.A. — Cayman Branch intends to sell the notes in the United States, it will do so only through BTG Pactual US Capital, LLC or one or more U.S. registered broker-dealers, or otherwise as permitted by applicable U.S. law.

New Issue of Notes
There is currently no public trading market for the notes. We will apply to list the notes on the NYSE, however, we cannot provide any assurance that our listing application will be approved. The underwriters have advised us that they intend to make a market in the notes. However, they are not obligated to do so and may discontinue any market-making in the notes at any time in their sole discretion. In addition, such market-making activity will be subject to the limits imposed by the Exchange Act. Therefore, we cannot assure you that a liquid trading market for the notes will develop or continue, that you will be able to sell your notes at a particular time or that the price you receive when you sell will be favorable.
No Sales of Similar Securities
We have agreed that we will not, for a period of 30 days after the date of this prospectus supplement, without the prior written consent of the underwriters, directly or indirectly, issue, sell, offer or agree to sell, grant any option for the sale of, or otherwise dispose of any other debt securities of or guaranteed by the issuer or any of the guarantors and having a tenor of more than one year.
Price Stabilization and Short Positions
In connection with the offering, the underwriters (or persons acting on their behalf) are permitted to engage in transactions that stabilize, maintain or otherwise affect the market price of the notes. Specifically, the underwriters (or persons acting on their behalf) may bid for or purchase notes in the open market to stabilize the price of the notes. If an underwriter creates a short position in the notes in connection with the offering (i.e., if it sells more notes than are on the cover page of this prospectus supplement), the underwriter may reduce that short position by bidding for and purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. These activities, if carried out, will be carried out with a view to stabilize, maintain and support the market price of the notes during the stabilization period above market levels that may otherwise prevail. The underwriters are not required to engage in these activities, and these activities may not necessarily occur.
Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the offer of the notes is made and, if begun, may be ended at any time. Any stabilization action or over-allotment must be conducted by the relevant underwriters (or persons acting on their behalf) in accordance with all applicable laws and rules and will be undertaken at the offices of the underwriters (or persons acting on their behalf) and on the NYSE or the over-the-counter market.
The underwriters and/or their affiliates may acquire the notes for their own proprietary accounts. Such acquisitions may have an effect on demand for and the price of the notes.
Other Relationships
The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, those underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions in our securities could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. Such investment and securities activities may involve our or our affiliates’ securities and instruments.
In addition, the underwriters or their affiliates may hold an interest in Target Notes that are the subject of the concurrent Tender Offer and that will be repurchased with the proceeds from this offering, either for their own account or for the accounts of their customers. Certain of the underwriters are also acting as dealer managers in the concurrent Tender Offer and receive customary fees for also acting in such capacity. If the underwriters or their affiliates receive a portion of the proceeds from this offering in connection with the concurrent Tender Offer, the underwriters may be deemed to have a “conflict of interest” with us.
Settlement
We expect that delivery of the notes will be made to investors on or about            , 2025, which will be the       business day following the date of this prospectus supplement (such settlement being referred to as “T+  ”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to one business day prior to their date of delivery will be required, by virtue of the fact that the notes initially will settle in T+  , to specify alternative settlement arrangements to prevent a failed settlement.
Sales Outside the United States
The notes may be offered and sold in the United States and certain jurisdictions outside the United States in which such offer and sale is permitted. Sales of notes made outside of the United States may be made by affiliates of the underwriters. The distribution of this prospectus supplement and the accompanying prospectus, and the offering of the notes in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement and the accompanying prospectus come and investors in the notes should inform themselves about and observe any of these restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation.
The Netherlands
The notes have not been and will not be offered, transferred, sold or delivered (including rights representing an interest in each global note that represents the notes) to individuals or legal entities in the Netherlands other than to qualified investors (gekwalificeerde beleggers) within the meaning of the Dutch Financial Supervision Act (Wet op het financieel toezicht).
European Economic Area
The notes (and the related guarantees) are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes:
(a)
the expression “retail investor” means a person who is one (or more) of:

(i)
a retail client as defined in point (11) of Article 4(1) of MiFID II; or

(ii)
a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive,” where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)
not a qualified investor as defined in the Prospectus Regulation; and

(b)
the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

Consequently, no key information document required by the EU PRIIPs Regulation for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and, therefore, offering or selling the notes or otherwise making them available to any retail investor in the EEA will not be undertaken and may be unlawful under the EU PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of the notes in any member state of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement is not a prospectus for the purposes of the Prospectus Regulation. Accordingly, any person making or intending to make an offer in that member state of notes which are the subject of the offering contemplated in this prospectus supplement may only do so to legal entities that are qualified investors as defined in the Prospectus Regulation, provided that no such offer of notes shall require the issuer, the guarantors or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation, in each case in relation to such offer.
Neither the issuer, the guarantors nor the underwriters have authorized, nor do they authorize, the making of any offer of notes to any legal entity which is not a qualified investor as defined in the Prospectus Regulation. Neither the issuer, the guarantors nor the underwriters have authorized, nor do they authorize, the making of any offer of notes through any financial intermediary, other than offers made by the underwriters, which constitute the final placement of the notes contemplated in this prospectus supplement.
Each person in a member state of the EEA to whom any offer of notes is made or who receives any communication in respect of, or who acquires any notes under, the offers contemplated in this prospectus supplement, or to whom the notes are otherwise made available will be deemed to have represented, warranted, acknowledged and agreed to and with each underwriter and us that it and any person on whose behalf it acquires notes as a financial intermediary, as that term is defined in Article 3(2) of the Prospectus Regulation, is (i) a “qualified investor” within the meaning of the law in that member state implementing Article 2(1)(e) of the Prospectus Regulation and (ii) not a “retail investor” as defined above.
United Kingdom
The notes (and the related guarantees) are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the UK. For these purposes:
(a)
the expression “retail investor” means a person who is one (or more) of:

(i)
a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the EUWA; or

(ii)
a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or

(iii)
not a qualified investor as defined in UK Prospectus Regulation; and

(b)
the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes. This document is only being distributed to and is only directed at (i) persons who are outside the UK or (ii) investment professionals falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) are members or creditors of certain bodies corporate as defined by or within Article 43(2) of the Order or (iv) high net worth entities, and other persons to whom it may lawfully be communicated. falling within Article 49(2)(a) to (d) of the Order or (v) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). Any notes will only be available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.
Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.
This prospectus supplement has been prepared on the basis that any offer of notes in the UK will be made pursuant to an exemption under the UK Prospectus Regulation and the FSMA from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in the UK of notes which are the subject of the offering contemplated in this prospectus supplement may only do so to legal entities that are qualified investors as defined in the UK Prospectus Regulation, provided that no such offer of notes shall require the issuer, the guarantors or any of the underwriters to publish a prospectus pursuant to Article 3 of the UK Prospectus Regulation or section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation, in each case in relation to such offer.
Neither the issuer, the guarantors nor the underwriters have authorized, nor do they authorize, the making of any offer of notes to any legal entity which is not a qualified investor as defined in the UK Prospectus Regulation. Neither PGF nor the underwriters have authorized, nor do they authorize, the making of any offer of notes through any financial intermediary, other than offers made by the underwriters, which constitute the final placement of the notes contemplated in this prospectus supplement.
Each person in the UK who receives any communication in respect of, or who acquires any notes under, the offers to the public contemplated in this prospectus supplement, or to whom the notes are otherwise made available, will be deemed to have represented, warranted, acknowledged and agreed to and with each underwriter and the issuer and each guarantor that it and any person on whose behalf it acquires notes is: (1) a “qualified investor” within the meaning of the UK Prospectus Regulation; and (2) not a “retail investor” (as defined above).
Brazil
The offer and sale of the notes (and the related guarantees) have not been and will not be registered with the Brazilian Securities Commission (Comissão de Valores Mobiliários) (“CVM”) and, therefore, will not be carried out by any means that would constitute a public offering in Brazil under CVM Resolution 160 or unauthorized distribution under Brazilian laws and regulations. The notes (and the related guarantees) will be authorized for trading on organized non-Brazilian securities markets and may only be offered to Brazilian professional (investidores profissionais) (as defined by CVM Resolution No. 30, dated May 11, 2021, as amended), who may only acquire the notes (and the related guarantees) through a non-Brazilian account, with settlement outside Brazil in non-Brazilian currency. The trading of these securities on regulated securities markets in Brazil is prohibited.
British Virgin Islands
This prospectus supplement, the accompanying prospectus and the securities offered herein have not been, and will not be, recognized or registered under the laws and regulations of the British Virgin Islands.

The securities may not be offered or sold in the British Virgin Islands except in circumstances in which Gerdau Trade, this prospectus supplement, the accompanying prospectus and the securities do not require recognition by or registration with the authorities of the British Virgin Islands. This prospectus supplement and the accompanying prospectus are not a solicitation or offer of interests to members of the public in the British Virgin Islands.
Chile
The offer for the notes is subject to General Rule No. 336 issued by the Superintendencia de Valores y Seguros de Chile (the “CMF”). The commencement date of this offer is            , 2025. The notes will not be registered in the Registro de Valores (Securities Registry) or the Registro de Valores Extranjeros (Foreign Securities Registry), both kept by the CMF and will not be subject to the supervision of the CMF. As unregistered securities, we have no obligation to deliver/disclose public information about the notes in Chile. The notes cannot and will not be publicly offered in Chile unless registered in the Registro de Valores (Securities Registry) or the Registro de Valores Extranjeros (Foreign Securities Registry), both kept by the CMF. If the notes are offered within Chile, they will be offered and sold only pursuant to General Rule 336 of the CMF, an exemption to the registration requirements, or in circumstances which do not constitute a public offer of securities under Chilean law.
La oferta de los valores se acoge a la Norma de Carácter General N.º 336 de la Superintendencia de Valores y Seguros hoy Comisión para el Mercado Financiero (“CMF”). La fecha de inicio de la presente oferta es            , 2025. Los valores no estarán inscritos en el Registro de Valores o en el Registro de Valores Extranjeros que lleva la CMF, y tales valores no estarán sujetos a la fiscalización de la CMF. Por tratarse de valores no inscritos, no existe obligación por parte del emisor de entregar en Chile información pública respecto de los valores. Los valores no podrán ser objeto de oferta pública en Chile mientras no sean inscritos en el Registro de Valores o el Registro de Valores Extranjeros que lleva la CMF. Si los valores son ofrecidos dentro de Chile, serán ofrecidos y colocados sólo de acuerdo a la Norma de Carácter General N.º 336 de la CMF, una excepción a la obligación de inscripción, o en circunstancias que no constituyan una oferta pública de valores en Chile de conformidad a la ley chilena.
Peru
The notes and the information contained in this prospectus supplement have not been and will not be registered with or approved by the Peruvian Securities Market Regulator (Superintendencia del Mercado de Valores) or the Lima Stock Exchange (Bolsa de Valores de Lima). Accordingly, the notes have not been offered or sold, and will not be offered or sold, in Peru, except that the notes may be offered in circumstances which do not constitute a public offering under Peruvian laws and regulations. The Peruvian securities market law establishes, among other aspects, that any particular offer may qualify as not public if it is directed exclusively to institutional investors.
The notes will not be registered in the Capital Markets Public Register (Registro Público del Mercado de Valores). As a result, the offering of the notes is limited to the restrictions set forth in the Peruvian Securities Market Law. Noteholders are not permitted to transfer the notes in Peru unless said transfer involves an institutional investor or the notes are previously registered in Capital Markets Public Register.
Canada
The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the initial purchasers are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
China
This prospectus supplement and the accompanying prospectus will not be circulated or distributed in the People’s Republic of China (for such purposes, not including the Hong Kong and Macau Special Administrative Regions or Taiwan), except pursuant to any applicable laws and regulations of the People’s Republic of China.
Hong Kong
The contents of this prospectus supplement have not been reviewed by any regulatory authority in Hong Kong and no action has been taken in Hong Kong to authorize or register this prospectus supplement or to permit the distribution of this prospectus supplement or any document issued in connection with it. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this prospectus supplement, you should obtain independent professional advice.
No person may offer or sell in Hong Kong, by means of any document, any notes other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public or an invitation to the public within the meaning of that Ordinance. No person may issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance or to any persons in the circumstances referred to in clause (b) above.
Japan
The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1998 as amended, the “FIEL Law”). Accordingly, none of the notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL Law and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.
Republic of Korea
The notes have not been and will not be registered under the Financial Investment Services and Capital Markets Act and the decrees and regulations thereunder (the “FSCMA”) and the notes have been and will be offered in Korea as a private placement under the FSCMA. None of the notes may be offered, sold and delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except as otherwise permitted under the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder (the “FETL”). For a period of one year from the issue date of the notes, any acquirer of the notes who was solicited to buy the notes in Korea is prohibited from transferring any of the notes to another person in any way other than as a whole to one transferee. Furthermore, the purchaser of the notes shall comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the notes.
Singapore
This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. As such, each investor should note, as the case may be, that the notes may not be offered or sold, or made the subject of an invitation for subscription or purchase, nor may the prospectus supplement or any of the documents or materials in connection with the offer or sale or invitation for subscription of any notes be circulated or distributed, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the SFA (as defined below), (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA and (in the case of an accredited investor) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018; or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person that is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities or securities-based derivative contracts (each term as defined in Section 2(1) and Section 239(1) of the SFA) of that corporation shall not be transferable for six months after that corporation has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA); (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA; (3) where no consideration is or will be given for the transfer; (4) where the transfer is by operation of law; (5) as specified in Section 276(7) of the SFA; (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”) or (7) Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.
Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that trust has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA); (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets); (3) where no consideration is or will be given for the transfer; (4) where the transfer is by operation of law; (5) as specified in Section 276(7) of the SFA; or (6) as specified in Regulation 32.
ANY REFERENCE TO THE “SFA” IS A REFERENCE TO THE SECURITIES AND FUTURES ACT 2001 OF SINGAPORE AND ANY REFERENCE TO ANY TERM AS DEFINED IN THE SFA OR ANY PROVISION IN THE SFA IS A REFERENCE TO THAT TERM AS MODIFIED OR AMENDED FROM TIME TO TIME INCLUDING BY SUCH OF ITS SUBSIDIARY LEGISLATION AS MAY BE APPLICABLE AT THE RELEVANT TIME.
Switzerland
This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the notes described herein. The notes may not be publicly offered, sold or marketed, directly or indirectly, in or into Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”), except to any investor that qualifies as a professional client within the meaning of the FinSA. The notes have not and will not be listed or admitted to trading on any trading venue (exchange or multilateral trading facility) in Switzerland.

Neither this prospectus supplement nor any other marketing or offering material relating to the offering, the notes or the issuer nor the guarantors constitutes a prospectus or a KID (or an equivalent document) as such terms are understood pursuant to the FinSA, and neither this prospectus supplement nor any other marketing or offering material relating to the offering, the notes or the issuer nor the guarantors may be distributed or otherwise made publicly available in Switzerland, except to any investor that qualifies as a professional client within the meaning of the FinSA.
Neither this prospectus supplement nor any other marketing or offering material relating to the offering, the notes or the issuer nor the guarantors has been or will be filed with, or reviewed or approved by, a Swiss review body, and does not comply with the disclosure requirements applicable to a prospectus within the meaning of the FinSA.
Taiwan
The notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the notes in Taiwan.
United Arab Emirates (excluding the Dubai International Financial Centre and the Abu Dhabi Global Market)
The notes have not and will not be offered, sold or publicly promoted or advertised by it in the United Arab Emirates (the “UAE”) other than in compliance with any laws applicable in the UAE governing the issue, offering or sale of securities. Prospective investors in the Dubai International Financial Centre and the Abu Dhabi Global Market should have regard to the specific notice to prospective investors in the Dubai International Financial Centre and the Abu Dhabi Global Market, as the case may be, set out below.
Dubai International Financial Centre
The notes have not been offered and will not be offered to any person in the Dubai International Financial Centre unless such offer is: (1) an “Exempt Offer” in accordance with the Markets Rules (MKT) Module of the Dubai Financial Services Authority (the “DFSA”) rulebook; (2) made only to persons who meet the Professional Client criteria set out in Rule 2.3.3 of the Conduct of Business (COB) Module of the DFSA rulebook and who are not a natural person are persons to whom an invitation or inducement in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons” for the purposes of this paragraph). This prospectus supplement is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement relates is available only to relevant persons and will be engaged in only with relevant persons.
This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the DFSA. This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.
Abu Dhabi Global Market
The notes have not been offered and will not be offered to any person in the Abu Dhabi Global Market unless such offer is: (1) an “Exempt Offer” in accordance with the Markets Rules of the Financial Services Regulatory Authority (the “FSRA”); (2) made only to persons who are Authorised Person or Recognised

Bodies (as such terms are defined in the FSRA Financial Services and Markets Regulation 2015 (“FSMR”)) or persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 18 of FSMR) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated; and (3) made only to persons who meet the Professional Client criteria set out in Rule 2.4.1 of the FSRA Conduct of Business Rules (all such persons together being referred to as “relevant persons”). This prospectus supplement is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement relates is available only to relevant persons and will be engaged in only with relevant persons.
This prospectus supplement is an Exempt Offer in accordance with the Market Rules of the ADGM Financial Services Regulatory Authority. This Exempt Offer document is intended for distribution only to Persons of a type specified in the Market Rules. It must not be delivered to, or relied on by, any other Person. The ADGM Financial Services Regulatory Authority has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The ADGM Financial Services Regulatory Authority has not approved this Exempt Offer document nor taken steps to verify the information set out in it, and has no responsibility for it. The notes to which this Exempt Offer relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this Exempt Offer document you should consult an authorized financial advisor.

LEGAL MATTERS
The validity of the notes and the guarantees under the law of the state of New York and the U.S. federal laws, will be passed upon for us by Milbank LLP, New York, NY, and for the underwriters by Allen Overy Shearman Sterling US LLP, New York, NY. Certain legal matters of Brazilian law relating to the guarantees will be passed upon for us by Tauil & Chequer Advogados in association with Mayer Brown LLP, and for the underwriters by Machado, Meyer, Sendacz e Opice Advogados, São Paulo, Brazil. Certain legal matters of the British Virgin Islands law relating to the notes will be passed upon by Maples and Calder.

EXPERTS
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 20-F for the year ended December 31, 2024 have been so incorporated in reliance on the report of PricewaterhouseCoopers Auditores Independentes Ltda., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS
Gerdau Trade Inc.
Guaranteed Debt Securities
Gerdau S.A.
Gerdau Açominas S.A.
Gerdau Aços Longos S.A.
Guarantees

Gerdau Trade Inc. may offer debt securities guaranteed by Gerdau S.A., Gerdau Açominas S.A. and Gerdau Aços Longos S.A. from time to time. The debt securities and the guarantees together are herein collectively referred to as the “securities.” This prospectus describes the general manner in which these securities may be offered using this prospectus. An accompanying prospectus supplement will set forth the specific terms of the securities, the offering price, and the specific manner in which they may be offered. You should read this prospectus and any accompanying prospectus supplement carefully before you invest.
We may sell these securities directly or to or through underwriters or dealers, and also to other purchasers or through agents. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. The names of any underwriters or agents will be set forth in the prospectus supplement.

Investing in the securities involves risks. See “Risk Factors” section set forth in our most recent annual report on Form 20-F, which is incorporated by reference herein, and, if any, in the relevant prospectus supplement.
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 3, 2025.

We are responsible for the information contained in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein. You should rely only on the information contained or incorporated by reference in this prospectus, in the applicable prospectus supplement or in any free writing prospectus filed by us with the U.S. Securities and Exchange Commission, which we refer to as the “SEC.” We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained or incorporated by reference in this prospectus and any prospectus supplement or in any such free writing prospectus is accurate as of any date other than the respective dates thereof. Our business, financial condition, results of operations and prospects may have changed since those dates. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

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ABOUT THIS PROSPECTUS
This prospectus is part of an “automatic shelf” registration statement on Form F-3 that we filed with the SEC as a “well-known seasoned issuer” (as defined in Rule 405 of the U.S. Securities Act of 1933, as amended (the “Securities Act”)) using a “shelf” registration process. Under this shelf registration process, in one or more offerings, we may sell from time to time the securities described in this prospectus.
This prospectus provides you only with a general description of the securities that we may offer. Each time we offer securities pursuant to this prospectus, we will attach a prospectus supplement to the front of this prospectus that will contain specific information about the particular offering and the terms of those securities. We may also add, update or change other information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information we file with the SEC. The registration statement on file with the SEC includes exhibits that provide more detail on the matters discussed in this prospectus. Before you invest in any securities offered by this prospectus, you should read this prospectus, any related prospectus supplements and the related exhibits filed with the SEC, together with the additional information described under the heading “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.” The prospectus supplement and any other offering materials may also contain information about any material U.S. federal income tax considerations relating to the securities described in the prospectus supplement or other offering materials.
In this prospectus, unless otherwise specified or the context otherwise requires, references to “Gerdau” or the “Company” are to Gerdau S.A., its consolidated subsidiaries and its joint ventures and other affiliated companies. References to “Gerdau Açominas” are to Gerdau Açominas S.A. References to “Gerdau Aços Longos” are to Gerdau Aços Longos S.A. References to “Gerdau Trade” are to Gerdau Trade Inc. Terms such as “we,” “us” and “our” generally refer to one or all of Gerdau, Gerdau Açominas, Gerdau Aços Longos and Gerdau Trade, as the context may require. References in any prospectus supplement to “the accompanying prospectus” are to this prospectus and to the “prospectus” are to this prospectus and the applicable prospectus supplement taken together. References to “U.S. dollars,” “US$” or “$” are to the lawful currency of the United States and references to “real,” “reais” and “R$” are to the lawful currency of Brazil.

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FORWARD-LOOKING STATEMENTS
Some of the information contained or incorporated by reference in this prospectus and the accompanying prospectus supplement may constitute forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended, or the “Exchange Act.” We have based these forward-looking statements largely on our current expectations and projections about future events and industry and financial trends affecting our business. These forward-looking statements are subject to risks, uncertainties and assumptions, including, among other things:
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general economic, political and business conditions in our markets, both in Brazil and abroad, including demand and prices for steel products;

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political, economic or financial instability, as well as geopolitical instability abroad, especially in light of the geopolitical conflicts around the world, including, but not limited to, the hijackings and assaults by Yemeni rebels on ships crossing the Red Sea (where a significant part of the world’s seaborne crude oil flows through) and the conflicts between Russia and Ukraine as well as Israel and Hamas;

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interest rate fluctuations, inflation and exchange rate movements of the real in relation to the U.S. dollar and other currencies in which we sell a significant portion of our products or in which our assets and liabilities are denominated;

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our ability to obtain financing on satisfactory terms;

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management’s expectations and estimates concerning our future financial performance, financing plans and programs, and the effects of competition;

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prices and availability of raw materials;

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changes in international trade;

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changes in laws and regulations;

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electric energy shortages and government responses to them;

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the performance of the Brazilian and the global steel industries and markets;

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existing and future governmental regulations, including economic policies of the Brazilian and U.S. governments;

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our relationship with our workforce;

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the outbreak of communicable diseases in Brazil and other countries;

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global, national and regional competition in the steel market;

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protectionist measures imposed by steel-importing countries, particularly in the context of trade disputes; and

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other factors discussed in the documents incorporated by reference in this prospectus, including under the heading “Risk Factors.”

The words “believe,” “may,” “will,” “forecast,” “estimate,” “plan,” “aim, “ “should, “ “could, “ “would,” “likely,” “potential,” “continue,” “anticipate,” “intend,” “expect” and similar words are intended to identify forward-looking statements. We undertake no obligation to update publicly or revise any forward-looking statements because of new information, future events or other factors. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in the documents incorporated by reference in this prospectus might not occur. Our actual results and performance could differ substantially from those anticipated in our forward-looking statements. As a result of various factors, such as those risks described in the documents incorporated by reference in this prospectus or any accompanying prospectus supplement, undue reliance should not be placed on these forward-looking statements. Forward-looking statements speak only as of the date they were made and we do not undertake any obligation to update them in light of new information or future developments. All forward-looking statements attributed to us or a person acting on our behalf are expressly qualified in their entirety by this cautionary statement and you should not place undue reliance on any forward-looking statement included in this prospectus or any accompanying prospectus supplement.

ENFORCEMENT OF CIVIL LIABILITIES
Brazil
Gerdau has been advised by its Brazilian counsel, Tauil & Chequer Advogados in association with Mayer Brown LLP, that a final conclusive judgment of non-Brazilian courts for the payment of money may be enforced in Brazil, subject to certain requirements as described below. A judgment against Gerdau, our directors, our officers or Gerdau Trade issued by a foreign court would be enforceable in Brazil (to the extent that Brazilian courts may have jurisdiction) without reconsideration of the merits, upon confirmation of that judgment by the Brazilian Superior Court of Justice (Superior Tribunal de Justiça), or the STJ. That confirmation, generally, will occur if the foreign judgment:
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fulfils all formalities required for its enforceability under the laws of the non-Brazilian courts;

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is issued by a competent court after proper service of process on the parties (if made in Brazil, service of process must be effected in accordance with Brazilian law), or after sufficient evidence of the parties’ absence as required by applicable law;

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is not subject to appeal in the jurisdiction where rendered (court decision becomes final and unappealable);

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is not in conflict with a previous final and binding (res judicata) judgment on the same matter and involving the same parties issued in Brazil;

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is authenticated by the Brazilian consulate with jurisdiction over the place the judgment is rendered. If such foreign judgment was authenticated in a country that is signatory of the Hague Convention Abolishing the Requirement of Legalization for Foreign Public Documents dated as of October 5, 1961, or the Apostille Convention, authentication by a Brazilian Diplomatic Office or Consulate is not required;

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does not violate the exclusive jurisdiction of Brazilian courts (as provided in articles 23 and 964 of the Brazilian Code of Civil Procedure);

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is translated into Portuguese by a certified sworn translator; and

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does not violate Brazilian public policy, national sovereignty, good morals or violate human dignity (as set forth in Brazilian law).

The judicial confirmation process described above may be time consuming and may also give rise to difficulties in enforcing the foreign judgment in Brazil. Accordingly, we cannot assure you that confirmation would be obtained, that the confirmation process would be conducted in a timely manner or that a Brazilian court would enforce a monetary judgment for violation of the securities laws of countries other than Brazil.
We have also been advised that civil actions may be brought in Brazilian courts in connection with this prospectus based solely on the securities laws of the United States and that Brazilian courts may enforce such liabilities in such actions against us (provided that provisions of the securities laws of the United States do not contravene Brazilian public policy, national sovereignty or good morals); and that Brazilian courts can assert jurisdiction over the matter under dispute, if certain requirements are met.
We have been further advised that a plaintiff, whether Brazilian or non-Brazilian, who resides outside Brazil or is outside Brazil during the course of the litigation in Brazil and who does not own real property in Brazil must post a bond to guarantee the payment of the defendant’s legal fees and court expenses, except in case of (i) enforcement proceedings based on certain non-disputable documents as determined by the court (which do not include the securities issued under the indenture) that may be enforced under Brazilian law (execução de título executivo extrajudicial); (ii) enforcement of a judgment; (iii) counterclaims; and (iv) when an international treaty signed by Brazil dismisses the obligation to post a bond, as established under Article 83, first paragraph, of the Brazilian Code of Civil Procedure (Código de Processo Civil).
If proceedings are brought in the courts of Brazil seeking to enforce the Gerdau’s obligations under the indenture, Gerdau would not be required to discharge its obligations in a currency other than reais. Any judgment obtained against Gerdau in Brazilian courts related to any payment obligations under any indenture would be expressed in reais.

British Virgin Islands
Gerdau Trade has been advised by its British Virgin Islands counsel, Maples and Calder, that there is no statutory enforcement in the British Virgin Islands of judgments obtained in the U.S., however, the courts of the British Virgin Islands will in certain circumstances recognize such a foreign judgment and treat it as a cause of action in itself which may be sued upon as a debt at common law so that no retrial of the issues would be necessary, provided that:
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the U.S. court issuing the judgment had jurisdiction in the matter and the company either submitted to such jurisdiction or was resident or carrying on business within such jurisdiction and was duly served with process;

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the judgment is final and for a liquidated sum;

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the judgment given by the U.S. court was not in respect of penalties, taxes, fines or similar fiscal or revenue obligations of the company;

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in obtaining judgment there was no fraud on the part of the person in whose favor judgment was given or on the part of the court;

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recognition or enforcement of the judgment in the British Virgin Islands would not be contrary to public policy; and

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the proceedings pursuant to which judgment was obtained were not contrary to natural justice.

Gerdau Trade has further been advised that the British Virgin Islands courts are unlikely to recognize or enforce against Gerdau Trade, judgments of courts of the U.S. predicated upon the civil liability provisions of the securities laws of the U.S.; and to impose liabilities against Gerdau Trade, predicated upon the certain civil liability provisions of the securities laws of the U.S. so far as the liabilities imposed by those provisions are penal in nature.

GERDAU S.A.
Gerdau S.A. is mainly dedicated to the production and commercialization of steel products in general, through its mills located in Brazil, Canada, United States, Argentina, Peru, Uruguay and Mexico (joint venture). We believe we are the leading long steel manufacturer in North and South America and that we are among the world’s major suppliers of special steel for the automotive industry. In Brazil, we also produce flat steel and iron ore for internal consumption, expanding our product mix and enhancing the competitiveness of our operations. Additionally, we believe we are one of Latin America’s largest metal scrap recyclers and transform millions of tonnes of scrap metal into steel every year, reinforcing our commitment to sustainable development in the regions where we operate. Gerdau’s shares are listed on the New York and São Paulo stock exchanges.
Gerdau offers a wide array of steel products, which can be manufactured according to the customer’s specifications. The product mix includes crude steel (slabs, blooms and billets) sold to rolling mills; finished products for the construction industry, such as rebars, wire rods, structural bars, hot rolled coils and heavy plates; finished products for the consumer goods industry, such as commercial rolled steel bars, light profiles and wires; and products for farming and agriculture, such as stakes, smooth wire and barbed wire. Gerdau also produces special steel products, normally with a certain degree of customization, utilizing advanced technology, for the manufacture of tools and machinery, chains, locks and springs, mainly for the automotive and mechanical industries.
Gerdau is a Brazilian corporation (Sociedade Anônima) that was incorporated on November 20, 1961 under the laws of Brazil. Its main registered office is located at Av. Dra. Ruth Cardoso, 8501, 8th floor, São Paulo, São Paulo, Brazil, and the telephone number is +55-11-3094-4101.

GERDAU AÇOMINAS S.A.
Gerdau Açominas S.A. is one of Gerdau’s subsidiaries. Gerdau Açominas owns the mill located in the state of Minas Gerais, Brazil, the Ouro Branco mill. The Ouro Branco mill is Gerdau’s largest unit, with an annual installed capacity of 3.6 million tonnes of crude steel, accounting for 52.9% of Gerdau’s crude steel output in the Company’s Brazil business segment as of March 31, 2025.
Gerdau Açominas is a Brazilian corporation (Sociedade Anônima) that was incorporated on March 7, 1967 under the laws of Brazil. Its main registered office is located at Av. Dra. Ruth Cardoso, 8501, 8th floor, São Paulo, São Paulo, Brazil, and the telephone number is +55-11-3094-4101.

GERDAU AÇOS LONGOS S.A.
Gerdau Aços Longos S.A. is one of Gerdau’s subsidiaries. Gerdau Aços Longos produces common long steel and has ten mills distributed throughout Brazil and an annual installed capacity of 3.2 million tonnes of crude steel as of March 31, 2025. Gerdau Aços Longos also sells general steel products and has steel distribution centers located throughout Brazil.
Gerdau Aços Longos is a Brazilian corporation (Sociedade Anônima) that was incorporated on April 25, 2005 under the laws of Brazil. Its main registered office is located at Av. Dra. Ruth Cardoso, 8501, 8th floor, São Paulo, São Paulo, Brazil, and the telephone number is +55-11-3094-4101.

GERDAU TRADE INC.
Gerdau Trade Inc. is Gerdau’s direct wholly-owned subsidiary. It was incorporated on August 23, 2010 with company number 1601859 as a business company under the BVI Business Companies Act (as revised) of the British Virgin Islands.
As of the date hereof, it is authorized to issue a maximum of 50,000 shares of a single class, with US$1.00 par value, of which one share has been issued and is fully paid up. The registered office of Gerdau Trade is Kingston Chambers, P.O. Box 173, Road Town, Tortola, British Virgin Islands.
Gerdau Trade is not currently required to publish financial statements under the laws of the British Virgin Islands.

OFFER STATISTICS AND EXPECTED TIMETABLE
We will set forth in the applicable prospectus supplement or other offering materials a description of the offer statistics and expected timetable of any offering of securities which may be offered under this prospectus. The prospectus supplement or any other offering materials may also add, update or change information contained in this prospectus. You should carefully read this prospectus, any prospectus supplement or other offering materials before you invest in any of our securities.

CAPITALIZATION AND INDEBTEDNESS
Our capitalization and indebtedness will be set forth in a prospectus supplement to this prospectus or in a report on Form 6-K subsequently furnished to the SEC and specifically incorporated herein by reference.

USE OF PROCEEDS
Unless otherwise indicated in an accompanying prospectus supplement, Gerdau Trade intends to on-lend the net proceeds from the sale of the securities to Gerdau or Gerdau’s subsidiaries.

LEGAL OWNERSHIP OF SECURITIES
In this prospectus and any applicable prospectus supplement, when we refer to the “holders” of securities as being entitled to specified rights or payments, we mean only the actual legal holders of the securities. While you will be the holder if you hold a security registered in your name, more often than not the registered holder will actually be a broker, bank, other financial institution or, in the case of a global security, a depositary. Our obligations, as well as the obligations of the trustee, any registrar, any depositary and any third parties employed by us or the other entities listed above, run only to persons who are registered as holders of our securities, except as may be specifically provided for in a contract governing the securities. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that registered holder is legally required to pass the payment along to you as a street name customer but does not do so.
Street Name and Other Indirect Holders
Holding securities in accounts at banks or brokers is called holding in “street name.” If you hold our securities in street name, we will recognize only the bank or broker, or the financial institution that the bank or broker uses to hold the securities, as a holder. These intermediary banks, brokers, other financial institutions and depositaries pass along principal, interest, dividends and other payments, if any, on the securities, either because they agree to do so in their customer agreements or because they are legally required to do so. This means that if you are an indirect holder, you will need to coordinate with the institution through which you hold your interest in a security in order to determine how the provisions involving holders described in this prospectus and any prospectus supplement will actually apply to you. For example, if the security in which you hold a beneficial interest in street name can be repaid at the option of the holder, you cannot redeem it yourself by following the procedures described in the prospectus supplement relating to that security. Instead, you would need to cause the institution through which you hold your interest to take those actions on your behalf. Your institution may have procedures and deadlines different from or additional to those described in this prospectus and any applicable prospectus supplement.
If you hold our securities in street name or through other indirect means, you should check with the institution through which you hold your interest in our securities to find out, among others:
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how it handles payments and notices with respect to the securities;

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whether it imposes fees or charges;

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how it handles voting, if applicable;

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how and when you should notify it to exercise on your behalf any rights or options that may exist under the securities;

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whether and how you can instruct it to send you securities registered in your own name so you can be a direct holder; and

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how it would pursue rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests.

Global Securities
A global security is a special type of indirectly held security. If we issue securities, in whole or in part, in the form of global securities, the ultimate beneficial owners can only be indirect holders. We do this by requiring that the global security be registered in the name of a financial institution we select and by requiring that the securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global security is called the “depositary.” Any person wishing to own a security issued in global form must do so indirectly through an account with a broker, bank or other financial institution that in turn has an account with the depositary. The applicable prospectus supplement will indicate whether the securities will be issued only as global securities.

As an indirect holder, your rights relating to a global security will be governed by the account rules of your financial institution and of the depositary, as well as general laws relating to securities transfers. We will not recognize you as a holder of the securities and instead will deal only with the depositary that holds the global security.
You should be aware that if our securities are issued only in the form of global securities:
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you cannot have the securities registered in your own name;

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you cannot receive physical certificates for your interest in the securities;

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you will be a street name holder and must look to your own bank or broker for payments on the securities and protection of your legal rights relating to the securities;

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you may not be able to sell interests in the securities to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates;

•
the depositary’s policies will govern payments, transfers, exchanges and other matters relating to your interest in the global security. We, the trustee, any paying agent and any registrar have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security. We, the trustee, any paying agent and any registrar also do not supervise the depositary in any way; and

•
the depositary will require that interests in a global security be purchased or sold within its system using same-day funds for settlement.

In a few special situations described below, a global security representing our securities will terminate and interests in it will be exchanged for physical certificates representing the securities. After that exchange, the choice of whether to hold securities directly or in street name will be up to you. You must consult your bank or broker to find out how to have your interests in the securities transferred to your name, so that you will be a direct holder.
Unless we specify otherwise in the applicable prospectus supplement, the special situations for termination of a global security representing our securities are:
•
the depositary has notified us that it is unwilling or unable to continue as depositary for such global security or the depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, at a time when such depositary is required to be so registered in order to act as depositary, and, in each case, we do not or cannot appoint a successor depositary within 90 days;

•
we decide in our sole discretion to allow some or all book-entry securities to be exchangeable for definitive securities in registered form; or

•
any of the securities has become immediately due and payable in accordance with “Description of the Securities — Events of Default.”

The applicable prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by such prospectus supplement. When a global security terminates, the depositary (and not us, the trustee, any paying agent or any registrar) is responsible for deciding the names of the institutions that will be the initial direct holders.

DESCRIPTION OF THE DEBT SECURITIES
The following briefly summarizes the material provisions of the debt securities and the indenture that will govern the debt securities, other than pricing and related terms and other terms that will be disclosed in the applicable prospectus supplement. You should read the more detailed provisions of the indenture, including the defined terms, for provisions that may be important to you. You should also read the particular terms of your series of debt securities, which will be described in more detail in the applicable prospectus supplement. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the provisions of the indenture, the debt securities and the prospectus supplement relating to each series of debt securities. In this summary, references to “Gerdau” means Gerdau S.A. only and do not include any of its subsidiaries.
General
Any debt securities will be governed by an indenture to be entered into between Gerdau Trade Inc., as issuer, Gerdau S.A., Gerdau Açominas S.A. and Gerdau Aços Longos S.A., as guarantors, and The Bank of New York Mellon, as trustee, which we refer to as the “indenture.” Gerdau Trade Inc. is referred to as the “issuer.” Gerdau S.A., Gerdau Açominas S.A. and Gerdau Aços Longos S.A., are collectively referred to in this prospectus as the “guarantors” and each individually as a “guarantor.”
The trustee under the indenture has two main roles:
•
First, the trustee can enforce your rights against the issuer or any of the guarantors, as applicable, if it defaults on its obligations under the indenture or the debt securities. There are some limitations on the extent to which the trustee acts on your behalf, described below under “— Events of Default.”

•
Second, the trustee performs administrative duties for the issuer and the guarantors, such as sending principal and interest payments to you, transferring your debt securities to a new buyer if you sell and sending notices to you.

The indenture contains the full legal text of the matters described in this section. New York law governs the indenture and the debt securities. The issuer and the guarantors have consented in the indenture to the non-exclusive jurisdiction of any U.S. federal and state courts sitting in the borough of Manhattan in the City of New York. The issuer and the guarantors have filed a copy of the form of indenture with the SEC as an exhibit to our registration statement.
The indenture does not limit the aggregate principal amount of senior debt securities which may be issued under the indenture and provides that the issuer may issue senior debt securities from time to time in one or more series. The issuer and the guarantors may issue debt securities and other securities at any time without your consent and without notifying you. The senior debt securities which the issuer may issue under the indenture are collectively referred to in this prospectus as the “debt securities.”
Debt Securities
This section summarizes material terms of the debt securities that are common to all series, unless otherwise indicated in this section or in the prospectus supplement relating to a particular series of debt securities.
Because this section is a summary, it does not describe every aspect of the debt securities. This summary is subject to and qualified in its entirety by reference to all the provisions of the indenture, including the definition of various terms used in the indenture. For example, the meanings for only the more important terms that have been given special meanings in the indenture are described herein. Whenever particular sections or defined terms of the indenture are described in this prospectus or in any prospectus supplement, those sections or defined terms are incorporated by reference herein or in such prospectus supplement.
The issuer may issue original issue discount debt securities, which are debt securities that are offered and sold at a substantial discount to their stated principal amount. The issuer may also issue indexed securities or securities denominated in currencies other than the U.S. dollar, currency units or composite currencies, as described in more detail in the prospectus supplement relating to any such debt securities.

The issuer and the guarantors describe the U.S. federal income tax consequences and any other special considerations applicable to original issue discount, indexed or foreign currency debt securities in the applicable prospectus supplement.
In addition, the material financial, legal and other terms particular to a series of debt securities will be described in the prospectus supplement relating to that series. Those terms may vary from the terms described here. Accordingly, this summary also is subject to and qualified by reference to the description of the terms of the series described in the applicable prospectus supplement.
In addition, the prospectus supplement will state whether the issuer and the guarantors will list the debt securities of the series on any stock exchanges and, if so, which ones.
Form, Exchange and Transfer
The debt securities will be issued, unless otherwise indicated in the applicable prospectus supplement, in fully registered form without interest coupons and in minimum denominations of US$2,000 and integral multiples of US$1,000 in excess thereof.
You may have your debt securities broken into more debt securities of smaller authorized denominations or combined into fewer debt securities of larger authorized denominations, as long as the total principal amount is not changed. This is called an exchange.
You may exchange or transfer your registered debt securities at the office of the trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring registered debt securities. The entity that maintains the list of registered holders is called the “security registrar.” It will also register transfers of the registered debt securities.
You will not be required to pay a service charge for any registration of transfer or exchange of the debt securities, but you may be required to pay any tax or other governmental charge associated with the registration of transfer or exchange. The registration of transfer or exchange of a registered debt security will only be made if you have duly endorsed the debt security or provided the security registrar with a written instrument of transfer satisfactory in form to the security registrar.
Beneficial interests in the debt securities will be subject to certain restrictions on transfer and must be made in accordance with the procedures set forth in the indenture and the debt securities will bear the applicable legends regarding the restrictions set forth under the transfer restrictions set forth in the indenture.
Payment and Paying Agents
If your debt securities are in registered form, the issuer will pay interest to you if you are listed in the trustee’s records as a direct holder at the close of business on a particular day in advance of each due date for interest, even if you no longer own the security on the interest due date. That particular day is called the “regular record date” and will be stated in the applicable prospectus supplement.
The issuer will pay interest, principal, additional amounts and any other money due on global registered debt securities pursuant to the applicable procedures of the depositary or, if the debt securities are not in global form, at our office or agency maintained for that purpose in New York City. The issuer may also choose to pay interest by mailing checks. The issuer may also arrange for additional payment offices, and may cancel or change our use of these offices, including the trustee’s corporate trust office. These offices are called “paying agents.” The issuer may also choose to act as our own paying agent.
Regardless of who acts as paying agent, all money that the issuer or the guarantors pay as principal, premium or interest to a paying agent, or then held by us in trust, that remains unclaimed at the end of two years after the amount is due to a direct holder will be repaid to us or (if then held in trust) discharged from trust. After that two-year period, direct holders may look only to us for payment and not to the trustee, any other paying agent or anyone else.
Street name and other indirect holders should consult their banks or brokers for information on how they will receive payments.

Notices
The issuer, the guarantors and the trustee will send notices only to registered holders of certificated debt securities, using their addresses as listed in the registrar’s records. If the debt securities of a series are listed on a securities exchange, the issuer will provide notice to the holders in accordance with the applicable rules of such exchange. In addition, if debt securities are held in global form, notices will be delivered in accordance with the applicable procedures of the depositary.
Modification and Waiver
The indenture provides several categories of changes that can be made to the indenture and the debt securities issued under the indenture. Such changes may or may not require the consent of the holders, as described below. A supplemental indenture will be prepared if holder approval is required.
Changes Requiring Each Holder’s Approval
The indenture provides that there are changes to the indenture that cannot be made without the approval of each holder of the outstanding debt securities affected thereby. Those types of changes are:
•
a change in the Stated Maturity for any principal or interest payment on the debt securities or to the time at which any debt security may be redeemed;

•
a reduction in the principal amount, the interest rate, the redemption price for the debt securities or the principal amount that would be due and payable upon acceleration;

•
a change in the obligation to pay additional amounts;

•
a change in the currency of any payment on the debt securities;

•
a change in the place of any payment on the debt securities;

•
an impairment of the holder’s right to sue for the enforcement of any right to payment on or with respect to any amount due on its debt securities;

•
a change in the terms of payment from, or control over, or release or reduction of any collateral or security interest to secure the payment of principal, interest or premium, if any, under any debt security;

•
a change in the provisions related to payment obligations under the guarantees in a manner that would materially and adversely affect the holders; and

•
a modification of the sections of the indenture relating to supplemental indentures, waiver with the consent of holders or waiver of past defaults, except to increase the percentage of holders required to make a modification or waiver or to provide that certain other provisions of the indenture cannot be modified or waived without the approval of each holder of the debt securities.

Changes Not Requiring Approval
The issuer, the guarantors and the trustee may, without the consent or vote of any holder of the debt securities, amend or supplement the indenture, the debt securities or the guarantee for the following purposes to:
•
evidence the succession of another person to the issuer or the guarantors and the assumption by any such successor to the covenants of the issuer or the guarantors herein and in the debt securities;

•
add to the covenants of the issuer or the guarantors or add collateral for the benefit of holders of the debt securities;

•
add any additional events of default for the benefit of the holders of the debt securities;

•
add or change any of the provisions of the indenture to such extent as shall be necessary to permit or facilitate the issuance of the debt securities in bearer form;

•
secure the debt securities or to confirm and evidence the release, termination or discharge of any guarantee of or Lien securing the debt securities when such release, termination or discharge is permitted by the indenture;

•
evidence and provide for the acceptance of an appointment by a successor trustee;

•
provide for the issuance of additional debt securities;

•
cure any ambiguity, to correct or supplement any provision herein which may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under the indenture, provided that such action shall not adversely affect the interests of any holder of the debt securities in any material respect (which shall be conclusively established by delivery of an officer’s certificate to the trustee);

•
make any other change that does not materially and adversely affect the rights of any holder of the debt securities or to conform the indenture to this “Description of the Debt Securities;” or

•
add additional obligors with respect to the debt securities and the indenture or to add additional guarantors to guarantee the obligations under the debt securities and the indenture.

The holders of the debt securities will receive prior notice as described under “— Notices” of any proposed amendment to the debt securities or the indenture described in this section. After an amendment described in the preceding paragraph of this section becomes effective, the issuer or any of the guarantors is required to mail to the holders of debt securities a notice briefly describing such amendment. However, the failure to give such notice to all holders of the debt securities, or any defect therein, will not impair or affect the validity of the amendment.
The consent of the holders of the debt securities is not necessary to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.
Changes Requiring Majority Approval
Except for the changes described under “— Changes Requiring Each Holder’s Approval” and “— Changes Not Requiring Approval,” the indenture provides that changes to the indenture and the outstanding debt securities under the indenture must be approved by the holders of a majority in principal amount of each series of the debt securities affected by the change or waiver. The required approval must be given by written consent.
The indenture provides that the same majority approval would be required for the issuer or the guarantors to obtain a waiver of any covenants in the indenture. The covenants of the issuer and the guarantors in the indenture include the promises the issuer and the guarantors make about merging or entering into similar transactions and creating liens on their assets, which are described below under “— Certain Covenants — Mergers and Similar Transactions” and “— Certain Covenants — Limitation on Liens.” If the holders approve a waiver of a covenant, the issuer and the guarantors will not have to comply with that covenant. The holders, however, cannot approve a waiver of any provision in the debt securities or the indenture, as it affects any security, that the issuer and the guarantors cannot change without the approval of the holder of that security as described above in “— Changes Requiring Each Holder’s Approval,” unless that holder approves the waiver.
Voting Mechanics
Debt securities will not be considered outstanding, and therefore the holders of those debt securities will not be eligible to vote or take other action under the indenture, if the issuer or any of the guarantors has deposited or set aside in trust money for their payment, repurchase or redemption. Debt securities will also not be eligible to vote or take other action under the indenture if they have been defeased as described under “— Defeasance and Discharge.” Debt securities held by the issuer, the guarantors or their affiliates are not considered outstanding.
The issuer and the guarantors will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities that are entitled to vote or take other action under the indenture. In limited circumstances, the trustee, and not the issuer or the guarantors, will be entitled to set a record date for action by holders. If a record date is set for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of outstanding debt securities of that series on the record date and must be taken within 180 days following the record date or another period that the issuer, the guarantors, or the trustee, as applicable, may specify. This period may be shortened or lengthened (but not beyond 180 days).
Street name and other indirect holders should consult their banks or brokers for information on how approval may be granted if the issuer and the guarantors seek to change the indenture or the debt securities or request a waiver.
Redemption
Unless otherwise indicated in the applicable prospectus supplement, your debt security will not be entitled to the benefit of any sinking fund; that is, the issuer and the guarantors will not deposit money on a regular basis into any separate custodial account to repay your debt securities. In addition, other than as set forth in “— Optional Tax Redemption” below, unless otherwise specified in the applicable prospectus supplement, the issuer and the guarantors will not be entitled to redeem your debt security before its Stated Maturity.
General Provisions for Redemption
If the applicable prospectus supplement specifies a redemption date, it will also specify one or more redemption prices, which may be expressed as a percentage of the principal amount of your debt security or by reference to one or more formulae used to determine the redemption price. It may also specify one or more redemption periods during which the redemption prices relating to a redemption of debt securities during those periods will apply. The issuer’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.
If the applicable prospectus supplement specifies a redemption commencement date, the issuer may redeem your debt security at our option at any time on or after that date. If the issuer redeems your debt security, it will do so at the specified redemption price, together with interest accrued to the redemption date. If different prices are specified for different redemption periods, the price paid will be the price that applies to the redemption period during which your debt security is redeemed. If less than all of the debt securities are redeemed at any time, (1) the particular debt securities to be redeemed will be chosen by the trustee in compliance with the requirements governing redemptions of the principal securities exchange, if any, on which debt securities of the applicable series are listed or if such securities exchange has no requirement governing redemption or the debt securities of the applicable series are not then listed on a securities exchange, on a pro rata basis or by lot (or, in the case of debt securities issued in global form, subject to the applicable procedures of the depositary), and (2) the trustee will authenticate and deliver to the holder of such debt securities without service charge, a new debt security or securities of the same series and of like tenor, of any authorized denomination as requested by such holder, in aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the debt security so surrendered. If debt securities of any series are redeemed in part, the remaining outstanding amount of any debt security of that series must be at least equal to US$2,000 and be an integral multiple of US$1,000.
Unless the issuer defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the debt securities or portions thereof called for redemption.
The issuer will give the notice in the manner described above under “— Notices.”
Redemption Notice
In the event that the issuer exercises an option to redeem any debt securities, it will give to the trustee and the holder written notice of the principal amount of the debt securities to be redeemed, not less than 10 days nor more than 60 days before the applicable redemption date. A notice of redemption, except if made pursuant to the provisions set forth under “— Optional Tax Redemption,” may, at our discretion, be conditional. If such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice will state that, in our discretion, the redemption date may be delayed until such time (but no more than 60 days after the date of the notice of redemption) as any or all such conditions shall be satisfied (or waived by us in our sole discretion) and a new redemption date will be set by us in accordance with the Depository Trust Company’s, or DTC’s, applicable procedures, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by us in our sole discretion) by the redemption date, or by the redemption date as so delayed.
Optional Tax Redemption
The debt securities will be redeemable at the option of the issuer, in whole, but not in part, upon giving not less than 10 nor more than 60 days’ notice to the holders (which notice will be irrevocable), at 100% of the principal amount thereof, plus accrued interest and any additional amounts payable with respect thereto if (i) the issuer has or will become obligated to pay additional amounts as discussed below under “— Additional Amounts” with respect to such debt securities in excess of the additional amounts that the issuer would pay if payments in respect of the debt securities were subject to deduction or withholding at a rate of 15% (determined without regard to any interest, fees, penalties or other additions to tax) as a result of any change in, or amendment to, the treaties, laws or regulations of a Taxing Jurisdiction, or any change in the application or official interpretation of such laws or regulations, which change or amendment occurs after the date of the indenture (or, in the case of any jurisdiction that becomes a Taxing Jurisdiction after the date of the indenture, after the date on which such jurisdiction becomes a Taxing Jurisdiction), and (ii) such obligation cannot be avoided by the issuer taking reasonable measures available to it. For the avoidance of doubt, for purposes of the preceding sentence, reasonable measures shall include a change of the jurisdiction of incorporation, residence or domicile of the issuer, or any paying agent. No such notice of redemption will be given earlier than 60 days prior to the earliest date on which the issuer would be obligated to pay such additional amounts if a payment in respect of such debt securities were then due.
Prior to the publication or mailing of any notice of redemption of the debt securities as described above, the issuer must deliver to the trustee an officers’ certificate to the effect that the obligations of the issuer to pay additional amounts cannot be avoided by the issuer taking reasonable measures available to it. The issuer will also deliver an opinion of an independent legal counsel of recognized standing stating that the issuer either has or will become obligated to pay additional amounts due to the changes in treaties, tax laws or regulations. The trustee will accept this certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent set forth in clauses (i) and (ii) of the preceding paragraph, in which event it will be conclusive and binding on the holders.
Open Market Purchases
Subject to any restrictions described in the prospectus supplement, the issuer, the guarantors or their affiliates may purchase debt securities from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Debt securities that issuer, the guarantors or their affiliates purchase may, in our discretion, be held, resold or canceled, but will only be resold in compliance with applicable requirements or exemptions under the relevant securities laws.
Payment of Additional Amounts
Unless otherwise indicated in the applicable prospectus supplement, all payments by the issuer or a guarantor in respect of the debt securities will be made free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties, assessments, fees or other governmental charges of whatever nature (and any fines, penalties or interest related thereto) imposed or levied by or on behalf of the British Virgin Islands, Brazil, or any other jurisdiction in which the issuer or a guarantor is organized or is otherwise resident for tax purposes or any jurisdiction from or through which payment is made or any political subdivision or authority of or in such relevant jurisdiction having power to tax (any of the aforementioned being a “Taxing Jurisdiction”), unless such withholding or deduction is required by law. In the event that any such taxes, duties, assessments, fees or other governmental charges (and any fines, penalties or interest related thereto) are so imposed or levied, the issuer, or a guarantor, as applicable, will pay to each holder such additional amounts as may be necessary in order that every net payment made by the issuer or a guarantor, as applicable, on each debt security after such withholding or deduction imposed upon or as a result of such payment by a Taxing Jurisdiction will not be less than the amount then due and payable on such debt security. The foregoing obligation to pay additional amounts, however, will not apply to or in respect of:

(i)
any tax, duty, assessment or other governmental charge which would not have been imposed but for the existence of any present or former connection between such holder, on the one hand, and the relevant Taxing Jurisdiction, on the other hand (including, without limitation, such holder being or having been a citizen or resident thereof or having been engaged in a trade or business or present therein or having, or having had, a permanent establishment therein), other than the mere receipt of such payment or the ownership or holding of, or the enforcement of rights under, such debt security;

(ii)
any tax, duty, assessment or other governmental charge which would not have been so imposed but for the presentation by such holder for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(iii)
any tax, duty, assessment or other governmental charge to the extent that such tax, duty, assessment or other governmental charge would not have been imposed but for the failure of such holder to comply with any certification, identification or other reporting requirements concerning the nationality, residence, identity or connection with the relevant Taxing Jurisdiction of the holder or beneficial owner of a debt security (including, without limitation, a certification that the holder or beneficial owner is not resident in the relevant Taxing Jurisdiction) if (a) such compliance is required or imposed by law as a precondition to exemption from all or a part of such tax, duty, assessment or other governmental charge and (b) at least 30 days prior to the date on which the issuer or a guarantor, as applicable, will apply this clause, either the issuer or a guarantor, as applicable, will have notified all holders of debt securities that some or all holders of debt securities will be required to comply with such requirement and (c) in no event shall such holder’s requirement to make such a declaration, claim or filing require such holder to provide any materially more onerous information, documents or other evidence than would be required to be provided had such holder been required to file U.S. Internal Revenue Service Forms W-8BEN, W-8BEN-E, W-8ECI, W-8EXP, W-8IMY and/or documentation required by the OECD Common Reporting Standard (CRS);

(iv)
any estate, inheritance, gift, sales, transfer, excise or personal property or similar tax, assessment or governmental charge;

(v)
any tax, assessment or other governmental charge which is payable other than by deduction or withholding from payments of principal of or interest on the debt security;

(vi)
any additional amounts with respect to any such deduction or withholding, imposed on or in respect of the debt securities pursuant to FATCA, any treaty, law, regulation or other official guidance enacted by the relevant Taxing Jurisdiction or in any jurisdiction in which payments on the debt securities are made implementing FATCA, or any agreement between the issuer, the guarantors or a paying agent and such relevant jurisdiction, or any authority of any of the foregoing implementing FATCA; or

(vii)
any combination of the above.

As used in this section, “FATCA” means Sections 1471 through 1474 of the United States Internal Revenue Code (“Code”), as of the date of this prospectus (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among governmental authorities and implementing such Sections of the Code.
The issuer or a guarantor, as applicable, will also pay any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies which arise in any jurisdiction from the execution, delivery, registration, enforcement or the making of payments in respect of the debt securities, excluding any such taxes, charges or similar levies imposed by any jurisdiction outside of the relevant Taxing Jurisdiction, other than those resulting from, or required to be paid in connection with, the enforcement of the debt securities following the occurrence of any default or event of default.

No additional amounts will be paid with respect to a payment on any debt security to a holder that is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent a beneficiary or settlor with respect to such fiduciary or a member of such partnership or beneficial owner would not have been entitled to receive payment of the additional amounts had the beneficiary, settlor, member or beneficial owner been the holder of the debt security.
The issuer or a guarantor, as applicable, will provide the trustee with the official acknowledgment of the relevant taxing authority (or, if such acknowledgment is not available without unreasonable burden or expense, a certified copy thereof or, if such certified copy is not available, other documentation satisfactory to the trustee) evidencing any payment of taxes, penalties, duties, assessments, fees or other governmental charges in respect of which the issuer or such guarantor has paid any additional amounts. Copies of such documentation will be made available to the holders of the debt securities or the paying agents, as applicable, upon request therefor.
All references in this prospectus to principal of and interest on the debt securities will include any additional amounts payable by the issuer in respect of such principal and such interest. The obligations described under “Additional Amounts” will survive until the debt securities have been paid in full and will apply mutatis mutandis to any jurisdiction in which any successor person to the issuer or a guarantor is organized or any political subdivision or taxing authority or agency thereof or therein.
Repurchase of Debt Securities upon a Change of Control
Unless otherwise specified in the applicable prospectus supplement, not later than 30 days following a Change of Control that results in a Rating Decline with respect to a series of debt securities, the issuer or any of the guarantors will make, directly or by a Designated Affiliate, an offer to purchase (an “Offer to Purchase”) all outstanding securities at a purchase price equal to 101% of the principal amount plus accrued interest to the date of purchase.
An Offer to Purchase must be made by written offer to the holders of debt securities of such series (a copy of which shall be delivered to the trustee), which will specify the principal amount of debt securities of such series subject to the offer (which shall be all the outstanding debt securities of such series) and the purchase price. The Offer to Purchase must specify an expiration date (the “Expiration Date”) not less than 30 days or more than 60 days after the date of the offer and an indicative settlement date for purchase (the “Purchase Date”) not more than five Business Days after the Expiration Date. The Offer to Purchase must include (i) a description of the transaction or transactions that constitute the Change of Control; (ii) information concerning the business of Gerdau which it believes will enable the holders to make an informed decision with respect to the Offer to Purchase; and (iii) instructions and any materials necessary to enable holders to tender debt securities of such series pursuant to the Offer to Purchase. The issuer or guarantor, as applicable, will comply with Rule 14e-1 under the Exchange Act (to the extent applicable) and all other applicable laws in making any Offer to Purchase, and the above procedures will be deemed modified as necessary to permit such compliance.
A holder may tender all or any portion of its debt securities pursuant to an Offer to Purchase, subject to the requirements that any portion of a debt security tendered must be in a multiple of US$1,000 principal amount, the minimum tender of any holder must be no less than US$2,000 and, if tendered in part, the residual amount cannot be less than US$2,000. Holders shall be entitled to withdraw debt securities tendered up to the close of business on the Expiration Date. On the Purchase Date the purchase price will become due and payable on each debt security accepted for purchase pursuant to the Offer to Purchase, and interest on debt securities purchased will cease to accrue on and after the Purchase Date.
Neither the issuer nor any of the guarantors will be required to make an Offer to Purchase upon a Change of Control that results in a Rating Decline with respect to a series of debt securities if (1) a third party (not including the guarantors, their subsidiaries, or a Designated Affiliate) makes the Offer to Purchase in the manner, at the times and otherwise in compliance with the requirements set forth in the applicable indenture applicable to an Offer to Purchase made by the issuer and purchases all debt securities of such series properly tendered and not withdrawn under the Offer to Purchase, or (2) a notice of redemption for all outstanding debt securities and of such series has been given pursuant to the applicable indenture unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained herein, an Offer to Purchase may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control and the occurrence of such Rating Decline, if a definitive agreement is in place for the Change of Control at the time the Offer to Purchase is made.
Certain Covenants
Consolidation, Merger or Sale of Assets
Unless otherwise specified in the applicable prospectus supplement, each of the issuer and the guarantors will not consolidate with or merge with or into any other Person or sell, convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all of its Property (determined on the basis of the consolidated assets of Gerdau and its Subsidiaries) to any other Person (other than the issuer or a guarantor), unless:
(1)
the Person (if not the issuer or a guarantor) formed by such merger or consolidation or the Person (if not the issuer or a guarantor) which acquired by sale, conveyance, transfer or lease all or substantially all of the Property of the issuer or a guarantor (the “Successor Corporation”) will be a person or persons organized and existing under the laws of Brazil, the United States, any State thereof or the District of Columbia, Canada or any other country that is a member country of the European Union or of the OECD on the date of the indenture, and such person or persons expressly assume, by a supplemental indenture to the indenture, executed and delivered to the trustee, all the obligations of the issuer and the guarantors under the indenture;

(2)
the Successor Corporation expressly assumes by supplemental indenture to the applicable indenture the due and punctual payment of the principal of and interest (and Additional Amounts) on all of the debt securities or such guarantor’s guarantee, as applicable, of the relevant series, the performance or observance of every covenant of the issuer or guarantor, as applicable, and all other obligations of the issuer or guarantor, as applicable, under such indenture and debt securities or such guarantor’s guarantee, as applicable;

(3)
immediately after giving effect to such transaction, no event of default with respect to any debt security has occurred and is continuing; and

(4)
the issuer or such guarantor, as applicable, or the Successor Corporation, as the case may be, delivers to the trustee an opinion of counsel to the effect that such consolidation, merger, sale, conveyance, transfer or lease and such supplemental indenture (if required) comply with these conditions, that such supplemental indenture (if required) has been duly authorized, executed and delivered and constitutes valid and binding obligations of the Successor Corporation and that all conditions precedent in the applicable indenture provided or relating to such transaction and such supplemental indenture (if required) have been complied with;

provided, however, that, notwithstanding anything to the contrary in the foregoing, the following transactions will not be subject to clause (2) above:
(i)
any merger or consolidation by the issuer or any guarantor with or into any Subsidiary of the issuer or any guarantor; and

(ii)
any sale, conveyance, transfer or lease by the issuer or any guarantor, in one transaction or in a series of transactions, directly or indirectly, of all or substantially all of its Property (determined on the basis of the consolidated assets of Gerdau and its Subsidiaries) to any Subsidiaries of the issuer or any guarantor.

Notwithstanding anything to the contrary in the foregoing, any merger or consolidation, in which the surviving entity is the issuer or a guarantor, or sale, conveyance, transfer or lease to the issuer or a guarantor will not be subject to any clause above.
Upon any consolidation, merger, sale, conveyance, transfer or lease in accordance with these conditions, the Successor Corporation shall succeed to, and be substituted for, and may exercise every right and power of, the issuer or guarantor, as applicable, under the applicable indenture and the debt securities or such guarantor’s guarantee, as applicable, of the relevant series with the same effect as if the Successor Corporation had been named as the issuer or the guarantors of the debt securities of such series in the applicable indenture. No Successor Corporation shall have the right to redeem the debt securities unless the issuer or any guarantor would have been entitled to redeem the debt securities in similar circumstances.
Limitation on Liens
Unless otherwise specified in the applicable prospectus supplement, the issuer and the guarantors will covenant that for so long as any debt securities remain outstanding, the issuer and the guarantors will not create or suffer to exist any mortgage, pledge, security interest, encumbrance, conditional sale or other title retention agreement or other similar lien (each a “Lien”), upon any of its property or assets now owned or hereafter acquired by it or on its Capital Stock. The issuer and the guarantors will not, nor will Gerdau permit any Restricted Subsidiary, including any of the guarantors, to, create or suffer to exist any Lien upon any of its property or assets now owned or hereafter acquired by it or on any of their Capital Stock securing any obligation, unless contemporaneously therewith effective provision is made to secure the debt securities equally and ratably with such obligation for so long as such obligation is so secured. The preceding sentence will not require any of the guarantors or any Restricted Subsidiary to equally and ratably secure the debt securities if the Lien consists of the following:
(1)
any Lien existing on the date of the indenture, and any extension, renewal or replacement thereof or of any Lien in clause (2), (3) or (4) below; provided, however, that the total amount of Debt so secured is not increased;

(2)
any Lien on any property or assets (including Capital Stock of any person) securing Debt incurred solely for purposes of financing the acquisition, construction or improvement of such property or assets after the date of the indenture; provided that (a) the aggregate principal amount of Debt secured by such Lien will not exceed (but may be less than) the cost (i.e., purchase price) of the property or assets so acquired, constructed or improved and (b) such Lien is incurred before, or within 120 days after the completion of, such acquisition, construction or improvement and does not encumber any other property or assets of the guarantors or any Restricted Subsidiary; and provided, further, that to the extent that the property or asset acquired is Capital Stock, such Lien also may encumber other property or assets of the person so acquired;

(3)
any Lien securing Debt incurred for the purpose of financing all or part of the cost of the acquisition, construction or development of a project (including mini-mills and other facilities); provided that the lenders of such Debt expressly agree to limit their recourse in respect of such Debt to assets (including Capital Stock of the project entity) and/or revenues of such project with an aggregate value of not more than the amount of such Debt; and provided, further, that the Lien is incurred before, or within 120 days after the completion of, that acquisition, construction or development and does not apply to any other property or assets of Gerdau or any Subsidiary;

(4)
any Lien existing on any property or assets of any person before that person’s acquisition by, merger into or consolidation with Gerdau or any Restricted Subsidiary after the date of the indenture; provided that (a) such Lien is not created in contemplation of or in connection with such acquisition, merger or consolidation, (b) the Debt secured by such Lien may not exceed the Debt secured on the date of such acquisition, merger or consolidation, (c) such Lien will not apply to any other property or assets of Gerdau or any of its Restricted Subsidiaries and (d) such Lien will secure only the Debt that it secures on the date of such acquisition, merger or consolidation;

(5)
any Lien imposed by law that was incurred in the ordinary course of business, including, without limitation, carriers’, warehousemen’s and mechanics’ liens and other similar encumbrances arising in the ordinary course of business, in each case for sums not yet due or being contested in good faith by appropriate proceedings;

(6)
any pledge or deposit made in connection with workers’ compensation, unemployment insurance or other similar social security legislation, any deposit to secure appeal bonds in proceedings being contested in good faith to which Gerdau or any Restricted Subsidiary is a party, good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which Gerdau or any Restricted Subsidiary is a party or deposits for the payment of rent, in each case made in the ordinary course of business;
(7)
any Lien in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of Gerdau or any Restricted Subsidiary in the ordinary course of business;

(8)
any Lien securing taxes, assessments and other governmental charges, the payment of which are not yet due or are being contested in good faith by appropriate proceedings and for which such reserves or other appropriate provisions, if any, have been established as required by IFRS;

(9)
minor defects, easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, licenses, restrictions on the use of property or assets or minor imperfections in title that do not materially impair the value or use of the property or assets affected thereby, and any leases and subleases of real property that do not interfere with the ordinary conduct of the business of Gerdau or any Restricted Subsidiary, and which are made on customary and usual terms applicable to similar properties;

(10)
any rights of set-off of any person with respect to any deposit account of Gerdau or any Restricted Subsidiary arising in the ordinary course of business and not constituting a financing transaction;

(11)
any Liens granted to secure borrowings from, directly or indirectly, (a) Banco Nacional de Desenvolvimento Econômico e Social — BNDES, or any other Brazilian governmental development bank or credit agency or (b) any international or multilateral development bank, government-sponsored agency, export-import bank or official export-import credit insurer;

(12)
any Liens on the inventory or receivables of Gerdau or any Restricted Subsidiary securing the obligations of such person under any lines of credit or working capital facility or in connection with any structured export or import financing or other trade transaction; provided that the aggregate principal amount of Debt incurred that is secured by receivables that will fall due in any fiscal year shall not exceed (a) with respect to transactions secured by receivables from export sales, 80% of Gerdau’s consolidated gross revenues from export sales for the immediately preceding fiscal year of Gerdau; or (b) with respect to transactions secured by receivables from domestic (Brazilian) sales, 80% of such person’s consolidated gross revenues from sales within Brazil for the immediately preceding fiscal year of Gerdau; and provided, further, that Advance Transactions will not be deemed transactions secured by receivables for purpose of the above calculation; and

(13)
in addition to the foregoing Liens set forth in clauses (1) through (12) above, Liens securing Debt of Gerdau or any Restricted Subsidiary (including, without limitation, guarantees of Gerdau or any Restricted Subsidiary) the aggregate principal amount of which, at any time of determination, does not exceed 20% of Consolidated Total Assets.

Provision of Financial Statements and Reports
Gerdau will furnish to the trustee the following reports for delivery to holders upon their written request thereof:
(1)   an English language version of Gerdau’s annual audited consolidated financial statements prepared in accordance with IFRS promptly upon such financial statements becoming available but not later than 180 days after the close of its fiscal year;
(2)   an English language version of Gerdau’s unaudited quarterly financial statements prepared in accordance with IFRS (including, as supplementary information, an unaudited condensed consolidated balance sheet and an unaudited condensed consolidated statement of operations, in each case, prepared in accordance with IFRS), promptly upon such financial statements becoming available but not later than 60 days after the close of each fiscal quarter (other than the last fiscal quarter of its fiscal year); and

(3)   upon any director or executive officer of any of the issuer or the guarantors becoming aware of the existence of a Default or Event of Default or any event by reason of which payments of either principal or interest on the bonds are prohibited, an officers’ certificate setting forth the details thereof and the action which Gerdau is taking or proposes to take with respect thereto.
Delivery of these reports, information and documents to the trustee is for informational purposes only and the trustee’s receipt of any of those will not constitute constructive notice of any information contained in them or determinable from information contained in them, including Gerdau’s compliance with any of its covenants under the indenture.
Notwithstanding the forgoing, if Gerdau makes available the information described in clauses (1) and (2) above on the SEC’s EDGAR website, its website or the website of a Subsidiary of Gerdau, it will be deemed to have satisfied the reporting requirement set forth in clauses (1) and (2) above. It is understood that the trustee shall have no obligation whatsoever to determine whether such information, documents or reports have been delivered as described above or posted on any website.
None of the issuer or the guarantors other than Gerdau will be required to provide or distribute any financial or other reports described above.
Defeasance and Discharge
The following discussion of full defeasance and discharge and covenant defeasance and discharge will only be applicable to your series of debt securities if Gerdau Trade chooses to apply them to that series, in which case that will be stated in the applicable prospectus supplement.
If the applicable prospectus supplement states that full defeasance will apply to a particular series, the issuer and the guarantors will be legally released from any payment and other obligations on the debt securities, except for various obligations described below (called “full defeasance”), provided that the issuer or the guarantors, as applicable, in addition to other actions, puts in place the following arrangements for you to be repaid:
•
the issuer or the guarantors, as applicable, must irrevocably deposit in trust for your benefit and the benefit of all other direct holders of the applicable debt securities a combination of money and (unless otherwise specified in the applicable prospectus supplement) U.S. government or U.S. government agency debt securities or bonds that must bear the full faith and credit of the U.S. government and that, in the opinion of a nationally recognized firm of independent public accountants, will generate enough cash to make interest, principal and any other payments, including additional amounts, on the debt securities on their various due dates.

•
the issuer or the guarantors, as applicable, must deliver to the trustee a legal opinion of counsel, based upon a ruling by the U.S. Internal Revenue Service or upon a change in applicable U.S. federal income tax law, confirming that under then current U.S. federal income tax law the issuer or the guarantors, as applicable, may make the above deposit without causing you to be taxed on the debt securities any differently than if the issuer or the guarantors, as applicable, did not make the deposit and instead repaid the debt securities itself.

If the issuer or the guarantors ever did accomplish full defeasance as described above, you would have to rely solely on the trust deposit for repayment on the debt securities of the applicable series. You could not look to the issuer or the guarantors for repayment in the unlikely event of any shortfall. However, even if the issuer or the guarantors take these actions, a number of obligations relating to the debt securities or the guarantees will remain. These include the following obligations:
•
to register the transfer and exchange of debt securities;

•
to replace mutilated, destroyed, lost or stolen debt securities;

•
to maintain paying agencies; and

•
to hold money for payment in trust.

Covenant Defeasance
If the applicable prospectus supplement states that covenant defeasance will apply to a particular series, the issuer or the guarantors can make the same type of deposit described above and be released from all or some of the restrictive covenants (if any) that apply to the debt securities of the particular series. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and (unless otherwise specified in the applicable prospectus supplement) U.S. government securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of an internationally recognized firm of independent public accountants expressed in a written certificate delivered to the trustee, without consideration of any reinvestment, to pay the principal of, and interest on the debt securities to redemption or maturity and comply with certain other conditions, including the delivery of certain opinions of counsel as to certain tax matters. In order to achieve covenant defeasance, the issuer or the guarantors would be required to take all of the steps described above under “— Defeasance and Discharge” except that the opinion of counsel would not have to refer to a change in United States Federal income tax laws or a ruling from the United States Internal Revenue Service.
If the issuer or the guarantors were to accomplish covenant defeasance, the following provisions of the indenture and the debt securities would no longer apply:
•
any covenants applicable to the series of debt securities and described in the applicable prospectus supplement; and

•
the events of default relating to breach of the defeased covenants, described below under “— Events of Default — What Is an Event of Default?”.

If the issuer or the guarantors accomplish covenant defeasance, you would still be able to look to it for repayment of the debt securities of the applicable series if there were a shortfall in the trust deposit. If any event of default occurs and the debt securities of the applicable series become immediately due and payable, there may be such a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.
Ranking
The debt securities will rank equally with all the other unsecured and unsubordinated Debt of the issuer. The guarantees will rank equally with all other unsecured and unsubordinated Debt of the guarantors, as applicable.
Events of Default
The indenture provides that you will have special rights if an event of default occurs and is not cured or waived, as described later in this subsection and as may be specified in the applicable prospectus supplement.
What Is an Event of Default?
The indenture provides that the term “event of default” with respect to any series of debt securities means any of the following:
(1)   there is a failure to pay interest (including any related additional amounts) on any security when the same becomes due and payable, and such default continues for a period of 30 days;
(2)   there is failure to pay principal (including any related additional amounts) of any debt security when the same becomes due and payable upon redemption or as described under “— Covenants — Repurchase upon a Change of Control” or otherwise;
(3)   the issuer or any of the guarantors fails to comply with any of the covenants described under “— Covenants — Limitation on the Issuer,” “— Covenants — Limitation on Liens,” “— Covenants — Limitation on Transactions with Affiliates” or “— Covenants — Limitation on Consolidation, Merger or Transfer of Assets,” and such failure continues for 30 days after the notice specified below;

(4)   the issuer or any of the guarantors fails to comply with any of its covenants or agreements in the debt securities or the indenture (other than those referred to in (1), (2) and (3) above), and such failure continues for 60 days after the notice specified below;
(5)   the issuer or any of the guarantors or any Significant Subsidiary defaults under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Debt for borrowed money by the such or such guarantors or any such Significant Subsidiary (or the payment of which is guaranteed by the issuer or such guarantor or any such Significant Subsidiary) whether such Debt or guarantee now exists, or is created after the date of the indenture, which default (a) is caused by failure to pay principal of or premium, if any, or interest on such Debt after giving effect to any grace period provided in such Debt on the date of such default, which is referred to as a “Payment Default,” or (b) results in the acceleration of such Debt prior to its express maturity and, in each case, the principal amount of any such Debt, together with the principal amount of any other such Debt under which there has been a Payment Default or the maturity of which has been so accelerated, totals US$150.0 million (or the equivalent thereof at the time of determination) or more in the aggregate;
(6)   one or more final judgments or decrees for the payment of money of US$150.0 million (or the equivalent thereof at the time of determination) or more in the aggregate are rendered against the issuer or any of the guarantors or any Significant Subsidiary and are not paid (whether in full or in installments in accordance with the terms of the judgment) or otherwise discharged and, in the case of each such judgment or decree, either (a) an enforcement proceeding has been commenced by any creditor upon such judgment or decree and is not dismissed within 30 days following commencement of such enforcement proceedings or (b) there is a period of 60 days following such judgment during which such judgment or decree is not discharged, waived or the execution thereof stayed;
(7)   certain events (including proceedings or becoming subject to such proceedings) of bankruptcy, reorganization or insolvency of the issuer or any of the guarantors or any Significant Subsidiary occur; or
(8)   any guarantee of the debt securities ceases to be valid or in full force and effect or any of the guarantors denies or disaffirms its obligations under its guarantee of the debt securities.
A default under clause (3) or (4) above will not constitute an event of default until the trustee or the holders of at least 25% in principal amount of the debt securities outstanding notify the issuer and the guarantors of the default and the issuer or the guarantors do not cure such default within the time specified after receipt of such notice. For the purposes of this description of debt securities.
An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the indenture, although the default and acceleration of one series of debt securities may trigger a default and acceleration of another series of debt securities.
Remedies upon an Event of Default
If an event of default (other than an event of default specified in clause (7) above) occurs and is continuing, the trustee or the holders of not less than 25% in principal amount of the debt securities then outstanding of that series may declare all unpaid principal of and accrued interest on all debt securities of that series to be due and payable immediately, by a notice in writing to the issuer and the guarantors (and to the trustee, if notice is given by the holders), stating that such notice is an “acceleration notice,” and upon any such declaration such amounts will become due and payable immediately. If an event of default specified in clause (7) above occurs and is continuing, then the principal of and accrued interest on all debt securities of that series will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder.
Subject to the provisions of the indenture relating to the duties of the trustee in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless such holders have offered to the trustee security or indemnity satisfactory to the trustee. Subject to such provision for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding debt securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.
Each of the situations described above is called an acceleration of the maturity of the debt securities under the indenture. If the maturity of the debt securities of any series is accelerated and a judgment for payment has not yet been obtained, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may cancel the acceleration of the debt securities, provided that the issuer or any of the guarantors, as applicable, has paid or deposited with the trustee under the indenture a sum sufficient to pay (i) all overdue interest and any additional amounts on all of the debt securities of the series, (ii) the principal of any debt securities of the series which have become due (other than amounts due solely because of the acceleration), (iii) interest upon overdue interest at the rate borne by (or prescribed therefor in) the securities of that series (to the extent that payment of this interest is lawful), and (iv) all sums paid or advanced by the trustee under the indenture and all amounts the issuer or the guarantors owe the trustee; and provided further that all other defaults with respect to the debt securities of that series have been cured or waived.
The trustee is not required under the indenture to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under the indenture, or in the exercise of any of its rights or powers, if the trustee has reasonable grounds for believing that repayment of the funds or adequate security or indemnity against such risk or liability is not reasonably assured to it.
Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:
•
you must give the trustee under the indenture written notice of a continuing event of default;

•
the holders of not less than 25% in principal amount of the outstanding debt securities of the series must make a written request that the trustee institute proceedings in respect of the event of default;

•
they or other holders must offer to the trustee security or indemnity satisfactory to the trustee against the costs, expenses and liabilities to be incurred in taking that action;

•
the trustee must not have taken action for 60 days after the above steps have been taken; and

•
during those 60 days, the holders of a majority in principal amount of the outstanding debt securities of the series must not have given the trustee directions that are inconsistent with the written request of the holders of not less than 25% in principal amount of the debt securities of the series.

Under the indenture, you are entitled, however, at any time to bring a lawsuit for the payment of money due on your security and not paid in full on or after its due date by the issuer or the guarantors.
Street name and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of the maturity of the debt securities.
Waiver of Default
The holders of not less than a majority in principal amount of the debt securities of any series may waive any default for the debt securities of the series, except for defaults which cannot be waived without the consent of each holder. If this happens, the default will be treated as if it had not occurred. No one can waive a payment default, however, without the approval of each holder of the affected series of securities.
Street name and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to waive a default.
Additional Terms of the Gerdau Trade Debt Securities
Unless otherwise specified in the applicable prospectus supplement, the Gerdau Trade debt securities will have the following additional basic terms.

Guaranty by Gerdau, Gerdau Açominas and Gerdau Aços Longos
Payments of amounts due by Gerdau Trade under the debt securities will be guaranteed by Gerdau, Gerdau Açominas and Gerdau Aços Longos. See “Description of the Guarantees.”
Regarding the Trustee
The Bank of New York Mellon will serve as the trustee of the debt securities under the indentures. The Bank of New York Mellon may from time to time have other business relationships with the issuer, the guarantors or their affiliates.
The indenture contains provisions for the indemnification of the trustee and for its relief from responsibility. The obligations of the trustee to any holder are subject to such immunities and rights as are set forth in the indenture.
Except during the continuance of an Event of Default, the trustee needs to perform only those duties that are specifically set forth in the indenture and no others, and no implied covenants or obligations will be read into the indenture against the trustee or the principal paying agent. In case an Event of Default has occurred and is continuing, the trustee shall exercise those rights and powers vested in it by the indenture, and use the same degree of care and skill in such exercise, as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. The permissive rights of the trustee to take or refrain from taking any action enumerated in the indenture will not be construed as an obligation or duty. No provision of the indenture will require the trustee or the principal paying agent to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties thereunder, or in the exercise of its rights or powers, unless it receives security or indemnity satisfactory to it against any loss, liability or expense.
The issuer and the guarantors and their respective Affiliates may from time to time enter into normal banking and trustee relationships with the trustee and its affiliates.
Governing Law, Waiver of Trial by Jury and Submission to Jurisdiction
The debt securities, the indenture and the guarantees will be governed by the laws of the State of New York and will provide for a waiver of the right to trial by jury.
The issuer and the guarantors will submit to the jurisdiction of the U.S. federal and New York State courts located in the Borough of Manhattan, City and State of New York for purposes of all legal actions and proceedings instituted in connection with the securities and the indenture. The issuer and the guarantors have appointed Cogency Global, Inc. as their authorized agent upon which process may be served in any such action.
Currency Indemnity
U.S. dollars are the sole currency of account and payment for all sums payable by the issuer and the guarantors under or in connection with the securities, including damages. Any amount received or recovered in a currency other than dollars (whether as a result of a judgment or the enforcement of a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of any of the issuer and the guarantors or otherwise) by any holder of a debt security in respect of any sum expressed to be due to it from any of the issuer and the guarantors will only constitute a discharge of such sum to the extent of the amount of U.S. dollars that the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so). If that U.S. dollar amount is less than the U.S. dollar amount expressed to be due to the recipient under any debt security, the issuer and the guarantors will jointly and severally indemnify such holder against any loss sustained by it as a result; and if the amount of U.S. dollars so purchased is greater than the sum originally due to such holder, such holder will, by accepting a debt security, be deemed to have agreed to repay such excess. In any event, the issuer and the guarantors will jointly and severally indemnify the recipient against the cost of making any such purchase.
For the purposes of the preceding paragraph, it will be sufficient for the holder of a debt security to certify in a satisfactory manner (indicating the sources of information used) that it would have suffered a loss had an actual purchase of U.S. dollars been made with the amount so received in that other currency on the date of receipt or recovery (or, if a purchase of U.S. dollars on such date had not been practicable, on the first date on which it would have been practicable, it being required that the need for a change of date be certified in the manner mentioned above). These indemnities constitute a separate and independent obligation from the other obligations of the issuer and the guarantors, will give rise to a separate and independent cause of action, will apply irrespective of any indulgence granted by any holder of a debt security and will continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any debt security.
Waiver of Immunities
To the extent that the issuer and the guarantors may in any jurisdiction claim for itself or its assets immunity from a suit, execution, attachment, whether in aid of execution, before judgment or otherwise, or other legal process in connection with and as set out in the indenture and the securities and to the extent that in any jurisdiction there may be immunity attributed to the issuer, the guarantors, the issuer’s assets or the guarantors’ assets, whether or not claimed, the issuer and the guarantors have irrevocably agreed for the benefit of the holders of the debt securities not to claim, and irrevocably waive, the immunity to the full extent permitted by law.
Certain Definitions
The following sets forth certain of the defined terms used in the indenture. Reference is made to the indentures for the full definition of all such terms, as well as any other terms used herein for which no definition is provided. Unless otherwise indicated by the context, the following terms will, for purposes of this “Description of the Debt Securities,” have the meanings ascribed to them below, whether used in singular or plural form.
“Advance Transaction” means an advance from a financial institution involving either (a) a foreign exchange contract (ACC — Adiantamento sobre Contrato de Câmbio) or (b) an export contract (ACE — Adiantamento sobre Cambiais Entregues).
“Affiliate” means, with respect to any specified Person, (i) any other Person which, directly or indirectly, is in control of, is controlled by or is under common control with such specified Person or (ii) any other Person who is a director or officer (a) of such specified Person, (b) of any Subsidiary of such specified Person or (c) of any Person described in clause (i) above. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
“Business Day” means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in The City of New York, São Paulo, Brazil, or Road Town, British Virgin Islands.
“Capital Stock” of any Person means any and all shares, interests (including partnership interests or limited partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated, whether voting or non-voting) such Person’s equity, including any preferred stock, but excluding any debt securities convertible into or exchangeable for such equity.
“Change of Control” means (1) any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, other than any Permitted Holders) is or becomes the “beneficial owner” (as such term is used in Rules 13d-3 under the Exchange Act), directly or indirectly, of more than 50.0% of the total voting power of the outstanding Voting Stock of Gerdau, including as a result of any merger or consolidation transaction including Gerdau or any of the other guarantors; or (2) Permitted Holders, directly or indirectly, cease to have the power to direct or cause the direction of the management and policies of Gerdau, whether through the ownership of voting securities, by contract or otherwise.
“Consolidated Total Assets” means the total amount of consolidated assets of Gerdau and its Subsidiaries prepared in accordance with IFRS, calculated after giving pro forma effect to any acquisition or disposition of Persons, divisions, lines of businesses, operations or assets by Gerdau and its subsidiaries subsequent to such date and on or prior to the date of determination.
“Debt” means, with respect to any Person, without duplication:
(a)   the principal of and premium, if any, in respect of (i) indebtedness of such Person for borrowed money and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;
(b)   all Finance Lease Obligations of such Person;
(c)   all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable or other short-term obligations to suppliers payable within 180 days, in each case arising in the ordinary course of business);
(d)   all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (a) through (c) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);
(e)   all Hedging Obligations of such Person;
(f)   all obligations of the type referred to in clauses (a) through (d) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any guarantee (other than obligations of other Persons that are customers or suppliers of such Person for which such Person is or becomes so responsible or liable in the ordinary course of business to (but only to) the extent that such Person does not, or is not required to, make payment in respect thereof);
(g)   all obligations of the type referred to in clauses (a) through (e) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured; and
(h)   any other obligations of such Person which are required to be, or are in such Person’s financial statements, recorded or treated as debt under IFRS.
“Designated Affiliate” means, at any time, one or more Persons (including, without limitation, a guarantor) designated by the issuer to be the purchaser of debt securities under an Offer to Purchase.
“Finance Lease Obligations” means, with respect to any Person, any obligation which is required to be classified and accounted for as a finance lease on the face of a balance sheet of such Person prepared in accordance with IFRS; the amount of such obligation will be the capitalized amount thereof, determined in accordance with IFRS; and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.
“Fitch” means Fitch Ratings, Inc., and any successor to its rating agency business.
“Gerdau Johannpeter Family” includes Frederico Gerdau Johannpeter, Germano Gerdau Johannpeter, Jorge Gerdau Johannpeter and Klaus Gerdau Johannpeter, together with their respective spouses, lineal descendants and heirs or trusts that are exclusively for the benefit of any of the foregoing (provided that any of the foregoing has the right to control such trust).
“Hedging Obligations” means, with respect to any Person, the obligations of such Person pursuant to any interest rate swap agreement, foreign currency exchange agreement, interest rate collar agreement, option or futures contract or other similar agreement or arrangement designed to protect such Person against changes in interest rates or foreign exchange rates.
“IFRS” means International Financial Reporting Standards as adopted by the International Accounting Standards Board (“IASB”), as in effect from time to time.
“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.
“Permitted Holders” means any or all of the following:
(1)   any member of the Gerdau Johannpeter Family or any Affiliate or Affiliates of any of the foregoing; and
(2)   any Person the Voting Stock of which (or in the case of a trust, the beneficial interests in which) is owned at least 51%, directly or indirectly, by Persons specified in clause (1).
“OECD” means the Organization for Economic Co-operation and Development.
“Person” means any individual, corporation, company, association, partnership, limited liability company, joint venture, trust, unincorporated association, governmental authority or any agency, department or political subdivision thereof or any other entity of whatever nature.
“Property” means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person.
“Rating Agency” means each of (1) S&P, (2) Moody’s and (3) Fitch, or their respective successors.
“Rating Decline” means that at any time within 90 days (which period shall be extended so long as the rating of the debt securities is under publicly announced consideration for possible downgrade by any Rating Agency) after the date of public notice of a Change of Control, or of Gerdau’s publicly declared intention or that of any Person or entity to effect a Change of Control, (1) in the event a series of debt securities is assigned an investment grade rating by at least two of the Rating Agencies prior to such public notice, the rating assigned to such series of debt securities by any two or more of the Rating Agencies is below an investment grade rating; or (2) in the event a series of debt securities is not assigned an investment grade rating by at least two of the Rating Agencies prior to such public notice, the rating assigned to such series of debt securities by at least two of the Rating Agencies is decreased by one or more categories (i.e., notches); provided that there shall be no Rating Decline to the extent the debt securities of such series continue to have an investment grade rating by at least one of the Ratings Agencies; and provided, further, that, in each case, any such Rating Decline is expressly stated by the applicable Rating Agency to have been the direct or indirect result of a Change of Control.
“Restricted Subsidiaries” means any Subsidiary of Gerdau, including the issuer, other than Gerdau Ameristeel Corporation, any of their subsidiaries and any other Person in which they have an equity interest.
“S&P” means S&P Global Ratings, a division of S&P Global Inc., and any successor to its rating agency business.
“Significant Subsidiary” means any Subsidiary of Gerdau which at the time of determination either (i) had assets which, as of the date of Gerdau’s most recent quarterly consolidated balance sheet, constituted at least 10% of Gerdau’s total assets on a consolidated basis as of such date, or (ii) had revenues for the 12 month period ending on the date of Gerdau’s most recent quarterly consolidated statement of income which constituted at least 10% of Gerdau’s total revenues on a consolidated basis for such period.
“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency, unless such contingency has occurred).
“Subsidiary” means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (a) Gerdau, (b) Gerdau and one or more Subsidiaries (including the Issuer) or (c) one or more Subsidiaries.
“Voting Stock” of any Person means Capital Stock in such Person having power to vote for the election of directors, managers or trustees or similar officials of such Person or otherwise voting with respect to actions of such Person (other than such Capital Stock having such power only by reason of the happening of a contingency).

DESCRIPTION OF THE GUARANTEES
The following description of the terms and provisions of the guarantees summarizes the general terms that will apply to each guarantee that we deliver in connection with an issuance of securities by Gerdau Trade. When Gerdau Trade sells a series of debt securities, each of the guarantors will execute and deliver a guarantee of that series of securities under the indenture. This summary is subject to, and qualified in its entirety by reference to, the provisions of such guarantee.
Pursuant to any guarantee, the guarantors will irrevocably and unconditionally agree, upon the failure of Gerdau Trade to make the required payments under the applicable series of debt securities and the indenture, to make any required payment and to indemnify you for unpaid claims against Gerdau Trade, whether those claims are in respect of principal, interest or any other amounts. The amount to be paid by the guarantors under the guarantee will be an amount equal to the amount of those claims plus interest and any applicable premium and additional amounts thereon from the date Gerdau Trade was otherwise obligated to make its payments under the indenture to the date the guarantors actually make payment under the guarantee. Each of the guarantors will be obligated to make these payments by the expiration of any applicable grace periods under the indenture and the applicable terms of the securities. The guarantors may have the right to defer its obligation under the guarantee to make payments under certain circumstances described in the applicable prospectus supplement.
A guarantee may include certain covenants and other provisions relating to the guarantors. The description of the applicable guarantee in the prospectus supplement will summarize the material provisions thereof and reference will be made to the guarantee.

PLAN OF DISTRIBUTION
At the time of offering any securities, we will supplement the following summary of the plan of distribution with a description of the offering, including the particular terms and conditions thereof, set forth in a prospectus supplement relating to those securities.
Each prospectus supplement with respect to a series of securities will set forth the terms of the offering of those securities, including the name or names of any underwriters or agents, the price of such securities and the net proceeds to us from such sale, any underwriting discounts, commissions or other items constituting underwriters’ or agents’ compensation, any discount or concessions allowed or reallowed or paid to dealers and any securities exchanges on which those securities may be listed.
We may sell the securities from time to time in their initial offering as follows:
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through agents;

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to dealers or underwriters for resale;

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directly to purchasers; or

•
through a combination of any of these methods of sale.

In some cases, we or dealers acting with us or on our behalf may also purchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.
The securities distributed by any of these methods may be sold to the public, in one or more transactions, either:
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at a fixed price or prices, which may be changed;

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at market prices prevailing at the time of sale;

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at prices related to prevailing market prices; or

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at negotiated prices.

We may solicit offers to purchase securities directly from the public from time to time. We may also designate agents from time to time to solicit offers to purchase securities from the public on our behalf. The prospectus supplement relating to any particular offering of securities will name any agents designated to solicit offers, and will include information about any commissions we may pay the agents, in that offering. Agents may be deemed to be “underwriters” as that term is defined in the Securities Act.
From time to time, we may sell securities to one or more dealers acting as principals. The dealers, who may be deemed to be “underwriters” as that term is defined in the Securities Act, may then resell those securities to the public.
We may sell securities from time to time to one or more underwriters, who would purchase the securities as principal for resale to the public, either on a firm-commitment or best-efforts basis. If we sell securities to underwriters, we may execute an underwriting agreement with them at the time of sale and will name them in the applicable prospectus supplement. In connection with those sales, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agents. Underwriters may resell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers for whom they may act as agents. The applicable prospectus supplement will include any required information about underwriting compensation we pay to underwriters, and any discounts, concessions or commissions underwriters allow to participating dealers, in connection with an offering of securities.

If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.
We may authorize underwriters, dealers and agents to solicit from third parties offers to purchase securities under contracts providing for payment and delivery on future dates. The applicable prospectus supplement will describe the material terms of these contracts, including any conditions to the purchasers’ obligations, and will include any required information about commissions we may pay for soliciting these contracts.
Underwriters, dealers, agents and other persons may be entitled, under agreements that they may enter into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act.
Unless otherwise indicated in the prospectus supplement for a particular offering of securities, each series of securities will be a new issue, and there will be no established trading market for any security prior to its original issue date. We may or may not list any particular series of securities on a securities exchange or quotation system. No assurance can be given as to the liquidity or trading market for any of the securities.

LEGAL MATTERS
Unless otherwise specified in the applicable prospectus supplement, Milbank LLP will provide an opinion regarding the validity of the securities under New York state and U.S. federal law and Tauil & Chequer Advogados in association with Mayer Brown LLP will provide an opinion regarding certain legal matters under Brazilian law relating to the guarantees, if applicable, of Gerdau, Gerdau Açominas and Gerdau Aços Longos. Maples and Calder will provide an opinion regarding legal matters under British Virgin Islands law relating to the debt securities of Gerdau Trade.

EXPERTS
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2024 have been so incorporated in reliance on the report of PricewaterhouseCoopers Auditores Independentes Ltda., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form F-3 under the Securities Act relating to the securities offered by this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information pertaining to us we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. Statements contained or incorporated by reference in this prospectus regarding the contents of any contract or other document are not necessarily complete, and, where the contract or other document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.
We are an SEC registrant subject to the information requirements of the Exchange Act, and accordingly, file with, or furnish to, the SEC certain reports and other information. As a foreign private issuer, these reports and other information (including financial information) may be prepared in accordance with the disclosure requirements of Brazil, which differ from those in the United States. You may read and copy any document we file with or furnish to the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-888-SEC-0330 for further information on the public reference room. Such documents are also available to the public from the SEC’s website at www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and certain later information that we file with the SEC will automatically update and supersede earlier information filed with the SEC or included in this prospectus or a prospectus supplement. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the securities, contained in the documents that we incorporate by reference in this prospectus. We incorporate by reference the following documents:
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exhibit 99.1 to our report on Form 6-K, furnished to the SEC on April 29, 2025 (File No. 001-14878), containing our unaudited condensed consolidated interim financial statements as of March 31, 2025 and for the three-month periods ended March 31, 2025 and 2024 (our “First Quarter 6-K”);

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our report on Form 6-K, furnished to the SEC on June 3, 2025 (File No. 001-14878), containing a discussion and analysis of our results of operations and financial condition for the three-month periods ended March 31, 2025 and 2024 (our “First Quarter MD&A 6-K”);

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our annual report on Form 20-F for the year ended December 31, 2024, filed with the SEC on March 14, 2025 (File No. 001-14878), containing our audited consolidated financial statements as of December 31, 2024 and 2023 and for the years ended December 31, 2024, 2023 and 2022;

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any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference in this prospectus; and

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any future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus.

You may request a copy of any document that has been incorporated by reference to this registration statement and has not been delivered with this prospectus, at no cost, by writing or telephoning Gerdau S.A. at: Av. Dra. Ruth Cardoso, 8501, 8th floor, ZIP Code 05425-070, city of São Paulo, state of São Paulo, Brazil, telephone +55-11-3094-4101, e-mail: tesouraria@gerdau.com.br, or by contacting the trustee at the address indicated on the inside back cover of this prospectus. To ensure timely delivery, investors must request this information no later than five business days before the date they must make their investment decision.
Any statement contained in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute part of this prospectus.

GERDAU TRADE INC.
US$
    % Notes due
Fully, unconditionally and irrevocably guaranteed by
GERDAU S.A.
GERDAU AÇOMINAS S.A.
GERDAU AÇOS LONGOS S.A.

PROSPECTUS SUPPLEMENT

Global Coordinators & Joint Book-Running Managers
BofA SecuritiesGoldman Sachs & Co. LLCJ.P. MorganMorgan Stanley
Joint Book-Running Managers
BBVABNP PARIBASBTG PactualCitigroup Mizuho Santander

           , 2025